UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

FPL Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2009 Annual Meeting

and Proxy Statement

YOUR VOTE IS IMPORTANT

PLEASE SUBMIT YOUR PROXY PROMPTLY

FPL Group, Inc.

P.O. Box 14000

700 Universe Boulevard

Juno Beach, Florida 33408-0420

Notice of Annual Meeting of Shareholders

May 22, 2009

The Annual Meeting of Shareholders of FPL Group, Inc. (“FPL Group”) will be held in the Juno Beach Auditorium at FPL Group’s offices at 700 Universe Boulevard, Juno Beach, Florida at 10:00 a.m. on Friday, May 22, 2009, to consider and act upon the following items of business:

1.	Election as directors of the nominees specified in the accompanying proxy statement.

2.	Ratification of appointment of Deloitte & Touche LLP as FPL Group’s independent registered public accounting firm for 2009.

3.	Approval of the material terms under the FPL Group, Inc. Amended and Restated Long Term Incentive Plan for payment of performance-based compensation as required by Internal Revenue Code section 162(m).

4.	Such other business as may properly be brought before the annual meeting or any adjournment or postponement of the annual meeting.

The proxy statement more fully describes these items. FPL Group has not received notice of other matters that may properly be presented at the annual meeting.

The record date for shareholders entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement of the annual meeting is March 23, 2009.

Admittance to the annual meeting will be limited to shareholders. For the safety of attendees, all boxes, handbags and briefcases are subject to inspection. Cameras (including cell phones with photographic capabilities), recording devices and other electronic devices are not permitted at the meeting.

Please submit your proxy or voting instructions by telephone or on the Internet promptly by following the instructions on your proxy/confidential voting instruction card so that your shares can be voted, regardless of whether you expect to attend the annual meeting. Alternatively, you may mark, date, sign and return the enclosed proxy/confidential voting instruction card. If you attend, you may withdraw your proxy and vote in person.

By order of the Board of Directors.

Alissa E. Ballot
Vice President & Corporate Secretary

Juno Beach, Florida

April 6, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDER MEETING TO BE HELD ON MAY 22, 2009

The proxy statement and annual report to security holders are available at

www.fplgroup.com/proxy.shtml

Page
ABOUT THE ANNUAL MEETING	1
BUSINESS OF THE ANNUAL MEETING	6
• Proposal 1: Election as directors of the nominees specified in this proxy statement	6
• Proposal 2: Ratification of appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2009	9
• Proposal 3: Approval of the material terms under the FPL Group, Inc. Amended and Restated Long Term Incentive Plan for payment of performance-based compensation as required by Internal Revenue Code section 162(m)	10
INFORMATION ABOUT FPL GROUP AND MANAGEMENT	22
Common Stock Ownership of Certain Beneficial Owners and Management	22
Section 16(a) Beneficial Ownership Reporting Compliance	24
CORPORATE GOVERNANCE AND BOARD MATTERS	24
Corporate Governance Principles & Guidelines/Code of Ethics	24
Director Resignation Policy	24
Director Independence	25
Director Meetings and Attendance	26
Executive Sessions of Non-Management Directors	26
Committees	26
Consideration of Director Nominees	31
Communications with the Board	33
Policy Regarding Transactions with Related Persons	33
AUDIT-RELATED MATTERS	34
Audit Committee Report	34
Fees Paid to Deloitte & Touche LLP	36
Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm	36
EXECUTIVE COMPENSATION	37
Compensation Discussion & Analysis	37
Compensation Committee Report	59
Table 1a: Summary Compensation Table	60
Table 2: 2008 Grants of Plan-Based Awards	66
Table 3: 2008 Outstanding Equity Awards at Fiscal Year End	71
Table 4: 2008 Options Exercises and Stock Vested	75
Table 5: Pension Benefits	76
Table 6: Nonqualified Deferred Compensation	78
Potential Payments Upon Termination or Change in Control	81
DIRECTOR COMPENSATION	90
SHAREHOLDER PROPOSALS	92
NO INCORPORATION BY REFERENCE	92
SHAREHOLDER ACCOUNT MAINTENANCE	92
Appendix A: FPL Group, Inc. Amended and Restated Long Term Incentive Plan	A-1

FPL GROUP, INC.

Annual Meeting of Shareholders

May 22, 2009

PROXY STATEMENT

This proxy statement contains information related to the solicitation of proxies by the Board of Directors of FPL Group, Inc., a Florida corporation (“FPL Group,” the “Company,” “we,” “us” or “our”), in connection with the annual meeting of FPL Group’s shareholders to be held on Friday, May 22, 2009, beginning at 10:00 a.m., in the Juno Beach Auditorium at FPL Group’s offices at 700 Universe Boulevard, Juno Beach, Florida and at any postponements or adjournments of the annual meeting. This notice of annual meeting, proxy statement and form of proxy are being mailed and made available electronically starting on or about April 6, 2009.

ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters outlined in the notice of annual meeting of shareholders, including the election as directors of the nominees specified in this proxy statement, ratification of the appointment of the Company’s independent registered public accounting firm for 2009, and approval of the material terms under the FPL Group, Inc. Amended and Restated Long Term Incentive Plan (“LTIP”) for payment of performance-based compensation as required by Internal Revenue Code section 162(m). In addition, management will report on the performance of the Company and respond to questions from shareholders.

Who can attend the annual meeting?

Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the annual meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m. If you plan to attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Invited representatives of the media and financial community may also attend the annual meeting.

You will need an admission ticket or proof of ownership of FPL Group common stock to enter the annual meeting. An admission ticket is attached to your proxy/confidential voting instruction card if you hold shares directly in your name as a shareholder of record or if you are a participant in any of FPL Group’s Employee Retirement Savings Plans. If you plan to attend the annual meeting, please submit your proxy but keep the admission ticket and bring it with you to the meeting. If you have received your proxy statement by electronic delivery, you can request an admission ticket by calling the Coordinator, Shareholder Services, at 561-694-4694.

If your shares are registered or held in the name of your broker or bank or other nominee, your shares are held in “street name.” Please note that, if you hold your shares in “street name,” you will need to bring proof that you were a “street name” owner of shares of FPL Group common stock as of the record date, such as a copy of a bank or brokerage statement, and check in at the registration desk at the meeting.

Will the annual meeting be webcast?

Our annual meeting will be webcast (audio only) on May 22, 2009. If you do not attend the annual meeting, you are invited to visit www.fplgroup.com at 10 a.m., Eastern time, on May 22, 2009 to access the webcast of the meeting. You will not be able to vote your shares via the webcast. A replay of the webcast also will be available on our website through the first week of June 2009.

Who is entitled to vote at the annual meeting?

Only FPL Group shareholders at the close of business on March 23, 2009, the record date for the annual meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting or any adjournments or postponements of the annual meeting.

What are the voting rights of the holders of the Company’s common stock?

Each outstanding share of FPL Group common stock, par value $.01 per share, will be entitled to one vote on each matter properly brought before the annual meeting.

What constitutes a quorum?

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of FPL Group common stock issued and outstanding on the record date will constitute a quorum, permitting the business of the meeting to be conducted.

As of the record date, 410,788,460 shares of FPL Group common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 205,394,231 shares will be required to establish a quorum.

In determining the presence of a quorum at the annual meeting, abstentions in person, proxies received but marked as abstentions as to any or all matters to be voted on, and proxies received with broker non-votes on some but not all matters to be voted on, are counted as present.

A broker “non-vote” occurs when a broker, bank or other holder of record that holds shares for a beneficial owner (“broker”) does not vote on a particular proposal because the broker has not received voting instructions from the beneficial owner and does not have discretionary voting power for that particular proposal. Brokers may vote on the election of directors and ratification of the appointment of the independent registered public accounting firm even if they have not received instructions from the beneficial owner. However, brokers may not vote on the proposal to approve the material terms under the LTIP for payment of performance-based compensation unless they have received voting instructions from the beneficial owner. See the response to “What vote is required on the matters proposed?” below for a discussion of the effect of broker non-votes on this proposal.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered directly in your name with FPL Group’s transfer agent, Computershare Investor Services, LLC, you are considered, with respect to those shares, the “shareholder of record.” The notice of annual meeting, proxy statement, annual report and proxy card have been sent directly to you by or on behalf of FPL Group.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.” The notice of annual meeting, proxy statement, annual report and voting instruction form have been forwarded to you by or on behalf of your broker, who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote your shares by using the voting instruction form the broker sent to you or by following the broker’s instructions for submitting your voting instructions by telephone or on the Internet.

How do I submit my proxy or voting instructions?

On the Internet, by telephone or by mail

Most shareholders can submit their proxy or voting instructions by using one of the following three methods:

•	By Internet—You can vote on the Internet by following the instructions on your proxy/confidential voting instruction card or the voting instructions provided by your broker.

•

By Telephone—In the United States and Canada you can vote by telephone by following the instructions on your proxy/confidential voting instruction card or the voting instructions provided by your broker.

•

By Mail—You can vote by mail by completing, signing and dating the enclosed proxy/confidential voting instruction card or the voting instruction form provided by your broker and returning it in the envelope provided.

Please see your proxy/confidential voting instruction card or the information your broker provided to you for more information on these options. FPL Group’s proxy tabulator, Broadridge Investor Communications Solutions, Inc., must receive any proxy/confidential voting instruction card that will not be delivered in person at the annual meeting, or any vote on the Internet or by telephone, by 11:59 p.m., Eastern time, on Thursday, May 21, 2009.

If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named as proxies in the proxy card will vote the shares represented by that proxy as recommended by the Board of Directors.

In person at the annual meeting

All shareholders may vote in person at the annual meeting. However, if you are a beneficial owner of shares, you must obtain a legal proxy from your broker and present it to the inspector of election with your ballot to be able to vote at the annual meeting.

Your vote is important. You can save us the expense of a second mailing by submitting your proxy or voting instructions promptly.

Can I change my vote after I return my proxy/confidential voting instruction card or voting instructions or submit my proxy or voting instructions by telephone or using the Internet?

Yes.

If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Corporate Secretary of the Company;

•	timely delivery of a valid, later-dated proxy or later-dated voting instructions by telephone or through the Internet; or

•	voting by ballot at the annual meeting, although please note that attendance at the meeting will not by itself revoke a previously granted proxy.

You may change your proxy by using any one of these methods regardless of the method you previously used to submit your proxy.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker. You may also vote in person at the annual meeting if you obtain a legal proxy as described in the answer to the previous question.

All shares for which proxies have been properly submitted and not revoked will be voted at the annual meeting.

How do I vote my Employee Retirement Savings Plan (401(k)) shares?

If you participate in any of our Employee Retirement Savings Plans (the “plans”), you may give voting instructions to Fidelity Management Trust Company, as trustee of the plans (“Trustee”). If you are a non-bargaining FPL Group employee, or a bargaining unit employee outside the state of Florida, you may give your voting instructions to the Trustee by following the instructions you received in an e-mail sent to your work e-mail address (unless you opted to the contrary). If you are a Florida Power & Light Company (“Florida Power & Light”) bargaining unit employee in Florida, or a participant in the plans who is not a current employee of FPL Group or its subsidiaries, or if you opted out of e-mail delivery, you may give your voting instructions to the Trustee through the Internet or by telephone by following the instructions on your proxy/confidential voting instruction card, or you may give your voting instruction to the Trustee by mail by completing and returning the proxy/confidential voting instruction card accompanying this proxy statement.

Your instructions will tell the Trustee how to vote the number of shares of common stock in the plans reflecting your proportionate interest in the FPL Group Stock Fund and the FPL Group Leveraged ESOP Fund. You have this right because the plans deem you to be a “named fiduciary” of the shares of common stock allocated to your account for voting purposes. Your instructions will also determine the vote of a proportionate number of shares of common stock in the Leveraged ESOP Fund which are not yet allocated to participants. If you do not give the Trustee voting instructions, the number of shares reflecting your proportionate interest in the FPL Group Stock Fund and the FPL Group Leveraged ESOP Fund will not be voted, but your proportionate share of the unallocated FPL Group Leveraged ESOP Fund shares will be voted by the Trustee in the same manner as it votes unallocated shares for which instructions are received. The Trustee will vote your shares in accordance with your duly executed instructions received by 1 a.m., Eastern time, on May 20, 2009.

You may also revoke previously given voting instructions by 1 a.m., Eastern time, on May 20, 2009, by filing written notice of revocation with the Trustee or by giving new voting instructions in any of the ways described above. The Trustee will follow the last timely voting instructions which it receives from you. Your voting instructions will be kept confidential by the Trustee.

What is “householding” and how does it affect me?

FPL Group has adopted a procedure approved by the Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Company’s notice of annual meeting, proxy statement and annual report, unless one or more of these shareholders notifies the Company that they wish to continue receiving individual copies. This procedure will reduce FPL Group’s printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the notice of annual meeting, proxy statement and annual report, or if you hold shares in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact us in writing at FPL Group, Shareholder Services, P.O. Box 14000, 700 Universe Blvd., Juno Beach, Florida, 33408-0420 or by calling 1-800-222-4511.

If you participate in householding and wish to receive a separate copy of this notice of annual meeting, proxy statement and annual report, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact FPL Group as indicated above.

Beneficial owners can request information about householding from their banks, brokers or other holders of record.

What are the Board’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxies on the proxy card will vote in accordance with the recommendations of FPL Group’s Board of Directors (“Board”). The Board’s recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR the election as directors of the nominees specified in this proxy statement. (See Proposal 1)

•	FOR ratification of appointment of Deloitte & Touche LLP as FPL Group’s independent registered public accounting firm for 2009. (See Proposal 2)

•	FOR approval of the material terms under the LTIP for payment of performance-based compensation as required by Internal Revenue Code section 162(m). (See Proposal 3)

•	In accordance with the discretion of the persons acting under the proxy concerning such other business as may properly be brought before the annual meeting or any adjournment or postponement thereof.

What vote is required on the matters proposed?

•

Election as directors of the nominees specified in this proxy statement—The affirmative vote of a majority of the total number of shares represented at the meeting and entitled to vote (a “Majority Vote”) is required. Since brokers are permitted under New York Stock Exchange (“NYSE”) rules to vote your shares on the election of directors even if the broker does not receive voting instructions from you, there are not expected to be broker non-votes on this proposal. Each abstention or vote to withhold has the same effect as a vote against a nominee. See Director Resignation Policy in the section entitled Corporate Governance and Board Matters for information about FPL Group’s policy if a director fails to receive the required Majority Vote.

•

Ratification of appointment of independent registered public accounting firm—A Majority Vote is required. Since brokers are permitted under NYSE rules to vote your shares on this proposal even if the broker does not receive voting instructions from you, there are not expected to be broker non-votes on this proposal. Each abstention has the same effect as a vote against ratification.

•

Approval of the material terms under the LTIP for payment of performance-based compensation—A Majority Vote is required. In addition, in order for some of the compensation paid under the LTIP to certain officers to be deductible for federal income tax purposes, Internal Revenue Service (“IRS”) regulations require that the proposal receive the approval of a majority of the votes cast, including abstentions. Abstentions will therefore have the same effect as a vote against the proposal. Brokers are not permitted under NYSE rules to vote your shares on this proposal if the broker does not receive voting instructions from you. Since broker non-votes will not be counted as participating in the voting and are not votes cast, they will have no legal effect on this proposal.

Who pays for the solicitation of proxies?

FPL Group is soliciting proxies, and it will bear the expense of solicitation. Proxies will be solicited principally by mail, but directors, officers and regular employees of FPL Group or its subsidiaries may solicit proxies personally, or by telephone or by electronic media, but without compensation other than their regular compensation. FPL Group has retained Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies, for which it will be paid a fee of $7,500 plus out-of-pocket expenses. FPL Group will reimburse custodians, nominees and other persons for their out-of-pocket expenses in sending proxy materials to beneficial owners.

Could other matters be decided at the annual meeting?

At the date this proxy statement went to press, the Board did not know of any matters to be raised at the annual meeting other than those referred to in this proxy statement and does not intend to bring before the meeting any matter other than the proposals described in this proxy statement. If, however, other matters are properly brought before the annual meeting, or any adjourned or postponed meeting, your proxies include discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their discretion, including to adjourn or postpone the annual meeting.

Can I access the notice of annual meeting, proxy statement and annual report on the Internet?

The notice of annual meeting, proxy statement and annual report may be viewed online at www.fplgroup.com/proxy.shtml.

BUSINESS OF THE ANNUAL MEETING

Proposal 1: Election as directors of the nominees specified in this proxy statement

The Board is currently comprised of twelve members. Each of the members is standing for election at the meeting.

Listed below are the twelve nominees for election as directors, their principal occupations and certain other information regarding them. Unless otherwise noted, each director has held his or her present position continuously for five years or more and his or her employment history is uninterrupted. Directors serve until the next annual meeting of shareholders or until their respective successors are elected and qualified. Unless you specify otherwise in your proxy, your proxy will be voted FOR the election of the listed nominees.

Sherry S. Barrat	Mrs. Barrat, 59, is president of Personal Financial Services for The Northern Trust Company, a banking corporation headquartered in Chicago, Illinois. Mrs. Barrat is a member of Northern Trust’s Management Committee. Prior to being appointed to her current office in January 2006, Mrs. Barrat served as chairman and chief executive officer of Northern Trust Bank of California, N.A., from 1999 through 2005, and as president of Northern Trust Bank of Florida’s Palm Beach Region from 1992 through 1998. Mrs. Barrat joined Northern Trust in 1990 in Miami. Mrs. Barrat has been a director of FPL Group since 1998.

Mr. Beall, 65, is chairman of Beall’s, Inc., the parent company of Beall’s Department Stores, Inc., and Beall’s Outlet Stores, Inc., which operate retail stores located from Florida to California. Until August 2006, he was also chief executive officer of Beall’s, Inc. Mr. Beall is a director of SunTrust Banks, Inc., Blue Cross/Blue Shield of Florida and the National Retail Federation. He is also past chairman of the Florida Chamber of Commerce. Mr. Beall has been a director of FPL Group since 1989.

Robert M. Beall, II

J. Hyatt Brown	Mr. Brown, 71, is chairman of the board and chief executive officer of Brown & Brown, Inc., an insurance broker based in Daytona Beach and Tampa, Florida. He has announced his transition from chief executive officer to non-executive chairman of Brown & Brown, Inc. effective July 2009. He is also a director of Rock-Tenn Company and International Speedway Corporation. Mr. Brown is a former member of the Florida House of Representatives and served as Speaker of the House from 1978 to 1980. He is a member and past chairman of the Board of Trustees of Stetson University. Mr. Brown has been a director of FPL Group since 1989.

Mr. Camaren, 54, is a private investor. Until May 2006, he was chairman and chief executive officer of Utilities, Inc. Utilities, Inc. was one of the largest investor-owned water utilities in the United States until March 2002, when it was acquired by Nuon, a Dutch company, which subsequently sold Utilities, Inc. in April 2006. He joined Utilities, Inc. in 1987 and served successively as vice president of business development, executive vice president, and vice chairman, becoming chairman and chief executive officer in 1996. Mr. Camaren has been a director of FPL Group since 2002.

James L. Camaren

J. Brian Ferguson	Mr. Ferguson, 54, is chairman and chief executive officer of Eastman Chemical
Company (“Eastman”), a global chemical company engaged in the manufacture and sale of a broad portfolio of chemicals, plastics and fibers. Mr. Ferguson plans to retire as chief executive officer of Eastman in May 2009, but to continue to serve as executive chairman of that company through 2010. Prior to becoming chairman and chief executive officer of Eastman in January 2002, Mr. Ferguson served as president of Eastman’s Chemicals Group, where he had direct responsibility for all chemicals-based business organizations, as well as the manufacturing, sales, pricing and product management, technology and geographical aspects of the business group. He joined Eastman in 1977 and led several of its businesses in the U.S. and Asia. Mr. Ferguson is a director of the
American Chemistry Council. Mr. Ferguson has been a director of FPL Group since 2005.

Lewis Hay, III	Mr. Hay, 53, is the chairman and chief executive officer of FPL Group, having relinquished the title of president in December 2006. He became a director, president and chief executive officer of FPL Group in June 2001, and chairman of FPL Group and chairman and chief executive officer of Florida Power & Light Company in January 2002. Mr. Hay relinquished the title of chief executive officer of Florida Power & Light Company in July 2008. He joined FPL Group in 1999 as vice president, finance and chief financial officer. From March 2000 until December 2001 he served as president of FPL Group’s competitive energy subsidiary, NextEra Energy Resources, LLC (formerly known as FPL Energy, LLC). He is a director of Capital One Financial Corporation and Harris Corporation, as well as FPL Group’s subsidiary, Florida Power & Light Company.

Toni Jennings	Ms. Jennings, 59, has since 2007 been the chairman of the board of Jack Jennings & Sons, Inc., a family-owned construction business which provides general contractor, construction manager and design builder services. She served as the Lieutenant Governor of the State of Florida from March 2003 through December 2006. Prior to serving in that role, she was a member of the Florida Senate from 1980 until 2000, including two consecutive terms as Senate President, and a member of the Florida House of Representatives from 1976 until 1980. From 1983 until she became Lieutenant Governor, she also served as president of Jack Jennings & Sons. Ms. Jennings is a director of Brown & Brown, Inc. and the Nemours Foundation and a trustee of Rollins College. She has been a director of FPL Group since 2007.

Oliver D. Kingsley, Jr.	Mr. Kingsley, 66, is retired, and currently serves as Associate Dean for Special Projects at the Samuel Ginn College of Engineering at Auburn University. Prior to his retirement, Mr. Kingsley served from February 2002 to November 2004 as president and chief operating officer of Exelon Corporation, an integrated utility company, and as president and chief executive officer of Exelon’s subsidiary, Exelon Generation. Prior thereto, Mr. Kingsley served as president and chief nuclear officer of Exelon Nuclear from October 2000 to February 2002. Mr. Kingsley is a director of McDermott International, Inc. and has been a director of FPL Group since 2007.

Rudy E. Schupp	Mr. Schupp, 58, has been the president and chief executive officer, and a director, of 1st United Bank, a banking corporation located in Boca Raton, Florida, and chief executive officer and a director of its parent company, 1st United Bancorp, Inc., since mid-2003. He was the chairman, president and chief executive officer of Republic Security Bank in West Palm Beach, Florida from 1984 until March 2001, and the chairman, president and chief executive officer of its parent company, Republic Security Financial Corporation (“RSFC”), from 1985 until March 2001, when RSFC was acquired by Wachovia Corporation. Following the acquisition, he served as Chairman of Florida Banking of Wachovia Bank, N.A. until December 2001. In March 2002, Mr. Schupp became a managing director of Ryan Beck & Co., an investment banking and brokerage company, a position he held until March 2003. He is a director of the Federal Reserve Bank of Atlanta, a director (and the former chairman) of the Business Development Board of Palm Beach County and a former president of the Florida Bankers Association. Mr. Schupp has been a director of FPL Group since 2005.

Michael H. Thaman	Mr. Thaman, 45, has been president and chief executive officer of Owens Corning, a world leader in building materials systems and composite systems, since December 2007, and has been its chairman since April 2002. Prior to becoming president and chief executive officer, Mr. Thaman had served as senior vice president and chief financial officer of Owens Corning since April 2000. Mr. Thaman joined Owens Corning in August 1992 as director, corporate development, and has held other positions with it since that time. Mr. Thaman has been a director of FPL Group since 2003.

Hansel E. Tookes, II	Mr. Tookes, 61, retired from Raytheon Company, a company engaged in defense and government electronics, space and airborne systems, information technology, technical services and business and special mission aircraft, in December 2002. He joined Raytheon in 1999 as president and chief operating officer of Raytheon Aircraft Company, was appointed chairman and chief executive officer of Raytheon Aircraft Company in 2000, and became president of Raytheon International in 2001. From 1980 until joining Raytheon, Mr. Tookes held a variety of leadership positions with United Technologies Corporation, including serving as president of Pratt & Whitney’s Large Military Engines Group. He is a director of Corning Incorporated, Harris Corporation, BBA Aviation PLC and Ryder System, Inc. Mr. Tookes has been a director of FPL Group since 2005.

Paul R. Tregurtha	Mr. Tregurtha, 73, is chairman and chief executive officer of Moran Transportation Company, a tug and marine transportation services enterprise, and of Mormac Marine Group, Inc., a maritime company. He is also vice chairman of Interlake Steamship Company and Lakes Shipping Company. Mr. Tregurtha previously served as chairman, chief executive officer, president and chief operating officer of Moore McCormack Resources, Inc., a natural resources and water transportation company. He has been a director of FPL Group since 1989.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION

OF ALL NOMINEES.

Proposal 2: Ratification of appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2009

In accordance with the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Audit Committee of the Board appoints the Company’s independent registered public accounting firm. It has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the accounts of FPL Group and its subsidiaries, as well as to provide its opinion on the effectiveness of the Company’s internal control over financial reporting, for the fiscal year ending December 31, 2009. Although ratification is not required by FPL Group’s Bylaws or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to shareholders as a matter of good corporate practice. If the shareholders do not ratify the appointment, it will be reconsidered by the Audit Committee. Additional information on audit-related matters may be found beginning on page 34 of this proxy statement.

Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have an opportunity to make a statement and to respond to appropriate questions raised at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF

APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009.

Proposal 3: Approval of the material terms under the FPL Group, Inc. Amended and Restated Long Term Incentive Plan for payment of performance-based compensation as required by Internal Revenue Code section 162(m)

As discussed in the Compensation Discussion & Analysis section of this proxy statement, the Company adheres to a performance-based executive compensation philosophy. Performance-based equity awards under the LTIP represent an important element of the long-term incentive compensation paid to the Company’s executive officers and other employees. This proposal seeks shareholder approval necessary to enable the Company to continue to be eligible to deduct for federal income tax purposes certain performance-based compensation that may be paid to its covered executive officers under the LTIP, as the LTIP is proposed to be amended upon approval by the shareholders at the annual meeting.

Summary of Proposal

The Company’s shareholders are asked to consider and vote upon a proposal to approve the material terms under the LTIP for payment of performance-based compensation under the LTIP. Approval of this proposal will constitute approval of (1) an amendment (the “Amendment”) to the LTIP specifying additional performance measures pursuant to which the Company may make performance-based awards under the LTIP, (2) the persons eligible to received performance-based compensation under the LTIP and (3) the maximum amount that may be paid to any such eligible persons. Approval of this proposal would permit the compensation paid to the Company’s covered executive officers pursuant to awards under the LTIP upon achievement of goals under one or more of the performance measures to constitute “qualified performance-based compensation” for purposes of section 162(m) of the Internal Revenue Code (“section 162(m)”), and thereby enable FPL Group to deduct such compensation for federal income tax purposes.

The performance measures that are being proposed in the Amendment are the same as the performance measures under the FPL Group, Inc. Executive Annual Incentive Plan (“Annual Incentive Plan”) approved by the Company’s shareholders at the 2008 annual meeting of shareholders. The Board unanimously approved the Amendment on February 13, 2009 and believes that the Amendment is in the best interests of FPL Group and its shareholders. The Amendment will become effective upon shareholder approval of this proposal at the annual meeting.

The persons eligible to received performance-based compensation under the LTIP are officers and other salaried employees, including employees who are also directors, of FPL Group or any of its subsidiaries.

The maximum amount that may be paid to any such eligible persons under the LTIP pursuant to performance awards, performance-based restricted stock, and other stock-based awards subject to performance criteria in any calendar year is 250,000 shares of common stock or the equivalent fair market value with respect to awards valued by reference to, or otherwise based on or related to, shares of common stock. The maximum number of shares of common stock that may be made subject to options and stock appreciation rights in any calendar year to any such eligible persons under the LTIP is 750,000 shares. The maximum annual share and share-equivalent limits described above are subject to adjustment upon the occurrence of specified corporate transactions or events in order to prevent dilution or enlargement of the rights of such eligible persons under the LTIP.

You are urged to read this entire proposal and the text of the LTIP, as amended and restated by the Amendment, which is attached to this proxy statement as Appendix A and incorporated by reference into this proposal.

Purpose of Amendment

The purpose of the Amendment is to increase the number and types of performance measures under the LTIP for awards to the covered executive officers that will constitute qualified performance-based compensation for purposes of section 162(m). Under section 162(m), the Company’s shareholders must approve the Amendment for such compensation to be deductible for federal income tax purposes. The committee currently administering the LTIP, which is the Compensation Committee, believes that the additional performance measures set forth in the Amendment will provide it with enhanced flexibility to structure performance-based grants under the LTIP for the covered executive officers in a manner that is consistent with the requirements of section 162(m).

The annual net income of FPL Group is the sole performance measure currently authorized under the LTIP. The Compensation Committee historically has used this performance measure in structuring the terms of various types of awards granted to executive officers under the LTIP, including performance share and restricted stock awards, which are intended to qualify for deductibility under section 162(m). The Amendment would add to annual net income the same additional performance measures that are currently approved under the Annual Incentive Plan. Approval of the Amendment would permit continued use of the annual net income measure as well as authorize the use of the new performances measures.

The Amendment does not alter the considerations of the Compensation Committee with respect to grants under the LTIP. Because the grant of awards under the LTIP is within the discretion of the Compensation Committee, it is not possible to determine at the date of this proxy statement the amount of any future awards under the LTIP that may be made to executive officers or other employees.

Effect of Failure to Receive Shareholder Approval

If shareholders do not approve this proposal, the Amendment will not become effective and the LTIP as currently in effect, other than the sole performance measure currently set forth in the LTIP, will remain in full force and effect in accordance with its existing terms. In this event, the Compensation Committee no longer would have the discretion to make awards under the LTIP intended to constitute qualified performance-based compensation pursuant to the annual net income measure, which last was approved by the Company’s shareholders at the annual meeting held in 2004. Under section 162(m), shareholders must approve at least every five years the material terms of performance-based compensation for such compensation to be deductible for federal income tax purposes. The shareholder approval requirement for continued use of the annual net income measure will be satisfied only if shareholders approve the Amendment.

Section 162(m) of the Internal Revenue Code

Section 162(m) generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its principal executive officer or any of the three other most highly compensated officers (excluding the principal financial officer), as determined in accordance with the applicable rules under the Securities Exchange Act of 1934 (“Exchange Act”). Under the Internal Revenue Code, however, there is no limitation on the deductibility of compensation that represents qualified performance-based compensation as determined under the Internal Revenue Code. To constitute qualified performance-based compensation, the compensation paid by the Company to its covered executive officers must be paid solely on account of the attainment of one or more objective performance goals established in writing by the Compensation Committee, while the attainment of such goals is substantially uncertain. Performance goals may be based on one or more performance measures consisting of business criteria that apply to an individual, a business unit or FPL Group on a consolidated basis, but need not be based on an increase or positive result under the business criteria selected. The Compensation Committee is prohibited from increasing the amount of compensation payable if a performance goal is met, but may reduce or eliminate compensation even if the performance goal is attained. Under section 162(m), the Company’s shareholders must approve at least every five years (1) the persons eligible to receive performance-based compensation, (2) the types of performance measures and (3) the maximum amount that may be paid to the covered executive officers or the formula used to calculate this amount.

Summary of Amendment

If approved by shareholders, the Amendment will increase the number and types of performance measures under the LTIP for awards to the Company’s covered executive officers that will constitute qualified performance-based compensation for purposes of section 162(m).

Awards of performance-based compensation under the LTIP, as the LTIP will be amended upon shareholder approval, are contingent upon the attainment of one or more performance goals, which may be stated as alternative goals, established in writing by the Compensation Committee for a participant for each performance period, which is generally FPL Group’s taxable year. Compensation intended to constitute qualified performance-based compensation for purposes of section 162(m) will be contingent upon the achievement of pre-established goals based on one or more of the enumerated business criteria. Such goals may be expressed on an absolute or relative basis, on a before-tax or after-tax basis or on a consolidated or business-unit basis, and are subject to other terms and conditions set forth in the LTIP. The performance goals may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or the past or current performance of other companies, and may include or exclude any or all extraordinary, non-core, non-operating or non-recurring items, or such other items as the Compensation Committee may determine to include or exclude.

Unusual conditions may warrant revision or alteration of performance goals after they are established. Such conditions may include, without limitation, the following:

•	change of control of FPL Group, as defined in the LTIP and described below;

•	declaration and distribution of stock dividends or stock splits;

•	mergers, consolidations or reorganizations;

•	acquisitions or dispositions of material business units; and

•	infrequently occurring or extraordinary gains or losses.

To the extent that the evaluation of performance may include or exclude any of these items, the inclusions or exclusions must be in a form that meets the requirements of section 162(m).

The LTIP currently provides that the Company’s annual net income is the sole performance measure for grants of performance-based awards. If the Amendment is approved by shareholders, the LTIP would contain a list of performance measures in addition to annual net income. This is the same list of performance measures as was approved by shareholders in 2008 for use under the Annual Incentive Plan. The following is the complete list of performance measures contained in the Amendment:

•	adjusted earnings;

•	return on equity;

•	earnings per share growth;

•	basic earnings per common share;

•	diluted earnings per common share;

•	adjusted earnings per share;

•	net income;

•	adjusted earnings before interest and taxes;

•	earnings before interest, taxes, depreciation and amortization;

•	operating cash flow;

•	operations and maintenance expense;

•	total shareholder return;

•	operating income;

•

strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, new growth opportunities, market penetration, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management;

•	customer satisfaction, as measured by, among other things, one or more of service cost, service levels, responsiveness, business value, and residential value;

•	environmental, including, among other things, one or more of improvement in, or attainment of, emissions levels, project completion milestones, and prevention of significant environmental violations;

•	share price;

•

production measures, consisting of, among other things, one or more of capacity utilization, generating equivalent availability, production cost, fossil generation activity, generating capacity factor, Institute of Nuclear Power Operations (INPO) Index performance, and World Association of Nuclear Power Operators (WANO) Index performance;

•	bad debt expense;

•	service reliability;

•	quality;

•	improvement in, or attainment of, expense levels, including, among other things, one or more of operations and maintenance expense, capital expenditures and total expenditures;

•	budget achievement;

•	health and safety, as measured by, among other things, one or more of recordable case rate and severity rate;

•

reliability, as measured by, among other things, one or more of outage frequency, outage duration, frequency of momentary interruptions, average frequency of customer interruptions, and average number of momentary interruptions per customer;

•	ethics and compliance with applicable laws, regulations and professional standards;

•	risk management;

•	workforce quality, as measured by, among other things, one or more of diversity measures, talent and leadership development, workforce hiring, and employee satisfaction;

•	cost recovery; and

•	any combination of the foregoing.

If shareholders approve the Amendment, Section 7.01 and Exhibit A of the LTIP will be amended to include the foregoing provisions relating to performance measures. The text of the LTIP attached as Appendix A to this proxy statement contains Section 7.01 and Exhibit A in the form in which they are proposed to be amended.

Summary of Material Provisions of the LTIP

The LTIP was initially approved by the Company’s shareholders at the annual meeting held in 1994 and most recently approved, in amended form, by shareholders at the annual meeting held in 2004.

The following summary of the material provisions of the LTIP, as proposed to be amended by the Amendment, is qualified in its entirety by reference to the complete text of the LTIP, which is attached as Appendix A to this proxy statement and incorporated by reference into this proposal.

Purpose and Eligibility. The purpose of the LTIP is to promote the identity of interests between shareholders of FPL Group and employees of FPL Group and its subsidiaries by encouraging and creating significant ownership of FPL Group common stock by officers and other salaried employees of FPL Group and its subsidiaries, to enable FPL Group and its subsidiaries to attract and retain qualified officers and employees who contribute to FPL Group’s success by their ability, ingenuity and industry, and to provide meaningful long-term incentive opportunities for officers and other employees who are responsible for the success of FPL Group and are in a position to make significant contributions toward its objectives.

Awards may be granted under the LTIP only to individuals who are officers or other salaried employees, including employees who also are directors, of FPL Group or any of its subsidiaries.

As of March 2, 2009, there were approximately 7,000 persons eligible to participate in the LTIP.

Term. The LTIP will terminate on May 21, 2014, unless earlier terminated by the Board.

Administration, Amendment and Termination. The LTIP is administered by a committee (the “Committee”) consisting of two or more directors who are independent under NYSE standards, meet the qualifications of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and qualify as “outside directors” within the meaning of section 162(m) and the regulations thereunder. The Committee may be the Compensation Committee, which currently acts in this capacity, or a subcommittee of the Compensation Committee that satisfies the foregoing requirements. The Committee may delegate authority for the exercise of some of its responsibilities with respect to employees other than specified officers to a committee composed of one or more directors or a qualified senior executive officer under Florida law, or for the exercise of administrative functions to officers or managers of FPL Group or any of its subsidiaries. The chairman and chief executive officer has been delegated the authority to make certain grants under the LTIP to employees who are not executive officers, subject to review by the Committee.

Except where authority is specifically reserved to the Board under the terms of the LTIP or applicable law, the Committee has the sole discretion in exercising authority under the LTIP. The Committee has the authority to select and designate participants in the LTIP, to determine the types, form, number and terms of awards for grant to participants, to interpret the terms of the LTIP and any award thereunder, and to make all other decisions or determinations necessary or advisable for the administration of the LTIP.

The Board generally may amend, alter, suspend, discontinue or terminate the LTIP without the consent of shareholders or participants. Any such action by the Board, however, is subject to the approval of the shareholders within one year after the action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange on which the FPL Group common stock is listed (which is currently the NYSE), or if the Board in its discretion determines that obtaining such shareholder approval is advisable for any reason.

The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate, any award granted under the LTIP, except that, without the consent of the affected participant, no such action may impair the existing rights of a participant under the award.

Awards. Awards under the LTIP may be made in the form of:

•	stock options, which may be either incentive stock options or non-qualified stock options;

•	stock appreciation rights, or “SARs”;

•	restricted stock;

•	deferred stock, which the Company also may refer to as “restricted stock units”;

•	dividend equivalents;

•	performance awards and performance-based restricted stock;

•	other stock-based awards, including unrestricted stock; and

•	other rights or interests relating to shares of common stock or cash.

An incentive stock option is an option that meets the requirements of section 422 of the Internal Revenue Code, and a non-qualified stock option is an option that does not meet those requirements. A SAR is a right to receive upon exercise, in the form of common stock, cash or a combination of common stock and cash, the excess of the fair market value of one share of common stock on the exercise date over the grant price of the SAR. Restricted stock is an award of common stock on which are imposed restrictions that subject the shares to a substantial risk of forfeiture, as defined in section 83 of the Internal Revenue Code. Deferred stock is an award that represents a conditional right to receive shares of common stock in the future and that may be made subject to the same types of restrictions and risk of forfeiture as restricted stock. Dividend equivalents are awards entitling the recipient to receive credits, which may be paid currently in cash or common stock or which may be deemed to be reinvested in additional shares, that are based on cash distributions that would have been paid on the shares specified in the rights if the shares had been issued to and held by the recipient. Performance awards and performance-based restricted stock are the equivalent of deferred stock and restricted stock, but are earned by the recipient upon the attainment of one or more pre-established performance goals determined by the Committee. Other stock-based awards authorized under the LTIP are rights that relate to or are valued by reference to shares of common stock, and may include unrestricted stock, which are awards of shares of common stock that are free of restrictions other than those imposed under federal or state securities laws.

Awards under the LTIP generally are granted for no consideration other than services. Awards may be granted alone or in addition to, in tandem with, or in substitution for any other award under the LTIP, other awards under other plans of the Company, or other rights to payment from the Company. Awards granted in addition to or in tandem with other awards may be granted either at the same time or at different times.

Awards may be settled in cash, common stock, other awards under the LTIP or other property. The Committee may require or permit participants to defer the distribution of all or part of an award, including payment of interest or dividend equivalents, in accordance with such terms and conditions as the Committee may establish. The Committee may place shares or other property in trusts or make other arrangements to provide for payment of the Company’s obligations under the LTIP.

At the discretion of the Committee, the Company may make, guarantee or arrange loans to participants in connection with the exercise of any option or other payment, including taxes, relating to an award. The Committee will determine the terms and provisions of any such loans, including interest rates, recourse provisions and conditions under which loan repayments could be waived. The Company will not make, guarantee or arrange loans to any individual in violation of any applicable law, including section 402(a) of Sarbanes-Oxley, which prohibits the Company from making or arranging for an extension of credit in the form of a personal loan to any director or executive officer.

Shares Subject to the LTIP. Before a two-for-one stock split effective March 15, 2005 (“Stock Split”), a total of 13,000,000 shares could be granted under the LTIP. This and other share numbers set forth in the text of the LTIP do not reflect an adjustment for the Stock Split. Following the Stock Split, in accordance with the adjustment provision described below, a total of approximately 25,000,000 shares could be granted under the LTIP. As of December 31, 2008, a total of approximately 7,600,000 shares were subject to outstanding awards under the LTIP and a total of approximately 6,900,000 shares remained available for issuance in connection with future awards under the LTIP. Shares issued under the LTIP may be authorized but unissued shares or shares purchased on the open market. On March 23, 2009, the last reported sale price of the common stock on the NYSE was $50.90 per share.

If shares subject to an award are forfeited or the award is settled or terminates without a distribution of shares, the shares originally reserved with respect to such award will again be available for awards under the LTIP.

The LTIP contains a number of additional limitations on the shares available for issuance or amount of awards that may be granted. A maximum of 1,200,000 shares of common stock (or the equivalent fair market value with respect to awards valued by reference to, or otherwise based on or related to, shares of common stock) may be made subject to performance awards, performance-based restricted stock and other stock-based awards subject to performance criteria in any year. The maximum payout of such awards in any year may not exceed 160% of such amount, or 1,920,000 shares of common stock in the aggregate and 250,000 shares of common stock in the case of any participant. A maximum of 3,000,000 shares of common stock may be made subject to options and stock appreciation rights in any year. No participant may receive awards covering or representing more than 25% of the maximum number of shares of common stock which may be made subject to such types of awards in any year. The foregoing limitations are subject to adjustment as described below.

Options. An option granted under the LTIP is exercisable only to the extent that it is vested on the date of exercise. No option may be exercisable more than ten years from the option grant date. The Committee may include in the option agreement provisions specifying the period during which an option may be exercised following termination of employment or service.

The exercise price per share under each option granted under the LTIP may not be less than 100%, or 110% in the case of an incentive stock option granted to a 10% shareholder, of the fair market value of the common stock on the option grant date, except in limited circumstances specified in the plan. For so long as the common stock remains listed on the NYSE, unless otherwise determined by the Committee, the fair market value of the common stock will be the closing sales price of a share of common stock as reported on the NYSE Composite Transaction Report or, if shares of common stock were not traded on the NYSE on such date, the closing sales price on the nearest date preceding the option grant date on which the shares of common stock were traded.

After an option is granted, the exercise price per share purchasable under the option may not be decreased, nor may any other action be taken with respect to such option that would constitute a “re-pricing,” as determined in accordance with generally accepted accounting principles, unless such decrease or re-pricing is approved by the affirmative vote of the holders of a majority of the shares of common stock present or represented and entitled to vote (and the affirmative vote of a majority of the shares voting) at a meeting of the shareholders.

Payment of the option price for shares purchased pursuant to the exercise of an option may be made in such forms as are approved by the Committee. These forms may include, in the Committee’s discretion, cash, shares of common stock, other awards under the LTIP, or awards issued under other plans of the Company.

Each option will become vested and exercisable at such times and under such conditions as the Committee may approve consistent with the terms of the LTIP.

In the case of incentive stock options, the aggregate fair market value of the common stock determined on the option grant date with respect to which such options are exercisable for the first time during any calendar year may not exceed $100,000.

Incentive stock options are nontransferable during the optionee’s lifetime. Awards of non-qualified stock options are generally nontransferable, except for transfers by will or the laws of descent and distribution or transfers pursuant to an authorized beneficiary designation or as otherwise determined by the Committee.

Stock Appreciation Rights. SARs may be granted in conjunction with all or a part of any option or other award granted under the LTIP, or without regard to any option or other award. The Committee will determine at the SAR grant date or thereafter the time or times at which and the circumstances under which a SAR may be exercised in whole or in part, the time or times at which and the circumstances under which a SAR will cease to be exercisable, the method of exercise, the method of settlement, the form of consideration payable in settlement, the method by which shares will be delivered or deemed delivered to participants, and any other terms or conditions of any SAR.

Exercisability of SARs may be subject to future service requirements, to the achievement of one or more of the performance measures described in the summary of the Amendment above or to such other terms and conditions as the Committee may impose.

Upon exercise of a SAR, the holder will be entitled to receive, in the specified form of consideration, the excess of the fair market value of one share of common stock on the exercise date over the grant price of the SAR, as determined by the Committee. The grant price of a SAR may not be less than the fair market value of a share of common stock on the grant date, except in limited circumstances specified in the LTIP. The grant price of a SAR is subject to the same re-pricing restrictions as those that apply to options, as described above.

Awards of SARs are generally nontransferable, subject to the exceptions applicable to transfers of non-qualified option awards, as described above.

Restricted Stock and Deferred Stock. Subject to the provisions of the LTIP, the Committee determines the terms and conditions of each award of restricted stock and deferred stock, including the restricted period for all or a portion of the award, the restrictions applicable to the award and the purchase price, if any, for the common stock subject to the award. A participant receiving restricted stock will have all the rights of a shareholder, including the right to vote the shares and receive dividends, except to the extent limited by the Committee. Dividends paid on restricted stock could be made subject to forfeiture, and to repayment to the Company, if such restricted stock is forfeited prior to vesting. Deferred stock carries no voting or dividend rights or other rights associated with stock ownership, although the Committee may award rights to receive dividend equivalents on the deferred stock.

The restrictions and the restricted period may differ with respect to each participant. An award will be subject to forfeiture if events specified by the Committee occur before the lapse of the restrictions.

Awards of restricted stock and deferred stock are generally nontransferable during the restricted period or before satisfaction of any other restrictions applicable to the awards.

Dividend Equivalent Rights. The Committee is authorized to grant dividend equivalents to a participant in connection with an award under the LTIP, or without regard to any other award. Dividend equivalents will entitle the participant to receive cash or common stock equal in value to dividends paid, or other periodic payments made, with respect to a specified number of shares of common stock. Dividend equivalents may be paid or distributed when accrued or will be deemed to have been reinvested in additional common stock or in awards under the LTIP, and will be subject to such risks of forfeiture as the Committee may specify.

Dividend equivalents are generally nontransferable, except for transfers by will or the laws of descent and distribution.

Performance Awards and Performance-Based Restricted Stock. The Committee may award performance awards and performance-based restricted stock in such amounts and upon such terms as the Committee may determine. The Committee may set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of performance awards or performance-based restricted stock that will be paid out to a participant. Performance awards are denominated in shares of common stock and may be payable in cash, shares of common stock, other awards under the LTIP or other property.

Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related awards, including the grant or offer for sale of unrestricted shares, in such amounts and subject to such terms and conditions as the Committee may determine. Any such awards may involve the transfer of actual shares of common stock to participants, or payment in cash or otherwise of amounts based on the value of the shares of common stock. Any other stock-based awards granted by the Committee may be subject to performance goals established by the Committee in its discretion.

Adjustment of Shares for Certain Transactions. The Committee will adjust outstanding awards under the LTIP in the event that any dividend or other distribution (whether in the form of cash, shares of common stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the shares of common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of participants under the LTIP or for any other reason. These adjustments may include:

•

adjustments to the number and kind of shares or other property which may thereafter be issued in connection with awards, to the number and kind of shares or other property issued or issuable in respect of outstanding awards, and to the exercise price, grant price or purchase price relating to any award;

•	the cancellation of outstanding awards in exchange for payments of cash, property or a combination of cash and property;

•	the substitution of other property, including other securities of the Company and securities of entities other than the Company, for the shares covered by outstanding awards; and

•

in connection with any spin-off or sale of any subsidiary or division of the Company, arranging for the assumption of outstanding awards or the replacement of outstanding awards with new awards based on other property, including other securities of the Company and securities of entities other than the Company.

Unless otherwise determined by the Committee in connection with the grant of an award, or unless otherwise provided in another agreement between the participant and the Company, upon the occurrence of a “change of control,” as defined in the LTIP:

•

50% of all performance awards, performance-based restricted stock and other-stock based awards not in the nature of a right that may be exercised and which are subject to performance criteria will be deemed fully earned and vested at a deemed achievement level equal to the higher of the target level of performance for such award or the average level of achievement in respect of similar performance stock-based awards which matured over the three fiscal years immediately preceding the year in which the change of control occurred, and, in addition, if the participant remains employed by the Company from the date of a change of control to the first anniversary of the change of control, or if the participant is involuntarily terminated during such time, the remaining 50% of such awards that did not vest at the time of the change of control will become vested and earned as of the earlier of the first anniversary of the change of control or the date of termination;

•

each share of restricted stock and other stock-based award that is not in the nature of a right that may be exercised and which is not subject to performance criteria will become fully vested and earned;

•	any option, SAR or other award in the nature of a right that may be exercised and which was not previously exercisable and vested will become fully exercisable and vested;

•	the restrictions and forfeiture conditions applicable to any other award will lapse, and such award will be deemed fully vested; and

•

in the event the participant’s employment with the Company and its subsidiaries is terminated other than for cause (as defined in the LTIP) during the 24-month period following a change of control, any option or SAR held by the participant when the change of control occurred that remains outstanding on the date of such termination may thereafter be exercised until the earlier of (1) the second anniversary of the date of termination (or any longer period specified in the award agreement) or (2) the expiration of the stated term of such option or SAR.

The LTIP defines a “change of control” to mean the first to occur of any of the following events:

•

subject to specified exceptions, the acquisition by any individual, entity or group of 20% or more of either the shares of FPL Group’s common stock or the combined voting power of FPL Group other than directly from FPL Group or pursuant to a merger or other business combination which does not itself constitute a change of control;

•

a change in the composition of the Board in which the incumbent directors cease, for any reason, to constitute a majority of the Board, unless each director who was not an incumbent director was elected, or nominated for election, by a majority of the incumbent directors and directors subsequently so elected or appointed, excluding those directors elected as a result of an actual or threatened election contest or other solicitation of proxies;

•

consummation of a reorganization, merger, consolidation or other business combination, or sale of assets of FPL Group or any subsidiary with respect to which (1) the voting securities of FPL Group outstanding immediately prior to the transaction do not, immediately after the transaction, represent more than 55% of the common stock and the voting power of all voting securities of the resulting ultimate parent entity or (2) the incumbent directors of FPL Group, with the exceptions discussed directly above, constitute less than a majority of the members of the board of directors of the resulting ultimate parent entity; or

•	approval by FPL Group’s shareholders of the complete liquidation or dissolution of FPL Group.

Performance Measures. Awards under the LTIP may be subject to the attainment of one or more pre-established, objective performance goals based on authorized performance measures. The summary of the Amendment above discusses the operation of these provisions of the LTIP and identifies the new performance measures that would be added by the Amendment.

Resales of Shares by Participants. Shares of common stock issued pursuant to the LTIP will be eligible for sale by participants in the public market without restriction under the Securities Act of 1933, except that any shares purchased by an “affiliate” of FPL Group, as that term is defined in Rule 144 under the Securities Act of 1933, will be subject to the resale limitations of Rule 144.

A participant who is an affiliate of FPL Group may sell in the public market the shares issued to the participant only in accordance with the limitations and conditions of Rule 144, other than the holding period condition. In general, Rule 144 provides that any such person (or persons whose shares are aggregated) is entitled to sell within any three-month period the number of shares that does not exceed the greater of (1) 1% of the then-outstanding shares of common stock and (2) the reported average weekly trading volume of the then-outstanding shares of common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the SEC. Sales under Rule 144 by affiliates also are subject to provisions relating to the manner and notice of sale and the availability of current public information about FPL Group.

Federal Income Tax Consequences. The following summarizes the federal income tax consequences of awards that may be granted under the LTIP.

Incentive Stock Options. An option holder will not realize taxable income upon the grant of an incentive stock option under the LTIP. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. An option holder’s alternative minimum taxable income, however, will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Further, except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option ceases to be treated as an incentive stock option and is subject to taxation under the rules applicable to non-qualified stock options, as summarized below.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition depend upon whether the disposition is “qualifying” or “disqualifying.” The disposition of the option shares is qualifying if it is made at least two years after the date the incentive stock option was granted and at least one year after the date the incentive stock option was exercised. If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of the option shares on the date of disposition over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long- or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an option holder engages in a disqualifying disposition, FPL Group will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, FPL Group will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

If an option holder pays the exercise price of an incentive stock option by tendering shares with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, except that this treatment would not apply if the option holder acquired the shares being transferred pursuant to the exercise of an incentive stock option and had not satisfied the special holding period requirements summarized above. The tax basis of the shares tendered to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that had expired with respect to the transferred shares.

Non-Qualified Stock Options. An option holder will not realize taxable income upon the grant of a non-qualified stock option. When an option holder exercises the option, however, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will constitute compensation income taxable to the option holder. FPL Group will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if FPL Group complies with applicable reporting requirements and section 162(m).

If an option holder tenders shares in payment of part or all of the exercise price of a non-qualified stock option, no gain or loss will be recognized with respect to the shares tendered, even if the shares were acquired pursuant to the exercise of an incentive stock option, and the option holder will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares tendered will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if the option holder had paid the exercise price in cash.

Stock Appreciation Rights. The grant of SARs will not result in taxable income to the participant or a deduction to FPL Group. Upon exercise of a SAR, the participant will recognize ordinary income, and FPL Group will have a corresponding deduction in an amount equal to the cash or the fair market value of the common stock received by the participant. FPL Group will be entitled to a deduction equal to the amount of any compensation income taxable to the participant, subject to section 162(m).

Restricted Stock and Performance-Based Restricted Stock. A grantee of restricted stock or performance-based restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award if the common stock is subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). The grantee, however, may elect under section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the grantee does not make such a section 83(b) election, the fair market value of the shares on the date the restrictions lapse will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. FPL Group generally will be entitled to a deduction for compensation paid equal to the amount treated as compensation income to the grantee in the year the grantee is taxed on the income, subject to section 162(m).

Dividend Equivalents. Participants who receive dividend equivalents will be required to recognize ordinary income in the amount distributed to the grantee pursuant to the award. If FPL Group complies with applicable reporting requirements and with the restrictions of section 162(m), it will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Deferred Stock Awards and Performance Awards. A distribution of common stock or a payment of cash in satisfaction of a deferred stock award or a performance award will be taxable as ordinary income when actually or constructively received by the recipient. The amount taxable as ordinary income is the aggregate fair market value of the common stock determined as of the date it is received or, in the case of a cash award, the amount of the cash payment. FPL Group is entitled to deduct the amount of such payments when such payments are taxable as compensation to the recipient, subject to section 162(m).

Unrestricted Shares. A holder of unrestricted shares will be required to recognize ordinary income in an amount equal to the fair market value of the shares on the date of the award, reduced by the amount, if any, paid for such shares. FPL Group will be entitled to deduct the amount of the compensation, subject to section 162(m).

Upon the holder’s disposition of unrestricted shares, any gain realized in excess of the amount reported as ordinary income will be reportable by the holder as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the holder has held the shares for at least one year. Otherwise, the capital gain or loss will be short-term.

Tax Withholding. Payment of the taxes imposed on awards made under the LTIP may be made by withholding from payments otherwise due and owing to the holder.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE MATERIAL TERMS UNDER THE FPL GROUP, INC. AMENDED AND RESTATED LONG TERM INCENTIVE PLAN FOR PAYMENT OF PERFORMANCE-BASED COMPENSATION AS REQUIRED BY INTERNAL REVENUE CODE SECTION 162(m).

Securities Authorized For Issuance Under Equity Compensation Plans

FPL Group’s equity compensation plan information as of December 31, 2008 is as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders	7,624,813	(1)	$33.71	(2)	7,363,252
Equity compensation plans not approved by security holders(3)	2,523		$27.11		—

Total	7,627,336		$33.71	(2)	7,363,252

(1)	Represents outstanding options, nonvested performance share awards (at maximum payout), deferred vested performance shares and shares deferred by directors under the FPL Group, Inc. 2007 Non-Employee Directors Stock Plan and the FPL Group, Inc. Amended and Restated Non-Employee Directors Stock Plan at December 31, 2008.
(2)	Relates to outstanding options only.
(3)	Represents options granted by Gexa Corp. under its Amended and Restated 2004 Incentive Plan and pursuant to various individual grants, all of which were made prior to the acquisition of Gexa Corp. All such options were assumed by FPL Group in connection with the acquisition of Gexa Corp. and are fully vested and exercisable for shares of FPL Group common stock. No further grants of stock options will be made under this plan.

INFORMATION ABOUT FPL GROUP AND MANAGEMENT

Common Stock Ownership of Certain Beneficial Owners and Management

The following table indicates how much FPL Group common stock is beneficially owned by the only person known by the Company to own more than 5% of the Company’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(a)
Fidelity Management Trust Company 82 Devonshire Street Boston, Massachusetts 02109	21,175,238	(b)	5.2%

(a)	As of March 2, 2009.

(b)	Shares held as Trustee under the Florida Power & Light Company Master Trust for the Retirement Savings Plans of FPL Group and its affiliates as of March 2, 2009, as reported by the Trustee. The Trustee disclaims beneficial ownership of, and has no dispositive power with respect to, such shares. Shares are voted by the Trustee in accordance with instructions of the participants to whose accounts such shares are allocated, and a proportionate number of shares which are held in the plans but not yet allocated to participants are voted in accordance with such instructions.

The following table shows the number of shares of FPL Group common stock beneficially owned as of March 2, 2009 by each of FPL Group’s directors (all of whom are nominees for director) and each named executive officer listed in the Summary Compensation Table, as well as the number of shares beneficially owned by all of FPL Group’s directors and executive officers as a group. As of March 2, 2009, each individual beneficially owns less than 1%, and all directors and executive officers as a group own 1.1%, of FPL Group common stock. No shares are pledged as security. The table also includes information about stock options and phantom or deferred shares credited to the accounts of FPL Group’s directors and executive officers under various compensation and benefit plans.

Name	Common Stock Beneficially Owned					Phantom/Deferred Shares(4)
	Shares Owned(1)		Shares Which May Be Acquired Within 60 Days(2)	Total Shares Beneficially Owned(3)
Sherry S. Barrat	17,420		2,000	19,420		17,526
Robert M. Beall, II	24,020		—	24,020		5,926
J. Hyatt Brown	47,020		—	47,020		8,190
James L. Camaren	18,320		—	18,320		5,219
Moray P. Dewhurst(6)	148,153		437,688	585,841		—
J. Brian Ferguson	4,500		3,520	8,020		1,087
Lewis Hay, III	463,162		1,106,885	1,570,047		229,348
Toni Jennings	5,620		—	5,620		—
Oliver D. Kingsley, Jr.	900		3,520	4,420		127
Armando Pimentel, Jr.	21,691		5,814	27,505		204
Armando J. Olivera	162,913		445,515	608,428		32,456
James L. Robo	141,886		506,622	648,508		60,525
Rudy E. Schupp	8,420		—	8,420		—
John A. Stall	132,385		239,668	372,053		12,727
Michael H. Thaman	11,420		—	11,420		—
Hansel E. Tookes, II	1,698	(5)	7,620	9,318	(5)	—
Paul R. Tregurtha	13,400		9,620	23,020		9,526
All directors and executive officers as a group (25 persons)	1,501,641		3,166,994	4,668,635		414,718

(1)	Includes shares of restricted stock for Messrs. Hay (111,005), Olivera (27,057), Pimentel (14,991), Robo (38,776) and Stall (35,949), as well as for Mrs. Barrat (15,420), Ms. Jennings (5,620), and Messrs. Beall (17,020), Brown (17,020), Camaren (12,820), Ferguson (4,500), Kingsley (400), Schupp (8,020), Thaman (11,420), Tookes (400) and Tregurtha (7,400) and a total of 439,422 shares of restricted stock for all directors and executive officers as a group. The holders of such shares of restricted stock have voting power, but not dispositive power.

(2)	Includes, for executive officers, shares which may be acquired within sixty days upon the exercise of stock options and, for directors, common stock, the receipt of which has been deferred under the FPL Group, Inc. Deferred Compensation Plan, amended and restated effective January 1, 2003 (the “Frozen Deferred Compensation Plan”) or the FPL Group, Inc. Deferred Compensation Plan effective January 1, 2005 (the “Successor Deferred Compensation Plan”) until termination of service as a Board member. The Frozen Deferred Compensation Plan and the Successor Deferred Compensation Plan are collectively referred to as the “Deferred Compensation Plan.” Also includes, for Mr. Stall (16,058) and all executive officers as a group (21,008), shares of common stock, the receipt of which has been deferred under the Deferred Compensation Plan until the first day of the first month after termination of service.

(3)	Represents the total of shares listed under the columns “Shares Owned” and “Shares Which May Be Acquired Within 60 Days.” Under SEC rules, beneficial ownership as of any date includes any shares as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power as of or within 60 days after such date through the exercise of any stock option or other right.

(4)

Includes phantom shares under the FPL Group, Inc. Supplemental Executive Retirement Plan, amended and restated effective April 1, 1997 (the “Frozen SERP”), and the FPL Group, Inc. Supplemental Executive Retirement Plan, amended and restated effective January 1, 2005 (the “Restated SERP”). The Frozen SERP and the Restated SERP are collectively referred to as the “SERP.” Also includes phantom shares granted to certain directors in connection with the termination in 1996 of the Company’s non-employee director retirement plan, all of which are payable in cash, as well as, for Mr. Hay (203,655), Mr. Olivera (23,178) and Mr. Stall (7,618), and all directors and executive officers as a group (253,589), shares of common stock, the receipt of which has been deferred under the Deferred Compensation Plan until at least six months after termination of service, as to which they have neither voting nor dispositive power. Also includes, for Mr. Robo, 52,188 shares held by the trustee of a grantor trust pursuant to a deferred stock grant made under the LTIP, as to which such officer has neither voting nor dispositive power.

(5)	Includes 298 shares owned by Mr. Tookes’ wife, as to which Mr. Tookes disclaims beneficial ownership.

(6)	Mr. Dewhurst retired from the Company on May 30, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers are required to file initial reports of ownership and reports of changes of ownership of FPL Group common stock with the SEC. Based upon a review of these filings and written representations from the directors and executive officers, all required filings were timely made in 2008.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Principles & Guidelines/Code of Ethics

FPL Group has had formal corporate governance standards in place since 1994. The Company’s management has reviewed internally and with the Board the corporate governance provisions of applicable laws, SEC rules and the listing standards of the NYSE, and the Company has determined that it is in compliance with those laws, rules and listing standards. The Governance & Nominating Committee is responsible for reviewing the FPL Group, Inc. Corporate Governance Principles & Guidelines (“Corporate Governance Principles & Guidelines”) and reporting and making recommendations to the Board concerning corporate governance matters. FPL Group has adopted a Code of Ethics for Senior Executive and Financial Officers which applies to FPL Group’s chief executive officer, chief financial officer, treasurer, chief tax officer, chief operating officers (including the Presidents of Florida Power & Light, NextEra Energy Resources, LLC (“NextEra Energy Resources”) and FPL FiberNet, LLC), general counsel, chief accounting officer and comptroller, as well as a Code of Business Conduct & Ethics applicable to all representatives of FPL Group and its subsidiaries, including directors, officers and employees. The Corporate Governance Principles & Guidelines, Code of Ethics for Senior Executive and Financial Officers and Code of Business Conduct & Ethics are available in the Governance section of the Company’s website at www.fplgroup.com/governance/contents/fplgroup_governance.shtml. Any amendments or waivers of the Code of Ethics for Senior Executive and Financial Officers which are required to be disclosed to shareholders will be disclosed on the FPL Group website at the address listed above. Printed copies of these documents are available without charge by writing to FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, Attention: Investor Relations.

Director Resignation Policy

As noted above, directors are elected by majority vote of the shares represented at the meeting and entitled to vote. In February 2007, the Board adopted a Policy on Failure of Nominee Director(s) to Receive a Majority Vote (“Director Resignation Policy”), the effect of which is to require that (1) in any contested director election, any incumbent director who is not elected by the required vote and who would not have been elected had the voting standard for the election been a plurality of the votes cast, shall offer to resign and the Board, absent a compelling reason not to do so, shall accept the offer and shall fill the resulting vacancy by appointing as a director the non-incumbent nominee who would have been elected had the voting standard for the election been a plurality of the votes cast and (2) in any other director election, any incumbent director who is not elected by the required vote shall offer to resign, and the Board shall determine whether or not to accept the resignation within ninety days of the certification of the shareholder vote. In effect, the Director Resignation Policy operates as a carve-out from, or exception to, the Company’s majority vote standard in a situation where a full Board is not elected by the required vote in a contested election, and generally applies a plurality vote standard in that situation. The Company shall report the action taken by the Board under the Director Resignation Policy in a publicly-available forum or document.

Director Independence

The Board of Directors conducts an annual review regarding the independence of each of its members from management of the Company under the criteria set forth in the NYSE corporate governance independence standards (the “NYSE standards”), which are the applicable standards under SEC rules, as well as under the standards set forth in the Corporate Governance Principles & Guidelines. A copy of the Corporate Governance Principles & Guidelines is available in the Governance section of the Company’s website at www.fplgroup.com/governance/contents/fplgroup_governance.shtml. The NYSE standards and the Corporate Governance Principles & Guidelines require that FPL Group have a majority of independent directors and that the Board of Directors make a determination as to independence, and set out certain independence criteria. The NYSE standards and the Corporate Governance Principles & Guidelines also require that each of the Compensation Committee, Governance & Nominating Committee and Audit Committee consist entirely of independent directors. The NYSE standards and Rule 10A-3 of the Exchange Act include additional independence requirements for Audit Committee members, which are separately assessed by the Audit Committee prior to being assessed by the Board.

As part of its independence assessment, the Board considered whether any non-employee director or member of his or her immediate family has a material relationship with the Company that would impair the director’s independence. To assist the Board in making this determination, the Corporate Governance Principles & Guidelines sets forth the following categories of relationships that, except in special circumstances, as determined by a majority of the independent members of the Board, will not be considered to be material relationships that would impair a director’s independence:

1)	The Company or any of its consolidated subsidiaries has made or received payments for property or services to or from any entity of which either (a) the director is an officer or employee or in which the director is a partner or has an ownership interest of 10% or more of the outstanding voting securities or other voting interests or (b) the director’s immediate family member is an executive officer, if such payments in the last fiscal year were less than the greater of $1 million or 2% of such other entity’s consolidated gross revenues for its last fiscal year and such property or services were provided or received in the ordinary course of business of each of the parties.

2)	The Company or any of its consolidated subsidiaries has a borrowing relationship with a bank or other financial institution of which the director is an officer, employee or director, or the director’s immediate family member is an executive officer, if the total amount of indebtedness does not exceed 1% of the total assets of the financial institution for the last fiscal year.

For purposes of the foregoing discussion, an “immediate family member” is defined as a spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the director’s home, but excluding any person who is no longer an immediate family member as a result of legal separation or divorce, or death or incapacitation.

Based on its review, the NYSE standards and the categorical standards, in February 2009 the Board determined that Sherry S. Barrat, Robert M. Beall, II, J. Hyatt Brown, James L. Camaren, J. Brian Ferguson, Toni Jennings, Oliver D. Kingsley, Jr., Rudy E. Schupp, Michael H. Thaman, Hansel E. Tookes, II and Paul R. Tregurtha, being all of the non-employee directors, are independent under applicable laws, the NYSE standards and the Corporate Governance Principles & Guidelines. In determining that Mrs. Barrat is independent, the Board considered that an FPL Group subsidiary obtains certain services in the ordinary course of business from Northern Trust, where Mrs. Barrat is an officer, for which such subsidiary pays an aggregate amount which is well below the threshold set forth in the first categorical standard, above.

Director Meetings and Attendance

The Board and its committees meet on a regular schedule and also hold special meetings from time to time as deemed necessary and appropriate. The Board met 7 times in 2008. Each director attended at least 75% of the total number of Board meetings and meetings of the committees on which he or she served.

Absent circumstances that cause a director to be unable to attend the Board meeting held in conjunction with the annual shareholders’ meeting, Board members are required to attend the annual shareholders’ meeting. All of the directors attended the 2008 annual meeting of shareholders.

Executive Sessions of Non-Management Directors

Executive sessions of non-management directors are provided for in the agenda for each regularly-scheduled Board meeting. The sessions are scheduled and chaired by a Presiding Director, who is currently Rudy E. Schupp, the Chair of the Finance & Investment Committee. In accordance with an amendment to the Corporate Governance Principles & Guidelines effective in December 2008, the Presiding Director position rotates biennially, except as unusual circumstances may warrant and generally on a calendar year basis, among the non-management Chairs of the Audit, Compensation, Finance & Investment and Governance & Nominating Committees, in alphabetical committee order; provided that no member of the Board will serve as Presiding Director for more than one biennial term on a consecutive basis.

Committees

The standing committees of the Board are the Audit Committee, the Compensation Committee, the Governance & Nominating Committee, the Finance & Investment Committee, the Nuclear Committee and the Executive Committee. The membership during 2008, current membership and functions of these committees are described below. Each of the committees operates under a charter approved by the Board. The charter of each of the Audit Committee, the Compensation Committee and the Governance & Nominating Committee complies with the NYSE corporate governance requirements. There are no NYSE requirements for the charters of the Finance & Investment Committee, the Nuclear Committee or the Executive Committee. Each of the committees is permitted by its charter to act through subcommittees, and references in this proxy statement to any of those committees include any such subcommittees. Current copies of the charters of the committees are available on the Company’s website in the Governance section at www.fplgroup.com, and printed copies are available without charge by writing to FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, Attention: Investor Relations.

Audit Committee

FPL Group has an Audit Committee established in accordance with applicable provisions of the Exchange Act and the NYSE standards. The Audit Committee is currently comprised of Ms. Jennings and Messrs. Thaman (Chair), Brown, Kingsley and Schupp. Mr. Beall served on the committee until May 2008 and Mr. Kingsley joined the committee in May 2008. The Audit Committee met 9 times in 2008, including meeting regularly with Deloitte & Touche LLP, the Company’s independent registered public accounting firm, and the internal auditors, both privately and in the presence of management. The Audit Committee has the authority to appoint or replace the Company’s independent registered public accounting firm and approves all permitted services to be performed by the independent registered public accounting firm. The Audit Committee assists the Board in monitoring the integrity of the financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the independence and performance of the Company’s internal audit function and independent registered public accounting firm and the system of disclosure controls and internal controls. The Audit Committee is responsible for establishing procedures for (1) the receipt, retention and treatment of complaints, questions and other information received by the Company regarding accounting, internal accounting controls or auditing matters and (2) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. A more detailed description of the Audit Committee’s duties and responsibilities is contained in the Audit Committee Charter, a copy of which is available in the Governance section of FPL Group’s website at www.fplgroup.com/governance/contents/audit_committee.shtml. A printed copy is also available to shareholders free of charge upon written request to FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, Attention: Investor Relations.

The Board has determined that each member of the Audit Committee satisfies the “financial literacy” standard of the NYSE and that each of Rudy E. Schupp and Michael H. Thaman is an “audit committee financial expert” as that term is defined by applicable SEC regulations. In addition, the Board has determined that each member of the Audit Committee, including each of the audit committee financial experts, is independent under the criteria established by applicable laws, the NYSE standards, Rule 10A-3 of the Exchange Act and the Corporate Governance Principles & Guidelines.

The Audit Committee Report begins at page 34.

Compensation Committee

The Compensation Committee is currently comprised of Mrs. Barrat (Chair), Ms. Jennings and Messrs. Beall, Camaren, Ferguson and Tregurtha. Ms. Jennings and Mr. Beall joined the committee in May 2008. The Compensation Committee met 5 times in 2008. The Board has determined that each member of the committee is independent under the NYSE standards and the Corporate Governance Principles & Guidelines.

Compensation Committee Authority

The Compensation Committee has the authority to review and approve corporate goals and objectives relevant to the compensation of the chief executive officer (“CEO”) and other executive officers, evaluate the performance of the chief executive officer in light of those goals and objectives, approve the compensation of the chief executive officer and other executive officers, approve any employment agreements, special supplemental benefits and severance arrangements for the chief executive officer and other executive officers, and make recommendations to the Board with respect to the compensation of certain other officers and the directors. Additional responsibilities include overseeing the preparation of the Compensation Discussion & Analysis section and preparing the annual Compensation Committee Report for inclusion in the Company’s proxy statement, making recommendations to the Board with respect to incentive compensation plans and other equity-based plans, administering the Company’s annual and long term incentive plans and non-employee directors stock plan, and retaining, and approving the terms of retaining, any outside compensation consultants engaged by the committee to assist in the evaluation of director, chief executive officer and other senior officer compensation. A more detailed description of the Compensation Committee’s authorities, duties and responsibilities is in the Compensation Committee Charter, a copy of which is available in the Governance section of FPL Group’s website at www.fplgroup.com/governance/contents/compensation_committee.shtml. A printed copy is also available to shareholders free of charge upon written request at FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, Attention: Investor Relations.

As permitted under the terms of the LTIP, the Board has delegated to the chairman and chief executive officer the authority to make grants under the LTIP to employees who are not executive officers. The Compensation Committee has the authority to review these awards. In addition, the Compensation Committee has delegated to the chief executive officer and the most senior human resources officer its authority to identify participants in the Annual Incentive Plan other than executive officers and establish the terms and conditions pursuant to which incentive compensation for 2008 was, and for 2009 may be, payable to such other participants. The Compensation Committee has not delegated any other authority granted to it.

Compensation Committee Agenda and Processes; Role of External Consultants and Executive Officers

The Compensation Committee plans its agendas to ensure a thorough and thoughtful decision process. Typically, information regarding strategic decisions is presented to the Compensation Committee at one meeting and the committee makes its decision at a subsequent meeting. This allows time for any follow-up to questions from Compensation Committee members in advance of the final decision. Additional agenda items are included as necessary to address current issues.

The Compensation Committee has engaged outside consultants from Watson Wyatt Worldwide (“Watson Wyatt”) to provide advice and counsel to the Committee in accordance with the Committee’s instructions from time to time. All materials provided to the members of the committee also are provided to the outside consultants in advance of each committee meeting, and in 2008 the outside consultants participated in all committee meetings. Watson Wyatt also provides certain technical valuation services relating to executive compensation to the committee (including certain valuations used in the preparation of the compensation tables in this proxy statement), and in 2008 the Company purchased general (non-executive) compensation surveys from an affiliate of Watson Wyatt for approximately $4,750.

Watson Wyatt annually provides the Company and the Compensation Committee with analysis and advice on items such as pay competitiveness (including review of and advice on the composition of the Company’s peer group) and executive compensation program plan design. In addition, using competitive data primarily compiled by human resources personnel, as well as its own evaluation and review of market trends, Watson Wyatt annually discusses with the Compensation Committee its recommendations with respect to non-employee director compensation, which is ultimately determined by the Board of Directors. Watson Wyatt also periodically analyzes the Company’s stock plan usage, dilution and other issues with respect to stock plan economics. In addition, the consultants monitor current and emerging market trends and report to the Compensation Committee on such trends and their impact on Company compensation practices. Watson Wyatt has also reviewed the Compensation Discussion & Analysis section of this proxy statement.

In providing these services, Watson Wyatt reports to and is directed by the Compensation Committee. Watson Wyatt also cooperates with the Company’s human resources personnel and appropriate executive officers in the performance of its services, including assisting them in the development of executive compensation programs for consideration by the Compensation Committee. Unless otherwise directed by the Compensation Committee, Watson Wyatt may share with appropriate human resources personnel and executive officers information regarding trends, comparative analysis and other matters relating to executive compensation in general or the Company’s programs in particular.

During 2008, the Company’s chief executive officer and most senior human resources officer attended all meetings of the Compensation Committee, and the Company’s chief financial officer attended one such meeting. The committee generally has an executive session at the end of each of its meetings, during which no executive officers are present and during which the committee evaluates the performance of the chief executive officer, discusses and approves the chief executive officer’s compensation, meets with Watson Wyatt and discusses and considers such other matters as it deems appropriate.

The chief executive officer provides the Compensation Committee with (1) recommendations on the total compensation opportunities for all executive officers other than himself, (2) input with respect to the individual performance of the other executive officers in connection with the committee’s determination of amounts paid under the Annual Incentive Plan, (3) input with respect to the composition of the Company’s peer group used for competitive comparisons and (4) input on the matrix used to assess the Company’s financial performance under the Annual Incentive Plan for 2008. In advance of each year, the chief executive officer, in collaboration with the Company’s chief operating officer and the subsidiary presidents, provides recommended Annual Incentive Plan operating performance indicators to the Compensation Committee for its consideration. In addition, the Executive Compensation Review Board (“ECRB”), whose members are Messrs. Hay, Pimentel, Robo, Olivera, the president of NextEra Energy Resources and the executive vice president, human resources, annually performs the initial review of the Company’s (including its subsidiaries’) performance compared to the Annual Incentive Plan operating performance targets, including whether targets have been achieved, exceeded or missed, and makes recommendations based on this review to the Compensation Committee for consideration and appropriate action. In 2008, the chief executive officer also provided the committee with his recommendations regarding the amendment of the Annual Incentive Plan to provide for payments thereunder in either shares of the Company’s common stock or cash, and recommended that one-half of each executive’s annual incentive be paid in the Company’s common stock.

FPL Group’s executive compensation program for 2008, as well as its compensation program for non-employee directors, were considered and acted upon by the Compensation Committee at meetings held over a 16-month period, as follows:

October 2007: Reviewed and approved peer group to be used for competitive comparisons for 2008 executive compensation; reviewed and discussed proposed 2008 total target direct compensation opportunity for executive officers other than the chief executive officer; reviewed and evaluated non-employee director compensation and recommended to the Board that the annual retainer and committee chair fees be increased for 2008.

November 2007: In executive session, conducted initial review and consideration of 2008 total target direct compensation opportunity and pay mix for the chief executive officer; reviewed and discussed with the compensation consultants the proposed 2008 performance metrics under the proposed Annual Incentive Plan.

December 2007: Reviewed and recommended to the Board for approval the Annual Incentive Plan (which was approved by shareholders at the 2008 annual meeting); reviewed and approved certain annually variable aspects of the Annual Incentive Plan for 2008; reviewed and approved the Company’s adjusted earnings target, financial performance matrix and operational performance targets for the Annual Incentive Plan for 2008; discussed and approved the chief executive officer’s and the other executive officers’ 2008 total compensation opportunity and 2008 base salary; discussed proposed mid-February 2008 grants of equity compensation to executive officers.

February 2008: Granted 2008 equity compensation to executive officers and approved grant of common stock to directors as part of 2008 director compensation.

December 2008: Held a special meeting in early December to review and discuss the effect of the volatile economic environment on the Company’s compensation practices and on the executive compensation programs and practices of peer companies, with particular emphasis on equity grant practices. At the regular December meeting, reviewed and recommended to the Board for approval an amendment to the Annual Incentive Plan to permit all or a portion of payouts thereunder to be made in cash or in shares of the Company’s common stock (to be granted under the LTIP).

February 2009: Evaluated corporate performance for 2008 in light of the corporate goals and performance targets, certified that applicable performance targets had been achieved and determined annual incentive compensation amounts for executive officers, as well as the number of performance shares payable for the three-year performance period ended December 31, 2008. Determined to pay annual incentive compensation 50% in cash and 50% in shares of the Company’s common stock in the form of grants under the LTIP.

The Compensation Committee Report is on page 59.

Governance & Nominating Committee

The Governance & Nominating Committee is currently comprised (and was comprised throughout 2008) of Messrs. Beall, Brown, Ferguson, Tookes and Tregurtha (Chair). The Governance & Nominating Committee met 5 times in 2008. The Board has determined that each member of the committee is independent under the NYSE standards and the Corporate Governance Principles & Guidelines. The committee is responsible for reviewing the size and composition of the Board, identifying and evaluating potential nominees for election to the Board consistent with criteria developed by the committee and approved by the Board, and recommending candidates for all directorships to be filled by the shareholders or, subject to the Director Resignation Policy discussed above, the Board. The committee will consider potential nominees recommended by any shareholder entitled to vote in elections of directors, as discussed below under “Consideration of Director Nominees.” In addition, the committee is responsible for monitoring and overseeing the Corporate Governance Principles & Guidelines, the Director Resignation Policy, the Related Person Transactions Policy, the Code of Business Conduct & Ethics and the Code of Ethics for Senior Executive and Financial Officers, and recommending any proposed changes to the Board, conducting an annual self-evaluation, and overseeing the evaluation of the Board, the Audit, Compensation, Finance & Investment and Nuclear Committees and management. The Governance & Nominating Committee is also responsible for retaining, and approving the terms of retaining, any search firm engaged to identify director candidates.

A more detailed description of the Governance & Nominating Committee’s duties and responsibilities is contained in the Governance & Nominating Committee Charter, a copy of which is available on the Governance section of FPL Group’s website at www.fplgroup.com/governance/contents/governance_committee.shtml. A printed copy is also available to shareholders free of charge upon written request to FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, Attention: Investor Relations.

Finance & Investment Committee

The Finance & Investment Committee is currently comprised of Mrs. Barrat and Messrs. Camaren, Schupp (Chair) and Tookes. Mr. Tregurtha was a member of the committee until May 2008. The Finance & Investment Committee met 5 times in 2008. The committee’s functions include reviewing and monitoring the Company’s financing plans, reviewing and making recommendations to the Board regarding the Company’s dividend policy, reviewing the Company’s energy trading, marketing and risk management activities and exposure, reviewing certain proposed capital expenditures and reviewing the performance of the Company’s pension and other trust funds.

A more detailed description of the Finance & Investment Committee’s duties and responsibilities is contained in the Finance & Investment Committee Charter, a copy of which is available on the Governance section of FPL Group’s website at www.fplgroup.com/governance/contents/finance_committee.shtml. A printed copy is also available to shareholders free of charge upon written request to FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, Attention: Investor Relations.

Nuclear Committee

Mr. Kingsley is the sole member of the Nuclear Committee, which meets with senior members of the Company’s nuclear division. The Nuclear Committee met 6 times in 2008. The committee’s purpose is to review the operation of the Company’s nuclear division and make reports and recommendations to the Board with respect thereto.

A more detailed description of the Nuclear Committee’s duties is contained in the Nuclear Committee Charter, a copy of which is available on the Governance section of FPL Group’s website at www.fplgroup.com/governance/contents/nuclear_committee.shtml. A printed copy is also available to shareholders free of charge upon written request to FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, Attention: Investor Relations.

Executive Committee

The Executive Committee is currently comprised of Mrs. Barrat and Messrs. Hay (Chair), Schupp, Thaman and Tregurtha. The Executive Committee met once in 2008. The committee’s function is to provide an efficient means of considering such matters and taking such actions as may require the attention of the Board or the exercise of the Board’s powers or authorities when the Board is not in session.

A more detailed description of the Executive Committee’s duties and responsibilities is contained in the Executive Committee Charter, a copy of which is available on the Governance section of FPL Group’s website at www.fplgroup.com/governance/contents/executive_committee.shtml. A printed copy is also available to shareholders free of charge upon written request to FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, Attention: Investor Relations.

Consideration of Director Nominees

Shareholder Nominees

The policy of the Governance & Nominating Committee is to consider properly submitted shareholder nominations of candidates for membership on the Board. See also Identifying and Evaluating Nominees for Directors. In evaluating nominations, the Governance & Nominating Committee seeks to achieve a balance of knowledge, experience and capability and to address the membership criteria set forth below under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Governance & Nominating Committee should include the nominee’s name and qualifications for Board membership and should be addressed to: Corporate Secretary, FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420. There are separate requirements under regulations of the SEC and under FPL Group’s Bylaws relating to shareholder nominations of persons for election to the Board at a meeting of shareholders. A copy of FPL Group’s Bylaws is available on the Governance section of FPL Group’s website at www.fplgroup.com/governance/pdf/bylaws.pdf. A shareholder who nominates a director candidate must be a shareholder of record on the date he or she gives the nomination notice to FPL Group. The advance notice procedure in FPL Group’s Bylaws requires that a shareholder’s notice must be given timely and in proper written form to the Corporate Secretary. For nominations at annual meetings to be timely, notice must be delivered in person or by facsimile, or sent by U.S. certified mail and received, at FPL Group’s principal executive offices not earlier than the opening of business 120 days and not later than the close of business 90 days prior to the anniversary date of the immediately preceding annual meeting. If the date of the annual meeting is more than 30 days earlier, or 60 days later, than such anniversary date, similar timeliness requirements, based on the date of the meeting, apply. Similar requirements apply in order for shareholder nominations at special meetings at which the Board has determined directors are to be elected to be timely. To be in proper written form, the notice must include, among other things:

•	information on the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made;

•	information about all direct and indirect holdings or other interests of the shareholder giving notice and the beneficial owner, if any, in the Company’s securities; and

•	information regarding the nominee, including, among other things:

•	information required by the proxy rules of the SEC and the rules of the NYSE; and

•

information about all direct and indirect compensation and material relationships between the shareholder giving notice and the beneficial owner, if any, on whose behalf the nomination is made and their respective affiliates and others acting in concert, on the one hand, and the proposed nominee, his affiliates and those acting in concert with him, on the other.

The notice must be accompanied by:

•	a written consent of the proposed nominee consenting to being named as a nominee and to serving as a director if elected; and

•	a completed questionnaire with respect to the background and qualifications of the nominee, and a written representation and agreement to the effect that:

•	the nominee is not and will not become a party to any undisclosed voting commitment;

•	the nominee is not and will not become a party to any undisclosed agreement other than with the Company with respect to compensation, reimbursement or indemnification; and

•

the nominee, if elected, will comply with all applicable laws and the publicly-disclosed corporate governance, business conduct, ethics, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies of the Company.

Forms of the questionnaire and written representation and agreement are available upon written request to the Corporate Secretary. See also Shareholder Proposals.

Director Qualifications

The Corporate Governance Principles & Guidelines contain Board membership criteria that are considered by the Governance & Nominating Committee in recommending non-employee nominees for a position on the Board. Under these criteria, members of the Board should have demonstrated: character and integrity; an inquiring mind; experience at a strategy and/or policy setting level, or high-level managerial experience in a relatively complex business, government or other organization, or have other similar and relevant experience in dealing with complex problems; an ability to work effectively with others; sufficient time to devote to the Company’s affairs; and an ability to represent the balanced interests of the Company’s shareholders as a whole, rather than special constituencies. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties, and no Company director may serve simultaneously as a director of more than six public companies. Additional criteria include whether an individual assists in achieving a mix of directors that represents a diversity of background and experience, including age, gender, race and specialized experience; whether an individual is nearing or has reached retirement age; the individual’s independence as described in applicable listing standards, legislation and regulations; whether the individual would be considered an “audit committee financial expert” or “financially literate” as described in applicable listing standards, legislation, regulations or Audit Committee guidelines; the extent of the individual’s business experience, technical expertise, or specialized skills or experience; and whether the individual, by virtue of particular experience relevant to FPL Group’s current or future business, will add specific value as a Board member. No person will be considered for Board membership who is an employee or director of a business in significant competition with the Company or of a major or potentially major customer, supplier, contractor, counselor or consultant of the Company, or an executive officer of a business where a Company employee-director serves on such other business’ board.

Generally no person who shall have attained the age of 72 years by the date of election shall be eligible for election as a director. However, the Board may, by unanimous action (excluding the affected director), extend a director’s eligibility for one or two additional years, in which event such a director will not be eligible for election as a director if he or she has attained the age of 73 or 74 by the date of election. In February 2008, the Board acted under this authority to extend Mr. Tregurtha’s eligibility for election as a director until the date of election next following his 74th birthday.

Identifying and Evaluating Nominees for Directors

The Governance & Nominating Committee uses a variety of methods for identifying and evaluating nominees for director. The committee periodically assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the committee considers various potential candidates for director if deemed appropriate, subject to the Director Resignation Policy in the case of contested elections. Candidates may come to the attention of the committee through current Board members, professional search firms, shareholders or other persons. Candidates are evaluated at regular or special meetings of the committee, and may be considered at any point during the year. As described above, the committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the committee at a regularly scheduled meeting, which is generally but not exclusively the December or February meeting prior to the issuance of the proxy statement for the Company’s annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the committee. The committee also reviews materials provided by professional search firms or other parties. In evaluating nominations, the committee seeks to achieve a balance of knowledge, experience and capability. See also Director Resignation Policy, above, Shareholder Nominees, above, and Shareholder Proposals.

Communications with the Board

The Board has established procedures by which shareholders and other interested parties may communicate with the Presiding Director, the Audit Committee chair, the independent directors or the Board. Such parties may write to one or more directors, care of the General Counsel, FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420.

The Board has instructed the General Counsel to assist the Presiding Director, the Audit Committee chair and the Board in reviewing all written communications to the Board as follows:

(1) Customer, vendor or employee complaints or concerns (other than those described in (2), below), shall be investigated by management.

(2) If any complaints or similar communications regarding accounting, internal accounting controls or auditing matters are received, they shall be forwarded to the Internal Auditor and to the Audit Committee Chair for review. Such communications may be anonymous. Any such matter shall be investigated in accordance with the procedures established by the Audit Committee, and the results of such investigation shall be reported to the Audit Committee and to the Board.

(3) Other communications raising matters that require investigation shall be shared with appropriate members of management in order to permit the gathering of information relevant to the directors’ review, and shall be forwarded to the director or directors to whom the communication was addressed.

Except as provided above, the General Counsel will forward written communications to the full Board or to any individual director or directors to whom the communication is directed unless the communication is unduly hostile, threatening, illegal or similarly inappropriate or unsuitable (including, but not limited to, surveys, junk mail, resumes, service or product inquiries or complaints, or business solicitations or advertisements).

Policy Regarding Transactions with Related Persons

In accordance with the Related Person Transactions Policy (the “Policy”) adopted by the Board in 2007, all Related Person Transactions are subject to review and approval by the Governance & Nominating Committee. For purposes of the Policy, Related Person Transactions are transactions, arrangements or relationships or a series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in an amount equal to or exceeding $120,000 in which FPL Group, including any of its subsidiaries, was, is or will be a participant and in which any Related Person had, has or will have a direct or indirect material interest. An indirect interest includes an interest held by or through any entity in which any Related Person is employed or is a partner or principal or in a similar position or in which such Related Person has a 5% or greater beneficial ownership interest. Related Persons are executive officers, directors, nominees for director, any person who is known to be the beneficial owner of more than 5% of any class of FPL Group’s voting securities and any immediate family member of any of the foregoing persons.

In considering whether to approve a Related Person Transaction, the Governance & Nominating Committee (or its Chair, to whom authority has been delegated under certain circumstances) considers such factors as it (or he) deems appropriate, which may include: (1) the Related Person’s relationship to FPL Group and interest in the transaction; (2) the material facts of the proposed Related Person Transaction, including the proposed value of such transaction or, in the case of indebtedness, the principal amount that would be involved; (3) the benefits to FPL Group of the Related Person Transaction; and (4) an assessment of whether the Related Person Transaction is on terms that are comparable to the terms available to an unrelated third party.

The Policy provides for standing approval for certain categories of Related Person Transactions without the need for specific approval by the Governance & Nominating Committee. These categories include (1) certain transactions with other companies where the Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 5% of the other company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other company’s gross annual revenues in its most recently completed fiscal year; (2) charitable contributions, grants or endowments by FPL Group to charitable organizations, foundations or universities with which a Related Person’s only relationship is as an employee (other than an executive officer) or a director or trustee, if the aggregate amount involved does not exceed the lesser of $500,000 or 2% of the charitable organization’s total annual receipts in its most recently completed fiscal year; and (3) certain other transactions and arrangements which under certain SEC rules are excepted from disclosure as transactions with related persons.

Prior to adoption of the Policy, it was the practice of the Company to follow in all material respects the process set forth in the Policy for transactions and arrangements, if any, which would have been required to be disclosed by the Company in its proxy statement.

There were no transactions, arrangements or relationships in 2008 in which any of FPL Group’s related persons had, and there are no currently proposed transactions in which any of FPL Group’s related persons will have, a direct or indirect material interest in an amount equal to or exceeding $120,000.

AUDIT-RELATED MATTERS

Audit Committee Report

The Audit Committee submits the following report for 2008:

In accordance with the written Audit Committee Charter, the Committee assists the Board of Directors (“Board”) in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. During 2008, the Committee met nine times, including four meetings where the Committee discussed the interim financial information contained in each quarterly earnings announcement with the chief financial officer, the chief accounting officer and the independent registered public accounting firm prior to public release.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received the written disclosures from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit Committee has reviewed any relationships that may affect the objectivity and independence of the independent registered public accounting firm and has satisfied itself as to the firm’s independence. The Committee also discussed with management, the internal auditors and the independent registered public accounting firm the quality and adequacy of the Company’s internal controls and the internal audit function’s organization, responsibilities, resources and staffing. The Committee reviewed with both the independent registered public accounting firm and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Committee discussed and reviewed with the independent registered public accounting firm all communications required by generally accepted auditing standards, including the matters required to be discussed by PCAOB Standard AU 380, “Communication with Audit Committees,” and Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance,” and discussed and reviewed the results of the firm’s audit of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2008 with management and the independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent registered public accounting firm, the Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

In addition, and in accordance with the Audit Committee Charter, the Committee reviewed and discussed with management and the independent registered public accounting firm management’s internal control report, management’s assessment of the internal control structure and procedures of the Company for financial reporting, and the independent registered public accounting firm’s opinion on the effectiveness of the Company’s internal control over financial reporting, all as required to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

As specified in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. These are the responsibilities of the Company’s independent registered public accounting firm and management. In discharging our duties as the Audit Committee, we have relied on (1) management’s representations to us that the financial statements prepared by management have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (2) the report of the independent registered public accounting firm with respect to such financial statements.

Respectfully submitted,

Michael H. Thaman, Chair

J. Hyatt Brown

Toni Jennings

Oliver D. Kingsley, Jr.

Rudy E. Schupp

Fees Paid to Deloitte & Touche LLP

The following table presents fees billed for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”), for the fiscal years ended December 31, 2008 and 2007.

	2008	2007
Audit Fees(1)	$3,938,000	$3,497,000
Audit-Related Fees(2)	3,168,000	1,952,000
Tax Fees(3)	67,000	76,000
All Other Fees(4)	—	—
Total	$7,173,000	$5,525,000

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of FPL Group’s and Florida Power & Light’s annual consolidated financial statements for the fiscal year, the reviews of the financial statements included in FPL Group’s and Florida Power & Light’s Quarterly Reports on Form 10-Q filed during the fiscal year and the audit of the effectiveness of internal controls over financial reporting, comfort letters, consents, and other services related to SEC matters, services in connection with annual and semi-annual filings of FPL Group’s financial statements with the Japanese Ministry of Finance and accounting consultations to the extent necessary for Deloitte & Touche to fulfill its responsibility under PCAOB standards.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of FPL Group’s and Florida Power & Light’s consolidated financial statements and are not reported under “Audit Fees.” These fees primarily related to audits of subsidiary (non-SEC registrant) financial statements, comfort letters, consents and other services related to subsidiary (non-SEC registrant) financing activities, audits of employee benefit plans and trust funds (including certain employee benefit plans and trust funds where the fees are paid by the plan or the trust, rather than by FPL Group or its subsidiaries), due diligence pertaining to acquisitions and consultation on accounting standards and on transactions.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance and tax advice and planning. In 2008 and 2007, all tax fees paid related to tax compliance services.

(4)	All Other Fees consist of fees for products and services other than the services reported under the other named categories. In 2008 and 2007, there were no fees incurred in this category.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm

In accordance with the requirements of Sarbanes-Oxley, the Audit Committee Charter and the Audit Committee’s pre-approval policy for services provided by the independent registered public accounting firm, all services performed by Deloitte & Touche are approved in advance by the Audit Committee, except for audits of certain employee benefit plans and trust funds where the fees are paid by the plan or the trust. Audit and audit-related services specifically identified in an appendix to the pre-approval policy are pre-approved by the Audit Committee each year. This pre-approval allows management to request the specified audit and audit-related services on an as-needed basis during the year, provided any such services are reviewed with the Audit Committee at its next regularly scheduled meeting. Any audit or audit-related service for which the fee is expected to exceed $250,000, or that involves a service not listed on the pre-approval list, must be specifically approved by the Audit Committee prior to commencement of such work. In addition, the Audit Committee approves all services other than audit and audit-related services performed by Deloitte & Touche in advance of the commencement of such work or, in cases which meet the de minimus pre-approval exception established by Sarbanes-Oxley, prior to completion of the audit. The Audit Committee has delegated to the chairman of the committee the right to approve audit, audit-related, tax and other services, within certain limitations, between meetings of the Audit Committee, provided any such decision is presented to the Audit Committee at its next regularly scheduled meeting. The Audit Committee reviews on a quarterly basis a schedule of all services for which Deloitte & Touche has been engaged and the estimated fees for those services. In 2008 and 2007, no services provided by Deloitte & Touche to FPL Group or Florida Power & Light were approved by the Audit Committee after services were rendered pursuant to the de minimus exception established by Sarbanes-Oxley.

The Audit Committee has determined that the non-audit services provided by Deloitte & Touche during 2008 and 2007 were compatible with maintaining that firm’s independence.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This compensation discussion and analysis explains FPL Group’s 2008 executive compensation program for the executive officers named in Table 1a: Summary Compensation Table (“named executives” or “NEOs”). The material elements of the executive compensation program also apply to FPL Group’s other executive officers. Please read this discussion and analysis together with the tables and related narrative about executive compensation beginning on page 60 of this proxy statement.

Summary

➢	The fundamental objective of FPL Group’s executive compensation program is to support the creation of long-term shareholder value.

➢

The program is designed to retain, motivate, attract, reward and develop high-quality, high-performing executive leadership whose talent and expertise should enable the Company to create long-term shareholder value.

➢

Each named executive’s total compensation opportunity is the primary focus of the executive compensation program. In December of each year, the Compensation Committee uses its business judgment to set each named executive’s total compensation opportunity for the following year, based on the following factors:

•	the competitive market for comparable executives and compensation opportunities provided by comparable companies;

•	individual and team contribution and performance;

•	corporate performance;

•	complexity and importance of role and responsibilities;

•	position tenure;

•	leadership and growth potential; and

•	the relationship of the named executive’s pay to the pay of the other executive officers.

➢	Each NEO’s total compensation opportunity is divided into the following elements:

•	base pay;

•	annual incentive compensation, typically payable in cash but under circumstances deemed appropriate by the Compensation Committee payable wholly or in part in shares of the Company’s common stock; and

•	long-term equity-based compensation in the form of restricted stock, stock options and performance shares.

➢	A significant portion of each NEO’s total compensation opportunity is performance-based. That portion carries both upside potential and downside risk for the NEOs.

➢

Named executives (and all of FPL Group’s officers) must build and maintain a significant and continuing equity interest in FPL Group. This helps to ensure that their interests are aligned with those of shareholders and that changes in the price of FPL Group common stock have a meaningful economic effect on the officers.

➢

The program’s combination of base salary, long- and short-term incentives, and use of different types of equity compensation awards, along with the Company’s stock ownership guidelines, encourage executives to take prudent but not excessive risks.

Executive Compensation Objective and Considerations

As stated above, the fundamental objective of FPL Group’s executive compensation program is to support the creation of long-term shareholder value. Through program design and operation, the Compensation Committee seeks to encourage prudent risk taking by the NEOs without establishing incentives for “swing for the fences” behavior. The named executives and other executive officers play a critical role in FPL Group’s ability to create value, and it is in shareholders’ interests that their compensation be structured to encourage desired behaviors in order to achieve desired outcomes. The Compensation Committee and the Board believe that it is in the best interest of the Company, its shareholders and its important non-shareholder interest groups (such as customers, regulators and employees) to have highly-talented, able, highly-motivated and high-performing leaders who can sustain and improve upon the Company’s strong performance and manage the Company appropriately in all economic circumstances.

In making executive compensation decisions, the Compensation Committee considers the following general and industry-specific factors:

General Considerations

•

Executive compensation is material to FPL Group insofar as it potentially or actually affects executive behavior. The actions of the executive officers, both individually and as a group, are extremely important in shaping business outcomes in both the short and the long term, and long-term results by definition cannot be precisely determined in the short-term. Therefore, it is important to strike a balance between rewarding short-term financial results and rewarding behaviors that are believed to lead to desired results over time.

•

The impact of the NEOs and other executive officers is not only on factors that can be readily measured (e.g., performance indicators), but also on other important subjective variables, including cultural values. Consequently, a focus on objective indicators, while important, must be balanced by other, subjective considerations.

•

Proven, capable senior leaders who know the Company, have continuity with recent industry and Company experience, are of high character and have a track record of success are extremely valuable. Those individuals are attractive to competitors and have many other opportunities available to them, both in public companies and in other sectors of the economy. The cost of locating or developing alternative executives, whether internally or through external recruiting, is high.

•	The leadership of a large, complex organization such as FPL Group depends critically upon effective teamwork at the executive officer level, as well as on individual capability.

•

Individuals vary in the value they place on specific compensation elements, but we believe in general the highest value is placed on immediately-available, cash compensation. The use of vesting over time and stock ownership requirements, for example, to promote certain behaviors may also reduce the named executive’s perception of the value of the reward. The Company seeks to balance the value of each compensation element to the Company against the named executive’s perceived value of that element.

•

Individuals generally prefer a clear understanding of the factors that will determine their compensation. However, a strictly formulaic approach can lead to undesired behaviors. The Company seeks to provide clarity, to ensure that named executives are focused on the key drivers of success, while also retaining flexibility to recognize particular circumstances.

•	No compensation system can be perfect, and every system, if rigidly applied, can have unintended consequences. Therefore, judgment in application is important.

•	Frequent change in the fundamental structure of compensation programs is undesirable and demotivating to all employees, including executive officers. Therefore, a compensation structure applied fairly, consistently and with the application of judgment over a period of time will be more likely to produce desired long-term results than a compensation structure that often undergoes significant change.

Industry and FPL Group-Specific Considerations

•

FPL Group’s principal businesses are highly capital-intensive, with long-lived assets. Major, largely irreversible decisions affecting the long-term future of the business are a constant part of decision-making. It is difficult in the short term to measure precisely the effect that good and bad decisions in these areas will have on long-term business prospects. The Company seeks to encourage executive officers to make decisions that are designed to support long-term value creation, which often require substantial capital expenditures, the avoidance of which would otherwise result in higher short-term financial results. As a result, the Company’s choice of performance objectives, as well as the specific values targeted, may change from year to year.

•

FPL Group’s rate-regulated utility subsidiary, Florida Power & Light, is a high-performing utility operating in a service territory where it must, among other things, manage regulatory, environmental and weather-related challenges. FPL Group’s competitive energy subsidiary, NextEra Energy Resources, among other things must manage growth, intense competition, changing technologies, environmental and market rules and regulations, the complexity of the various types of generation it operates and the use of derivatives for risk management. The complexity of its principal businesses requires FPL Group to attract, develop and retain executive officers with strong business acumen and commercial skills, which may not have been necessary to run a “traditional utility” business years ago but are required in light of the Company’s current strategy and circumstances.

•

FPL Group operates in a highly regulated industry, where current actions and reputation can have long-lasting effects, both positive and negative. The Company believes that it is important that executive officers support and promote the development of cultural values that recognize other non-shareholder interests, including those of customers, regulators and employees, and their potential effect on shareholder value. It uses the flexibility of the compensation program to support this goal. This may be reflected in a number of ways, including: (1) through the inclusion of non-financial performance indicators, such as customer satisfaction ratings, in assessing performance; (2) through the particular targets established for certain financial indicators; and (3) through the judgment of the Compensation Committee in assessing individual and overall performance relative to a particular set of indicators.

•

Each year, FPL Group’s management undertakes a number of initiatives designed to support long-term value creation, the success or failure of which cannot be precisely measured at the time. The Company believes it is important to provide appropriate incentives for such activities and frequently reflects more important initiatives through the inclusion of qualitative factors in goal setting. The Compensation Committee applies its business judgment both in the inclusion of such factors in the Annual Incentive Plan, which also affects multi-year performance programs, and in the qualitative assessment of the degree of achievement of results deemed likely to promote long-term shareholder value.

•

FPL Group’s strategy is based in part on the belief that long-term superior performance in its industry comes from the relatively steady accumulation of moderate gains relative to its competition, rather than by concentrating on one or two large-scale opportunities. The Compensation Committee factors this into the balance it seeks to strike among the elements of compensation, and in particular it seeks to encourage prudent risk taking without establishing incentives for excessively risky behavior.

•

FPL Group’s approach to communications with investors is based on transparency of expectations—that is, the Company seeks to communicate to investors the material drivers of expected future performance as they are known to management at any given time. To promote this, the Compensation Committee believes it is important to align internal and external expectations, and therefore the key drivers of the Company’s annual financial plan are reflected in the executive compensation program.

Elements of Executive Compensation

Focus on Total Compensation Opportunity

The Compensation Committee uses its business judgment to determine the appropriate total compensation opportunity for each named executive for the coming year. The Committee sets each NEO’s total compensation opportunity and each compensation element based on an integrated assessment of a series of factors, including competitive alternatives, individual and team contribution and performance, corporate performance, complexity and importance of role and responsibilities, position tenure, leadership and growth potential and the relationship of the named executive’s pay to the pay of FPL Group’s other executive officers. See page 27 of this proxy statement for a discussion of the Compensation Committee’s processes.

There are no material differences in FPL Group’s compensation policies or the way in which total compensation opportunity is determined for any named executive. Since the CEO has substantially greater duties, responsibilities and accountabilities than any other named executive, and the competitive market for chief executive officers is substantially more competitive than the markets for other executive officers, Mr. Hay’s total compensation opportunity, including all elements of his compensation, is higher than the opportunities available to other named executives. As noted below, a greater proportion of Mr. Hay’s total compensation opportunity is comprised of elements other than base pay, and is therefore at risk.

Pay at Risk

The Company believes that a significant portion of each NEO’s total compensation opportunity should be performance-based, reflecting both upside potential and downside risk. The higher the executive’s level, the greater the proportion of total compensation which should be at risk. The following pie charts illustrate how this philosophy was reflected in the 2008 total compensation opportunities set for the NEOs:

Because such a high proportion of total compensation is at risk for the named executives, and because the Company generally targets top quartile or better performance (as compared to the performance of its peers on the targeted factors, based on internal reviews of publicly-available information and information provided by consultants and industry associations), FPL Group believes that the named executives’ total compensation opportunity should be higher than it otherwise would be if a lesser proportion were at risk and the Company were targeting average performance.

Resources

The Compensation Committee primarily uses the following resources to aid in its determination of total compensation opportunity for each named executive:

➢

“tally sheets” and “walk-away charts”—The Committee reviews “tally sheets” which include all elements of NEO compensation. The tally sheets are used both to inform the Compensation Committee’s decisions about total compensation opportunity and as a check to ensure that the Committee sees the full value of all elements of named executives’ annual compensation, both as opportunity and as actually realized. The Compensation Committee also reviews “walk-away” charts. These charts set forth the aggregate amount each NEO would “walk-away” with upon employment termination. The Committee used this tool to review and discuss the actual results of its compensation decisions.

➢

reviews by the CEO—The Committee reviews and discusses with the CEO (for all NEOs other than himself) such factors as individual and team contribution and performance (measured against the scope and responsibilities of each named executive’s position), complexity and importance of role and responsibilities, position tenure and leadership and growth potential. The CEO makes recommendations to the Compensation Committee with respect to the total compensation opportunity of the other named executives, based in part on each NEO’s attainment in the prior year of individual performance objectives, as well as on the CEO’s assessment of the executive officer’s professional competency in the areas of analysis and problem solving, commercial and professional skills, communications, integrity and compliance, leadership and process/project management.

➢

consultations with the compensation consultant—For the CEO, the Compensation Committee, with the assistance of its compensation consultant, Watson Wyatt, performs its own review and assessment of factors such as individual and team contribution and performance, leadership, strategic perspective, integrity and management of key external relationships. In addition, in order to provide background for the Compensation Committee’s decisions, Watson Wyatt provides the Committee with a review of current trends in executive compensation. In 2008, Watson Wyatt advised the Committee that in its view the Company has been successful in paying for performance. See the discussion beginning on page 27 of this proxy statement for additional information about the role of the compensation consultant.

➢

market comparisons—The Compensation Committee considers the competitive market for comparable executives and compensation opportunities provided by comparable companies. The primary effect of competition for executive talent is on the aggregate level of the total compensation opportunity available to the NEOs. FPL Group believes that it is critical to the Company’s long-term performance to offer its executive officers compensation opportunities broadly commensurate with their competitive alternatives, which may vary from individual to individual and which may extend beyond equivalent positions in the Company’s industry or at other publicly traded or similarly-situated companies.

The Company gets market comparison information from reviews of available information about a peer group comprised of a set of companies from the energy services industry and a set of companies from general industry. These companies are chosen with input from executive officers (including the CEO) and the assistance of Watson Wyatt. The Compensation Committee uses its business judgment in developing the appropriate peer group, and believes that the use of companies from both the energy services industry and from general industry is appropriate because the Company’s executive officers come from both within and outside of the Company’s industry and their opportunities are not limited to other energy or utility companies.

For 2008, the Compensation Committee chose to continue to use a peer group, first selected after thorough review for use in determining 2007 executive compensation, which included energy services industry companies based on their relative annual revenue and relevance to FPL Group’s mix of businesses, and general industry companies based on the following criteria: (1) publicly-traded companies of similar size and scope to FPL Group; (2) highly reputable organizations which have a strong domestic presence; (3) company cultures similar to that of FPL Group, including operational excellence, product/service leadership and/or customer experience and (4) absence of unusual pay arrangements for the chief executive officer. More specifically, as compared to the peer group used for 2007 executive compensation determinations:

•	Public Service Enterprise Group was returned to the energy services group (from which it had been removed for 2007) after its proposed merger with another company was terminated.

•	BellSouth Corporation was removed from the general industries group following its merger into another company.

The executive compensation programs of the following companies were reviewed as market comparators for 2008:

Energy Services Industry	General Industry
Allegheny Energy, Inc.	Air Products and Chemicals, Inc.
American Electric Power Company, Inc.	Alcoa Inc.
Consolidated Edison, Inc.	CIGNA Corporation
Constellation Energy Group, Inc.	Colgate-Palmolive Company
Dominion Resources, Inc.	Devon Energy Corporation
Duke Energy Corporation	E. I. du Pont de Nemours and Company
Edison International	Eaton Corporation
Entergy Corporation	Emerson Electric Co.
Exelon Corporation	Fluor Corporation
FirstEnergy Corp.	General Dynamics Corporation
PG&E Corporation	Hess Corporation
Progress Energy, Inc.	Honeywell International Inc.
Public Service Enterprise Group Incorporated	Kellogg Company
Sempra Energy	The McGraw-Hill Companies, Inc.
The Southern Company	Murphy Oil Corporation
TXU Corp.	Principal Financial Group, Inc.
Xcel Energy Inc.	Schlumberger Limited
SunTrust Banks, Inc.
Texas Instruments Incorporated
Union Pacific Corporation
Xerox Corporation

Although the Compensation Committee does not target specific total compensation levels relative to industry norms (a so-called “percentile” approach), it generally reviews peer company data at the 50th percentile for the general industry companies and the 75th percentile for the energy services industry companies. The Committee believes these levels are appropriate because:

•	It is the Company’s practice to make a relatively high portion of each NEO’s compensation performance-based (i.e., at risk) as compared to its peers; and

•

Most of the Company’s operational performance targets are set at the top quartile or higher (as compared to the performance of its peers on the targeted factors, based on internal reviews of publicly-available information and information provided by consultants and industry associations).

However, when making market comparisons, the Compensation Committee, its advisors and the executive officers also consider other statistics as and when they deem appropriate, including, for example, median performance, data outliers and individual company data.

Pay Mix

Each named executive’s total compensation opportunity is primarily comprised of a mix of the following compensation elements:

•	base salary;

•	annual performance-based incentive, typically payable in cash but may be paid in whole or in part in shares of the Company’s common stock at the discretion of the Compensation Committee; and

•	longer-term performance-based equity incentives (a mix of stock options, restricted stock and performance shares).

This mix can change from time to time as the Company’s needs and objectives and external circumstances change. In addition, the Company seeks to provide competitive personal and retirement benefits for its named executives. The Compensation Committee periodically reviews the Company’s benefits and retirement programs for executive officers and the effect that the Committee’s compensation decisions have on those programs.

When determining the proportion of total compensation that each compensation element will constitute, the Compensation Committee reviews current market practices and industry trends, taking into consideration the Company’s preference for overweighting performance-based compensation and underweighting fixed compensation. Within the performance-based compensation category, the Compensation Committee seeks to focus the efforts of the named executives on a balance of short, intermediate and long-term goals. In addition, the Compensation Committee considers the named executives’ perception of the relative values of the various elements of compensation and seeks input from the CEO and Watson Wyatt. See the pie charts on page 40 for illustrations of the 2008 target pay mixes set for the NEOs.

Base Pay

FPL Group provides its named executives with base pay because the Company recognizes that cash is an important component of compensation and is highly-valued by executive officers. In general, the Company provides the named executives with base pay at levels consistent with those offered by companies in the Company’s peer group. Base pay is established by the Compensation Committee taking into account the nature and responsibilities of the position, the expertise and performance of the named executive over the prior year, the competitiveness of the market for the named executive’s services, the effect that changes in base pay have on certain other compensation components and the recommendations of the CEO (except in the case of his own compensation). No rigid formula is applied; rather, the Compensation Committee exercises its business judgment. Base pay represented a relatively small proportion of 2008 total compensation opportunity (approximately 13% for the CEO and ranging from approximately 19% to 28% for the other NEOs). In general, base pay as a percentage of total compensation opportunity decreases as an executive officer’s level of responsibility increases. The Compensation Committee considers base pay to be performance-related, as indicated above, although under the Internal Revenue Code amounts over $1 million are not deductible by the Company. For further discussion of the material tax effects of the Compensation Committee’s compensation decisions, see Tax and Accounting Considerations, below.

2008 Base Pay for the Named Executives

In 2008, Mr. Hay’s base pay was increased by $48,300, or 4%, primarily based on the Company’s excellent operating results in 2007, the nature and responsibilities of Mr. Hay’s position, his expertise and performance, the competitiveness of his current pay in relation to his corresponding peer group and the business judgment of the Compensation Committee. Before approving Mr. Hay’s 2008 base pay increase, the Compensation Committee discussed at length such factors as Mr. Hay’s individual performance, Company performance, competitive pay levels and consistency with other Company executives. The Compensation Committee also took into account the effect that a base salary increase would have on other components of compensation, including annual incentive pay, long-term incentive plan grants and retirement benefits.

Mr. Robo’s base pay in 2008 of $756,000 represented an 8% increase, based primarily on the continuing increase in his responsibilities related to his assumption of the President and COO positions in December 2006 and his individual performance. Mr. Dewhurst’s base pay in 2008 of $589,800 represented a 6% increase, Mr. Olivera’s base pay in 2008 of $589,800 represented a 4.8% increase, and Mr. Stall’s base pay in 2008 of

$590,000 represented a 16% increase, all of which were based on the nature and responsibilities of their respective positions, their expertise and performance, the competitiveness of each NEO’s current pay in relation to his corresponding peer group and the recommendations of the CEO. The base salary established for Mr. Pimentel, who joined the Company in February 2008 and became Chief Financial Officer in May 2008, was determined based on all the preceding factors, as well as through negotiations with Mr. Pimentel.

Annual Incentive Compensation

General

The Annual Incentive Plan focuses the named executives’ attention on shorter-term attainment of high levels of operating and financial performance. Named executives are eligible for annual incentive compensation under the Annual Incentive Plan based primarily upon the level of achievement, both by the individual officer and the Company, of performance targets established prior to the beginning of each year, as well as on the Compensation Committee’s assessment of individual performance, following consideration of input from the CEO with respect to the named executives other than himself.

Description of the Annual Incentive Plan

Prior to the beginning of 2008, the Compensation Committee assigned each named executive a target annual incentive, expressed as a percentage of base pay, under the Annual Incentive Plan. The chart on page 49 sets forth the dollar value of these targets for the NEOs in 2008.

At the same time, the Compensation Committee established a financial performance matrix for all named executives based on the Company’s adjusted earnings per share growth and adjusted return on equity, as illustrated below. Adjusted return on equity for this purpose is equal to the Company’s adjusted earnings divided by average common shareholders’ equity, expressed as a percentage. The financial performance matrix compares the Company’s adjusted earnings per share growth and adjusted return on equity with annual earnings per share growth and return on equity measures derived from actual annual results of the S&P 500 Utilities Index over a three-year period believed to be generally representative of historical industry performance absent abnormal conditions, centered at the middle of the deemed historical industry performance. The matrix is designed to provide relatively greater rewards if the Company outperforms the indexed measures and relatively lower rewards if it does not. The Compensation Committee approved the use of triciles in the matrix to lessen the effect of atypical peer company results during the actual years used to establish historical industry performance. The numbers in the matrix below set forth the range of possible ratings for corporate financial performance. A “1” indicates overall corporate financial performance at industry average, while higher ratings indicate corporate financial performance superior to industry average, and lower ratings indicate corporate financial performance which lags industry average.

In addition, for all executive officers other than the chief executive officer, the Compensation Committee, after consultation with the chief executive officer, approved multiple operational performance targets at each of the Company’s principal subsidiaries (see Operational Performance Targets, below). In general, the operational performance targets were set at performance levels equal to or above the top quartile of performance in the Company’s industry in prior years, based on internal reviews of publicly-available information and information provided by consultants and industry associations. The Compensation Committee believes that the financial performance matrix, together with the operational performance targets, provided a balanced scorecard of Company performance in 2008. During the year, regular reports were made to the Board about the Company’s performance as compared to the operational performance targets.

In lieu of operating performance targets for the chief executive officer, for 2008 the Compensation Committee assessed the CEO’s performance against a scorecard which included the following objectives which were approved by the Compensation Committee prior to the beginning of the year following discussion with the CEO:

•	Strategic perspective

•	Leadership

•	Integrity

•	Developing and deploying management talent

•	Role as Chairman of the Board

•	Management of key external relationships

•	Additional key objectives agreed upon by the Compensation Committee and the CEO based upon the Company’s budget and strategic plan

Each NEO’s annual incentive compensation under the Annual Incentive Plan is subject to a cap set by the Compensation Committee prior to the beginning of the relevant year. For 2008, the cap was based on the attainment of an adjusted earnings objective of $500 million for FPL Group and, since the Company exceeded the adjusted earnings objective, no executive officer could earn more than 200% of the executive’s targeted annual incentive. Prior to the beginning of 2008, the Compensation Committee determined that adjusted earnings for this purpose would be equal to the Company’s consolidated net income, as reported in the audited annual financial statements as determined in accordance with generally accepted accounting principles, excluding the effect of: (1) changes in the mark-to-market value of non-qualifying hedges, (2) extraordinary items, (3) non-recurring charges or gains, (4) discontinued operations, (5) regulatory and/or legislative changes and/or changes in accounting principles, (6) labor union disruptions and (7) acts of God such as hurricanes. The Compensation Committee uses adjusted earnings as the objective because it believes that adjusted earnings provides a more meaningful representation of the Company’s fundamental earning power. Therefore, the Committee believes that using adjusted earnings best aligns executive officers’ motivations with the Company’s strategy and with shareholders’ long-term interests. Subject to the overall cap, the Annual Incentive Plan is not a strictly formulaic plan and the Compensation Committee retains discretion to modify awards. The Company has structured the Annual Incentive Plan to meet applicable IRS criteria to qualify the amounts paid under the plan as “qualified performance-based compensation” in most circumstances. See Tax and Accounting Considerations.

Financial Performance Matrix

After the end of the year, the Compensation Committee reviewed the Company’s 2008 performance as against the financial performance matrix. The Company’s adjusted return on equity of 13.8% and adjusted earnings per share growth of 10% placed it in the position shown below in the financial performance matrix, indicating performance superior to industry average:

Operational Performance Targets

As a general principle, the Company seeks to set operational performance targets that are challenging yet achievable: that is, they should be set at levels that represent excellent performance, superior to the results of typical companies in FPL Group’s industry, and that require significant effort on the part of the executive team, yet they should represent a reasonable expectation of performance assuming the team delivers that effort. The Company believes that targets that are set too low may fail to result in the best performance attainable, while targets that are set too high can be demotivating. Florida Power & Light typically targets performance measures that are generally equal to or better than the top quartile performers in its industry and NextEra Energy Resources targets earnings growth and profitability targets that are well above utility industry norms (in both cases based on internal reviews of publicly-available information and information provided by consultants and industry associations.). Over time, the Compensation Committee seeks to maintain this basic principle. Depending upon the nature of the specific operational performance target, from year to year this can mean a progressive increase in target, no change, or an occasional reduction, where external or other factors affect the expected level of an indicator (for example, the effect of significant scheduled plant upgrades on the nuclear division’s availability indicator).

After the end of 2008, the ECRB assessed whether the operational performance targets had been achieved, exceeded or missed, and the degree of difficulty of achieving each target, and arrived at an aggregate determination for the Company’s performance as compared to the targets. The determination of the ECRB was then presented to the Compensation Committee for consideration and approval, with the Compensation Committee retaining ultimate authority and discretion to accept or modify all or any part of the determination of the ECRB.

For 2008, the operational performance targets and the actual performance achieved, or an assessment of the difficulty of achievement of those performance targets which the Company has determined to be confidential, were as follows:

Florida Power & Light Company:
Indicator	Goal	Actual
Operations & maintenance costs (plan-adjusted)(1)	$1,416 million(1)	$1,299 million(1)
Capital expenditures (plan-adjusted)(1)	$2,851 million(1)	$2,318 million(1)
Net income	$875 million	$789 million
Regulatory return on equity	performance consistent with rate agreement with Florida Public Service Commission	achieved performance consistent with rate agreement
Fossil generation availability	target top decile performance	top decile
Nuclear industry composite performance index	aggressive target	missed target
Service reliability—service unavailability	within the top quartile (76 minutes)	within the top quartile—significantly better than national average (83.2 minutes)
Service reliability—average frequency of customer interruptions	1.52 interruptions per customer per year (average)	1.61
Service reliability—average number of momentary interruptions per customer	15 momentary interruptions per customer per year	14.3 (second best performance ever)
Employee safety—OSHA recordables/200,000 hours	1.78	1.63—best performance in Florida Power & Light history and 18% improvement over prior year
Significant environmental violations	0	0
Customer satisfaction—residential	very aggressive target	substantially met—missed by less than 1%
Customer satisfaction—business	very aggressive target	beat target
Obtain necessary approvals for generation additions	obtain approval	met

NextEra Energy Resources:
Indicator	Goal	Actual
Earnings (plan-adjusted)(1)	$783 million(1)	$821 million(1)
Employee safety—OSHA recordables/200,000 hours	1.25	.52
Significant environmental violations	0	0
Nuclear industry composite performance index	well above industry average	missed, but well above industry average
Meet budgeted cost targets	$1,198 million	$1,176 million
Integration of Point Beach nuclear station	successful integration	achieved target
Equivalent forced outage rate	top quartile performance	below target but well above industry average
Hedged budgeted gross margin for 2009	>85%	86%
New U.S. wind development / acquisitions	1,000 MW	1,215 MW
New growth opportunities in solar, gas infrastructure, transmission, Canadian wind and M&A	aggressive target—must be ahead of plan to achieve	missed target
Pre-tax income contribution from all asset optimization, marketing and trading activities	aggressive target	6% better than target

(1)	Certain of the financial performance indicators used in the Annual Incentive Plan are calculated in a manner consistent with FPL Group’s planning and budgeting process and how management reviews its performance relative to that plan, and do not relate directly to financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). For information about the Company’s results of operations for 2008, as determined in accordance with GAAP, investors should review the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and should not rely on any adjusted amounts or non-GAAP financial measures set forth above. The following explains how the plan-adjusted amounts are calculated from FPL Group’s audited financial statements: (a) Florida Power & Light operations & maintenance costs (plan-adjusted) is a measure that includes most but not all operations & maintenance expenses and includes certain expenses not classified as operations & maintenance under GAAP but reported for state regulatory purposes as operations & maintenance expenses. Material exclusions in 2008 were expenses recovered through cost recovery clauses; and (b) NextEra Energy Resources’ earnings (plan-adjusted) exclude the mark-to-market effect of non-qualifying hedges and other than temporary losses on securities held in NextEra Energy Resources’ nuclear decommissioning funds.

2008 Annual Incentive Awards for the Named Executives

Each named executive’s 2008 annual incentive compensation was determined based on a rating (“FPL Group performance rating”) derived by combining the Company’s financial performance as measured by the financial performance matrix (weighted 50%) and the Company’s operational performance as compared to the operational performance targets (or the performance scorecard, in the case of the CEO) (weighted an aggregate of 50%, without assigning an individual weight to each operational performance target).

The FPL Group performance rating determined as set forth in the previous paragraph may be adjusted for each named executive by the Compensation Committee based on individual performance. The Compensation Committee uses this aspect of the executive compensation program in particular to reinforce performance expectations with respect to attributes that cannot readily be quantified, such as teamwork, the promotion of appropriate cultural values and leadership development. The individual performance adjustment typically is between 80% and 150%, with 150% being the maximum individual performance factor. The Compensation

Committee determines the individual performance factors based on recommendations from the CEO (for all of the named executives other than himself). For the named executives other than the CEO, the 2008 individual performance factor was based primarily upon the intangible factors listed above, as well as each NEO’s performance relative to a set of objectives agreed upon with the CEO at the beginning of the year. For the CEO, the Compensation Committee determines the individual performance factor. The Compensation Committee determined Mr. Hay’s 2008 individual performance factor based on the Committee’s assessment of Mr. Hay’s performance against the objectives set for him at the beginning of the year (as described on p.45) and the Company’s overall performance, including, among other considerations:

•	delivered outstanding results despite lower than expected revenues at Florida Power & Light;

•	led the U.S. in new wind capacity put in service in 2008;

•	achieved third consecutive year of double-digit growth in earnings per share;

•	adjusted return on equity of 13.8%, which tied for the highest such return in 20 years;

•	successfully financed 2008 growth plan despite capital markets turmoil;

•	rapidly realigned corporate capital expenditures plans as a result of financial market turmoil;

•	achieved best-ever safety performance;

•	positioned the Company as a national leader in the carbon debate; and

•	ranked America’s most admired electric and gas utility by Fortune Magazine for the second consecutive year.

The following illustrates the determination of the 2008 annual incentive for each NEO:

annual incentive =	(FPL Group performance rating × individual performance factor) × target annual incentive

The 2008 annual incentive determined as set forth above was prorated for Mr. Dewhurst, who retired at the end of May 2008.

In years where the Company’s performance is above or substantially above the performance of its peers, as it was in 2008, the Company expects that annual incentive awards will be paid to the NEOs at a rate exceeding the targeted rate. For 2008, the NEOs’ annual incentive awards (expressed as if such awards had been paid wholly in cash, although, except for Mr. Dewhurst, such awards were paid partially in cash and partially in shares of the Company’s common stock, as more fully described below) were as follows:

Named Executive Officer	2008 Target Annual Incentive	2008 Annual Incentive Award(1)
Lewis Hay, III	$1,255,800	$2,400,000
Moray P. Dewhurst	$412,860	$263,198
Armando Pimentel, Jr.	$367,500	$657,825
James L. Robo	$604,800	$1,082,592
Armando J. Olivera	$416,290	$636,924
John A. Stall	$413,000	$644,280

(1)	Paid half in cash and half in shares of the Company’s common stock, except for Mr. Dewhurst. See Form of Payment of 2008 Annual Incentive.

The amounts set forth above for the NEOs’ 2008 annual incentive awards are also set forth in the “Non-Equity Incentive Plan Compensation” column (column (g)) in Table 1a: Summary Compensation Table. The 2008 annual incentive shown above for Mr. Dewhurst has been prorated to reflect his retirement in May 2008.

In addition to his annual incentive as set forth above, Mr. Pimentel also received a one-time signing bonus of $50,000 when he began employment with the Company in February 2008, primarily in lieu of relocation benefits. This amount is set forth in the “Bonus” column (column (d)) in Table 1a: Summary Compensation Table.

Form of Payment of 2008 Annual Incentive

Although annual incentives are generally paid to the NEOs in cash, in 2008 the Compensation Committee determined that, in light of the general economic environment, to reinforce the Company’s focus on managing its liquidity and as a tangible demonstration of the alignment of the executive compensation program with the interests of Company shareholders, half of each officer’s annual incentive would be paid through a grant of unrestricted shares of the Company’s common stock under the LTIP.

Equity-Based Compensation

General

Equity-based compensation is designed to reward longer-term performance, to retain executives and to more closely align the interests of the Company’s executives with the interests of its shareholders, all of which are intended to support the creation of long-term shareholder value. In general, and consistent with its performance-based compensation philosophy, FPL Group’s named executives have a higher proportion of their total compensation comprised of equity-based elements than of cash elements. All equity awards are subject to vesting restrictions (other than those made as part of the payment of an annual incentive plan award, as discussed above), so they are not immediately payable and are at risk of forfeiture until all vesting requirements are met. While all FPL Group equity awards are inherently performance-based, the Compensation Committee structures equity grants to named executives to meet IRS criteria for “qualified performance-based compensation.” See Tax and Accounting Considerations. Under the Company’s Stock Ownership Policy and Stock Retention Policy, NEOs must retain equity valued at a specified multiple of their annual base salaries by the third anniversary of their appointment as NEOs and, until such requirement is met, must retain at least two-thirds of their vested (and, in the case of stock options, exercised) equity compensation, net of shares withheld for taxes (and, in the case of stock options, net of shares tendered to pay all or a portion of the exercise price). All NEOs are in compliance with this requirement. See Stock Ownership and Retention Policies.

In 2008, the Compensation Committee awarded a mix of restricted stock, non-qualified stock options and performance shares to the named executives under the LTIP.

Equity Compensation Mix

The Compensation Committee chooses to award each type of equity compensation described above because the Committee believes each rewards shareholder value creation in a different way. Although the value of all forms of equity-based compensation is directly affected by both increases and decreases in the price of FPL Group’s common stock, performance shares most directly focus named executives on the multi-year sustained achievement of challenging financial and operational goals, as the number of shares ultimately earned depends upon the level of performance of the Company and the named executive over a three-year period. Stock options reward the named executives only if FPL Group’s stock price increases. Restricted stock is affected by all stock price changes, so its value to named executives is affected by both increases and decreases in the Company’s stock price. Stock options and restricted stock grants to NEOs are subject to vesting requirements; these awards typically vest ratably over three years or more.

In determining the appropriate mix of equity compensation components, the Compensation Committee primarily considers the following factors:

•	the mix of these components at competitor and peer companies;

•	the perceived value to the NEO of each element;

•	the retention value of each element and other values important to the Company (including, for example, the tax and accounting consequences of each type of award); and

•	the advice of the Compensation Committee’s compensation consultant.

After using its business judgment to determine the appropriate mix of equity compensation components, the target award level for each equity-based element is expressed as a percentage of each NEO’s base salary, which percentage has remained generally stable over the past several years. The target dollar value for each component is converted to a number of shares of equivalent value (estimated present value for stock options). All other things being equal, a higher FPL Group common stock price results in the award of fewer shares, and a lower FPL Group common stock price results in the award of more shares.

2008 Equity-Based Compensation Awards Mix for the Named Executives

In 2008, the Compensation Committee granted the following mix of target equity-based compensation to FPL Group’s named executive officers:

	Mix of Equity-Based Compensation Awards(1)
Named Executive Officer	Restricted Stock	Options	Performance Shares
Lewis Hay, III	47%	12%	41%
Moray P. Dewhurst	44%	23%	33%
Armando Pimentel, Jr.	46%	20%	34%
James L. Robo	41%	24%	35%
Armando J. Olivera	42%	22%	36%
John A. Stall	51%	15%	34%

(1)	Calculation of mix percentages based on the target present value of each grant as a percentage of each NEO’s total equity-based compensation.

Equity Grant Practices

Equity awards are granted by the Compensation Committee to the named executives each year effective on the date of the Board meeting in mid-February, which is a date that is normally set more than a year in advance of the meeting. The Compensation Committee believes that granting equity in this way is appropriate because the Company typically releases year-end earnings in late January or early February, so all relevant news generally should be available to the market on the grant date.

Equity awards may also be made to new executive officers upon hire or promotion, generally coincident with the Compensation Committee meeting next following the date of hire or promotion. The Compensation Committee does not seek to time equity grants to take advantage of information, either positive or negative, about the Company which has not been publicly disseminated. The exercise price of options granted is equal to the closing market price of FPL Group’s common stock on the date of grant.

Restricted Stock

Restricted stock awards that are granted to FPL Group’s named executives are subject to time and performance-based vesting conditions. Shares of restricted stock which would otherwise vest strictly upon the passage of time do not vest unless FPL Group’s adjusted earnings for the most recently-completed year, as certified by the Compensation Committee, equal or exceed a level designated by the Committee prior to the beginning of the year. FPL Group’s adjusted earnings exceeded that level in 2007, resulting in the vesting of restricted stock as set forth in the aggregate in Table 4: 2008 Option Exercises and Stock Vested, and in 2008.

In addition, because the Compensation Committee intends for the grant date present value of restricted stock awards to equal the fair market value of an equivalent number of shares of the Company’s common stock absent the vesting condition, equivalent dividends are paid on restricted stock awards as and when dividends are paid on the common stock. In connection with certain accounting guidance relating to the treatment to be applied to nonforfeitable dividends, and to enhance the retention feature of restricted stock awards, the Compensation Committee determined in February 2009 that any dividends paid to the named executives on restricted stock awards granted after January 2007 that do not vest must be repaid by the executive within 30 days following the forfeiture of the award.

See Table 2: 2008 Grants of Plan-Based Awards for information about the restricted stock awarded to the NEOs in 2008 and the description following that table for information about the material terms and conditions applicable to those restricted stock awards.

Non-Qualified Stock Option Awards

The Compensation Committee grants non-qualified stock options, rather than incentive stock options, primarily because the tax treatment of non-qualified stock options is more favorable to the Company than the treatment of incentive stock options. In 2008 stock options were not granted to employees other than executive officers. See Table 2: 2008 Grants of Plan-Based Awards for information about the stock options granted to the NEOs in 2008, and the description following that table for further information about the material terms and conditions applicable to stock options.

Performance Share Awards

Each named executive is granted a target number of performance shares each year, with the performance period over which the shares may be earned beginning on January 1 in the year of grant and ending on December 31 of the year which is two years after the year of grant (e.g., January 1, 2008 through December 31, 2010). At the end of the performance period, the average of the named executive’s Total Performance-Based Adjustments (FPL Group performance rating times individual performance factor) under the Annual Incentive Plan for the three years in the performance period (with a maximum of 160%) is multiplied by the NEO’s target number of shares to determine the number of shares of FPL Group common stock to be issued.

The following illustrates the calculation for the performance shares paid out for the performance period ended December 31, 2008:

Number of shares issued =	target number of performance shares × the lesser of: (a) (2006 Total Performance-Based Adjustment + 2007 Total Performance-Based Adjustment + 2008 Total Performance-Based Adjustment)/3 or (b) 160%

During the performance period no shares are issued, the named executive may not sell or transfer his contingent right to receive performance shares and dividends are not paid. As a consequence, the value of the performance shares on the date of grant is less than the fair market value of the target number of shares. See Table 2: 2008 Grants of Plan-Based Awards for information about the performance shares awarded to the NEOs in 2008, and Table 4: 2008 Option Exercises and Stock Vested for information about the performance shares issued for the three-year performance period which began on January 1, 2006 and ended on December 31, 2008. See also the description following Table 2 for further information about the material terms and conditions applicable to performance shares.

Stock Ownership and Retention Policies

One of the reasons that FPL Group provides equity-based awards is to align named executives’ interests with those of the Company’s shareholders. The Company believes it is important for executive officers to accumulate a significant amount of FPL Group common stock. FPL Group’s named executives (and all other executives) are subject to a stock ownership policy and, until the required ownership level is reached, a stock retention policy, which the Company believes strongly reinforce FPL Group’s executive compensation philosophy and objectives. At the same time, the Company recognizes that the accumulation of a large, undiversified position in FPL Group common stock can at some point create undesired incentives, and it permits its officers some degree of diversification once the target level of holdings is reached.

Under the stock ownership policy, officers are expected, within three years after election to office, to own FPL Group common stock with a value of a multiple of their base salaries. Shares of FPL Group common stock or share units held in FPL Group’s employee benefit plans and deferred compensation plan are credited toward meeting this requirement. Shares subject to options do not count toward the calculation of required holdings until the options are exercised. In 2008, the Compensation Committee significantly increased the number of shares which must be owned under the stock ownership policy for the CEO (increased from three to seven times base salary rate) and for senior executive officers (increased from two to three times base salary rate). The current multiples are as follows:

Chief Executive Officer	seven times base salary rate
Senior executive officers	three times base salary rate
Other officers	one times base salary rate

As of December 31, 2008, all named executives complied with the Company’s stock ownership requirements, as shown in the following table. Mr. Pimentel, who commenced employment with the Company in February 2008, has until 2011 to meet the applicable requirement. Information is omitted with respect to Mr. Dewhurst, who retired in May 2008 and was not subject to the stock ownership requirements on December 31, 2008.

Named Executive Officer	Target Number of Shares Under Stock Ownership Policy(1)	Shares Owned(2)
Lewis Hay, III	174,660	571,264
Armando Pimentel, Jr.(3)	31,294	7,298
James L. Robo	45,063	159,726
Armando J. Olivera	35,449	165,090
John A. Stall	35,168	133,053

(1)	Determined based on the closing price of FPL Group common stock of $50.33 on December 31, 2008.
(2)	As of December 31, 2008, computed as required under the stock ownership policy, including shares deferred under the Deferred Compensation Plan, phantom shares in the SERP and, for Mr. Robo, shares underlying a deferred retirement award under the LTIP.
(3)	Mr. Pimentel, who commenced employment with the Company in February 2008, has until 2011 to meet the applicable requirement. As of March 2, 2009, Mr. Pimentel owned 21,885 shares.

Under the stock retention policy, until such time as the requirements of the stock ownership policy are met, FPL Group expects executive officers to maintain a net minimum retention ratio of at least two-thirds, determined by dividing the number of shares and share units owned by the number of shares acquired (cumulatively, from date of appointment as an executive officer) through long-term equity incentive plan awards. Shares subject to options do not count toward the calculation of required retention until the options are exercised. Officers who fail to comply with these minimum retention guidelines may not be eligible for future equity-based compensation awards for a two-year period. The chief executive officer may approve the modification or reduction of the minimum retention requirements (other than for himself) to address the special needs of a particular officer. As noted above, among the NEOs only Mr. Pimentel was subject to the Company’s stock retention requirements as of December 31, 2008, and he was then in compliance with those requirements.

Benefits

General

FPL Group provides its executive officers with a comprehensive benefits program which includes health and welfare, life insurance and other personal benefits. For programs to which employees contribute premiums, executive officers pay the same premiums as other exempt employees. Retirement and other post-employment benefits are discussed below under Post-Employment Compensation. These benefits are an integral part of the total compensation package for named executives, and the aggregate value is included in the information reviewed by the Compensation Committee annually to ensure reasonableness and appropriateness of total rewards. In addition, FPL Group believes that the intrinsic value placed on personal benefits by the named executives is generally greater than the incremental cost of those benefits to the Company.

Personal Benefits

FPL Group provides its named executives with personal benefits not generally available to other employees. In many cases, these personal benefits improve efficiency by allowing the named executives to focus on their critical job responsibilities and/or increasing the hours they can devote to work. Some of these benefits also serve to better secure the safety of the named executives and their families. The personal benefits are intended to promote desired behaviors and/or leverage the NEO’s time and have generally been in existence in their present form for many years. The Compensation Committee and Watson Wyatt periodically review the personal benefits offered by the Company to ensure that the program is competitive and producing the desired results. The personal benefits are considered part of the overall executive compensation program and are presented in this light (1) as part of the total compensation package approved by the Compensation Committee at the time of an executive officer’s hire or promotion, (2) as part of the Compensation Committee’s review of each NEO’s annual total compensation and (3) in compensation discussions with executive officers. The Compensation Committee believes the benefits the Company and the individual derive from these personal benefits more than offset their costs.

See footnote 2 to Table 1b: Supplemental All Other Compensation for a description of the personal benefits provided to some or all of the named executives.

Use of Company-Owned Aircraft

Company aircraft are available to the named executives, as well as other employees and directors, for business travel, which includes, in the judgment of the Company’s Governance & Nominating Committee, travel by NEOs to Company-approved outside board meetings and travel in connection with physical examinations. FPL Group permits limited non-business use of Company aircraft by named executives when that use does not interfere with the use of Company aircraft for business purposes. Non-business use is generally discouraged, however, and all non-business travel on Company aircraft must be approved in advance by the CEO. Named executives must reimburse the Company for their non-business use based on the rate prescribed by the IRS for valuing noncommercial flights (which is not the same as the incremental cost to the Company of the flight used for valuation of personal benefits in Table 1a: Summary Compensation Table and Table 1b: Supplemental All Other Compensation). A named executive traveling on Company aircraft for business purposes may seek approval of the chief executive officer for his guests, spouse and/or other family members to travel on Company aircraft if seating is available on the aircraft, since there is essentially no incremental cost to the Company in this circumstance. Unless their travel is important to carrying out the business responsibilities of the NEO, the Company generally requires reimbursement by the NEO as described above. All non-business use of Company aircraft is reported to and reviewed by the Governance & Nominating Committee annually. In 2008, the named executives’ non-business use (as defined by the Company), as well as use in travel to Company-approved outside board meetings and in connection with annual physical examinations, comprised approximately 86 passenger flight hours of a total of approximately 4,754 passenger flight hours for Company aircraft.

Post-Employment Compensation

General

FPL Group expects continued and consistent high levels of individual performance from all executive officers as a condition of continued employment. The Company has in the past terminated the employment of executive officers who were unable to sustain the expected levels of performance, and it would do so in the future should that become necessary.

All of the named executives, with the exception of Mr. Hay, are “employees at will.” FPL Group does not have in place agreements or arrangements which require the Company to provide post-termination compensation for terminations unrelated to a change in control or potential change in control, retirement, death or disability to any of the named executives except for Mr. Hay. Mr. Hay’s employment is governed by an employment agreement. However, FPL Group has a long-standing practice of providing reasonable severance compensation to executive officers terminated other than for cause, and the Compensation Committee makes such determinations on a case-by-case basis, taking into account all relevant circumstances, including the executive officer’s past accomplishments, term of employment, reasons for separation, potential risks and the executive’s agreement not to compete with the Company or solicit the Company’s employees or customers. No such severance was provided to executive officers in 2008.

Change in Control

Each of the named executives is a party to an executive retention employment agreement (“Retention Agreement”) with the Company, which generally becomes effective upon a change in control. The Compensation Committee has concluded that the Retention Agreements are desirable in order to align NEO and shareholder interests under some unusual conditions, as well as useful and, in some cases, necessary to attract and retain senior executive talent.

The Retention Agreements are designed to become effective only in the event of a change in control. Under these circumstances, it can be extremely important to secure the dedicated attention of executive officers whose personal positions are at risk and who have other opportunities readily available to them. By establishing compensation and benefits payable under various merger and acquisition scenarios, change in control agreements enable the named executives to set aside personal financial and career objectives and focus on maximizing shareholder value. These agreements help to minimize distractions such as the officer’s concern about what may happen to his position, and help to keep the officer objective and neutral in analyzing opportunities that may arise. Furthermore, they ensure continuity of the leadership team at a time when business continuity is of paramount concern. Without the Retention Agreements, the Company would have a greater risk of losing key executives in times of uncertainty.

The material terms of the Retention Agreements are described under Potential Payments Upon Termination or Change in Control. When the Retention Agreements were initially entered into with the named executives (other than Mr. Pimentel) in 2002, the Compensation Committee believed that the payment and benefit levels were generally consistent with similar existing agreements entered into by comparable companies and approved the following terms for the following reasons:

Term	Reason
Agreement becomes effective on, among other things, the date a merger agreement is signed or the incumbent directors cease to constitute a majority of the Board	Taking into account the relatively long period of time it takes to obtain all approvals required in a business combination involving a utility, this is the appropriate time to begin a retention/protection period
Three year employment period [Two years for Mr. Stall]	Not considered a long period of time in the business environment
Severance amount/benefit continuation	Considered typical for senior executives
Accelerated vesting of equity	Considered a retention incentive and typical for senior executives

In conjunction with amendments to the Retention Agreements executed in December 2008 in order to comply with Internal Revenue Code section 409A (“section 409A”), each NEO’s Retention Agreement (other than Mr. Pimentel’s, which already contained the provision) was amended to provide for a cutback, rather than gross-up, if the severance amount due to the NEO under the agreement is more than 100%, but less than 110%, of the applicable Internal Revenue Code section 280G (“section 280G”) parachute payment amount. This amendment, which the NEOs voluntarily agreed to accept, potentially reduces the amount the Company will be required to pay following a change in control, while providing the NEOs with substantially all of the income stream which they expected to receive absent the change in control.

Employment Agreement with Chief Executive Officer

The Company is a party to an agreement with Mr. Hay (the “Hay Agreement”) that provides for his continued employment as Chairman and CEO of FPL Group and for certain payments and benefits in the case of termination of his employment other than for cause or upon a change in control. Obligations in the event of a change in control are governed by Mr. Hay’s Retention Agreement, which supersedes the Hay Agreement in the event of a change in control. The Compensation Committee approved the Hay Agreement because the Committee believed that it was in the Company’s interest to more formally secure the services of a high-performing and valuable leader and to lessen the risk that Mr. Hay’s services would be successfully sought by another company. In addition, the Hay Agreement binds Mr. Hay to non-solicitation and confidentiality agreements which are valuable to the Company.

The Compensation Committee believes that the terms of the Hay Agreement, which were negotiated with Mr. Hay and are more fully described under Employment Agreement with CEO following Table 2: 2008 Grants of Plan-Based Awards, are, on the whole, comparable to similar agreements at competitor and peer companies, and comparable to what Mr. Hay would likely be offered should he choose to seek employment elsewhere. At the time that the Hay Agreement was originally entered into in 2005, the Compensation Committee reviewed the estimated value of the termination benefits set forth therein, and was advised by its outside counsel that the severance formula and overall design of the agreement were in the middle of the range of practices for severance for chief executive officers of U.S. public companies.

Retirement Programs

Employee Pension Plan and 401(k) Plan

FPL Group maintains two retirement plans which qualify for favorable tax treatment under the Internal Revenue Code: a non-contributory defined benefit pension plan and a defined contribution 401(k) plan. These plans are available to substantially all FPL Group employees. Each of the named executives participates in both plans. The 401(k) plan is more fully described following Table 2: 2008 Grants of Plan-Based Awards and the pension plan is more fully described following Table 5: Pension Benefits.

Supplemental Executive Retirement Plan (“SERP”)

Current tax laws place various limits on the benefits payable under tax-qualified retirement plans, such as FPL Group’s defined benefit plan and 401(k) plan, including a limit on the amount of annual compensation that can be taken into account when applying the plans’ benefit formulas. Therefore, the retirement incomes provided to the named executives by the qualified plans generally constitute a smaller percentage of final pay than is typically the case for other Company employees. In order to make up for this shortfall and maintain the market-competitiveness of FPL Group’s executive retirement benefits, FPL Group maintains an unfunded, nonqualified SERP for its executive officers, including the named executives. For the named executives, compensation included under the SERP is annual base salary plus the annual cash incentive award, unlike the qualified plans which includes base salary only. FPL Group believes it is appropriate to include annual cash incentive awards for purposes of determining retirement plan benefits (both defined benefit and 401(k)) for the named executives in order to ensure that the named executives can replace in retirement a proportion of total compensation similar to that replaced by other employees participating in the Company’s defined benefit and 401(k) plans, bearing in mind that base pay alone comprises a relatively smaller percentage of a named executive’s total compensation.

In connection with the hiring of Mr. Pimentel in February 2008, the Compensation Committee approved a supplement to the SERP which provided Mr. Pimentel with an opening SERP cash balance account balance of $150,000, and in addition provided that $150,000 would be added to his SERP cash account balance on each of the first and second anniversaries of his hiring. The Compensation Committee approved these actions in order to partially offset the significant benefits that Mr. Pimentel forfeited from his prior employer in order to accept the Company’s offer of employment. Mr. Pimentel’s SERP balance will not vest until he completes five years of service with the Company.

For additional information about the defined benefit plan benefit formulas under the SERP, see Table 5: Pension Benefits and accompanying descriptions.

As described in the Compensation Discussion & Analysis section of the Company’s 2008 proxy statement, at the end of 2007 the Compensation Committee approved the termination of the Company’s split-dollar life insurance program. In February 2008, phantom shares substantially equivalent in value to the value of each named executive’s split dollar policy on the termination date were deposited in the defined contribution (or 401(k)) portion of the NEOs’ SERP accounts. Mr. Dewhurst, who did not participate in the split dollar program, did not receive that credit.

Individual SERP arrangement for Mr. Hay

In early 2002, FPL Group entered into an agreement to provide Mr. Hay with a defined benefit retirement benefit that is competitive with those of other CEOs in order to encourage Mr. Hay to remain with the Company until a mutually agreed-upon retirement date. The Compensation Committee concluded that it was desirable to provide separate supplemental retirement benefits for Mr. Hay which provide a targeted final retirement benefit at normal retirement age at a higher percentage of covered pre-retirement earnings than the SERP would otherwise provide. For additional information, see Table 5: Pension Benefits and the accompanying discussion.

In 2005, Watson Wyatt reviewed Mr. Hay’s individual SERP agreement and advised the Compensation Committee that his target retirement benefits are consistent with those provided other CEOs in the energy services industry, and are within competitive ranges for general industry. Furthermore, the consultants concluded that the definitions in the individual SERP agreement for final average pay, income replacement percentages and early retirement reduction factors are within normal ranges of competitive practice.

Deferred Compensation Plan

FPL Group sponsors a non-qualified, unfunded Deferred Compensation Plan, which allows eligible highly-compensated employees, including the named executives, to voluntarily and at their own risk elect to defer certain forms of compensation prior to the compensation being earned and vested. FPL Group makes this opportunity available to its highly-compensated employees as a financial planning tool and an additional method to save for retirement. Deferrals by executive officers generally result in the Company deferring its obligation to make cash payments or issue shares of its common stock to those executive officers.

The Compensation Committee does not view the Deferred Compensation Plan as providing executives with additional compensation. Deferred cash compensation is credited to a recordkeeping account that provides investment opportunities which mirror the Company’s 401(k) plan investment choices. As with the 401(k) plan, Deferred Compensation Plan participants bear the investment risk. Deferred performance shares are credited to a second form of recordkeeping account, and an amount equal to the value of ordinary dividends, plus interest thereon, is credited quarterly. Participants in the Deferred Compensation Plan are general creditors of the Company and the deferral of the payment obligation provides a financial advantage to the Company.

Tax and Accounting Considerations

The Compensation Committee carefully considers the tax impact of the Company’s compensation programs on FPL Group as well as on the named executives. However, the Compensation Committee believes that decisions regarding executive compensation should be primarily based on whether they result in positive long-term value for the Company’s shareholders and other important stakeholders. For example, the Compensation Committee has considered the impact of tax provisions such as section 162(m) in structuring FPL Group’s executive compensation program and, to the extent reasonably possible in light of its compensation goals and objectives, the compensation paid to the NEOs has been structured so as to qualify as qualified performance-based compensation deductible by the Company for federal income tax purposes under section 162(m). However, in light of the competitive nature of the market for executive talent, the Compensation Committee believes that it is more important to ensure that the named executives remain focused on building shareholder value than to use a particular compensation practice or structure solely to ensure tax deductibility. Therefore, in some cases the compensation paid to named executives is nondeductible, including in 2008 a portion of Mr. Hay’s base salary, the value of certain of Mr. Hay’s personal benefits and dividends accruing on Mr. Hay’s unvested restricted stock, which the Committee believes is appropriate and immaterial.

The Compensation Committee reviewed the effects of changes in the tax rules applicable to deferred compensation (section 409A), and in 2008 made the necessary amendments to affected Company plans and programs.

In addition, as part of its determination in February 2009 that dividends paid to the named executives on restricted stock awards granted after January 2007 that are forfeited prior to vesting must be repaid by the executive, the Compensation Committee considered that the failure to impose a dividend repayment requirement or similar provision could have an adverse effect on the Company’s earnings per share commencing in 2009 as a result of the Company’s implementation in January 2009 of the Financial Accounting Standards Board’s Emerging Issues Task Force Issue No. 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management, counsel and its compensation consultants the Compensation Discussion & Analysis required by applicable SEC rules which precedes this Report, and, based on its review and those discussions, the Committee recommended to the Board that the Compensation Discussion & Analysis set forth above be included in the Company’s proxy statement for the 2009 Annual Meeting of Shareholders.

Respectfully submitted,

Sherry S. Barrat, Chair

Robert M. Beall, II

James L. Camaren

J. Brian Ferguson

Toni Jennings

Paul R. Tregurtha

When reviewing the narrative, tables and footnotes which follow, note that, in order to meet the goals and objectives of FPL Group’s executive compensation program as described in Compensation Discussion & Analysis, the Compensation Committee primarily focuses on, and values, each named executive’s total compensation opportunity at the beginning of the relevant performance periods. Since many elements of total compensation are variable based on performance and are not paid to the named executive for one, two or three years (and in some instances longer) after the compensation opportunity is first determined, the amounts reported in Table 1a: Summary Compensation Table and in other tables in this proxy statement in some cases reflect compensation decisions made prior to 2008 and in some cases reflect amounts different from the amounts that may ultimately be paid.

Table 1a: Summary Compensation Table

The table below provides certain information about the compensation paid to, or accrued on behalf of, the named executives. It is important to keep in mind the following when reviewing the table:

(1) The “Salary” column includes the base salary for each NEO in 2008, 2007 and 2006 (other than Mr. Pimentel, who began employment in 2008).

(2) The “Bonus” column contains zeroes for all NEOs other than Mr. Pimentel, because no discretionary bonuses were paid with respect to 2008, 2007 or 2006 to any NEO, other than a signing bonus paid to Mr. Pimentel in 2008 in connection with his commencement of employment with the Company. The amounts which would have, in years prior to 2006, been listed in the “Bonus” column, now appear in the column headed “Non-Equity Incentive Plan Compensation.”

(3) The amounts shown in the “Stock Awards” and the “Option Awards” columns are based on the amounts accrued by the Company under applicable accounting rules for all unvested equity compensation awards held by each NEO in 2008, 2007 and 2006, respectively. This includes equity compensation awarded in prior years. As more fully described in Compensation Discussion & Analysis, the Compensation Committee considers the value of compensation awarded annually, rather than the value accrued in any one year, in making compensation determinations. See the column entitled “Grant Date Fair Value of Stock and Option Awards” in Table 2: 2008 Grants of Plan Based Awards for the value of 2008 equity compensation awards determined substantially in the manner considered by the Compensation Committee in its 2008 compensation determinations.

(4) The “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column reflects the actuarially-determined change in the present value of the pension benefit payable to each NEO in the applicable year. The Compensation Committee considers estimated year-to-year comparisons of pension benefits determined substantially in this manner prior to the beginning of each year.

(5) The amounts shown in the “Total” column more closely align with the accounting or expense view of NEO compensation than with the Compensation Committee’s philosophy of looking at the value of the total compensation opportunity afforded to each named executive at the beginning of each year, which is described in more detail in Compensation Discussion & Analysis.

Table 1a: Summary Compensation Table

Name and Principal Position(a)	Year (b)	Salary ($)(c)		Bonus ($)(d)	Stock Awards (3)(4) ($)(e)		Option Awards (3)(11) ($)(f)		Non-Equity Incentive Plan Compensation (18)($)(g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(19) (20)($)(h)	All Other Compensation (19)(21) ($)(i)	Total ($)(j)
Lewis Hay, III Chairman and CEO of FPL Group and Chairman of FPL	2008 2007 2006	$1,255,800 1,207,500 1,150,000		$0 0 0	$6,646,645 5,529,971 4,692,685	(5)	$680,924 510,239 500,120	(12)	$2,400,000 2,000,000 1,989,500	$0 910,388 882,060	$557,175 345,719 295,563	$11,540,544 10,503,817 9,509,928
Moray P. Dewhurst Former VP, Finance and CFO of FPL Group and SVP, Finance and CFO of FPL	2008 2007 2006	260,102 556,394 537,579	(1)	0 0 0	609,755 1,446,516 1,240,532	(6)	314,380 291,026 296,890	(13)	263,198 574,199 574,134	54,131 147,100 105,425	69,410 80,089 81,987	1,570,976 3,095,324 2,836,547
Armando Pimentel, Jr. Executive VP, Finance and CFO of FPL Group and Executive VP, Finance and CFO of FPL	2008	446,250	(2)	50,000	287,139	(7)	52,756	(14)	657,825	192,340	53,417	1,739,727
James L. Robo President and COO of FPL Group	2008 2007 2006	756,000 700,000 551,221		0 0 0	2,074,270 1,624,390 1,302,986	(8)	442,519 317,613 296,890	(15)	1,082,592 957,600 744,700	200,977 150,621 110,285	273,465 202,670 118,867	4,829,823 3,952,894 3,124,949
Armando J. Olivera President and CEO of FPL	2008 2007 2006	594,700 567,758 551,221		0 0 0	1,507,190 1,254,505 1,184,272	(9)	360,759 291,026 294,945	(16)	636,924 651,786 501,612	205,540 378,399 490,406	318,640 111,086 115,678	3,623,753 3,254,560 3,138,134
John A. Stall President, Nuclear Division of FPL Group and Executive VP Nuclear Division of FPL(22)	2008 2007 2006	590,000 508,040 493,243		0 0 0	1,180,645 941,428 894,661	(10)	187,661 146,143 148,443	(17)	644,280 448,091 411,365	137,002 155,578 153,567	194,871 115,727 110,476	2,934,459 2,315,007 2,211,755

(1)	Mr. Dewhurst transitioned from the role of Chief Financial Officer on May 3, 2008 and retired effective May 30, 2008. The salary shown is the salary earned by Mr. Dewhurst prior to his retirement, and is not annualized.

(2)	Mr. Pimentel was appointed Vice President, Finance of FPL Group and Florida Power & Light on February 15, 2008 and became the Chief Financial Officer of FPL Group and Florida Power & Light effective May 3, 2008. The salary shown is the salary earned by Mr. Pimentel in 2008. His his base salary rate in 2008 was $525,000.

(3)	The values shown are based on the amounts FPL Group expensed during the relevant year under applicable accounting rules for each NEO’s unvested equity-based compensation awards. These amounts were not realized by the NEOs during such year, and the value of awards which vest at a later date is likely to be different from the amount listed, based on, among other things, the performance of the Company and the price of the Company’s common stock. See Table 4: 2008 Option Exercises and Stock Vested for the value of the NEOs’ equity awards which vested in 2008. The applicable accounting rules are those set forth in Statement of Financial Accounting Standards No. 123 (revised), Share-Based Payments (“FAS 123R”). Under FAS 123R, the Company calculates the grant-date fair value of equity-based compensation and amortizes it over the vesting period (using the straight-line amortization method for awards with graded vesting schedules as well as for awards with cliff vesting schedules). The expense recognized during the applicable year for each NEO therefore reflects the partial amortization of equity awards granted during such year plus the partial amortization of equity awards granted in earlier years which were not yet vested (or which became vested) during the applicable year. See Note 12—Common and Preferred Stock—Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the years ended December 31, 2008, 2007 and 2006, and Note 12—Common Stock—Long-Term Incentive Plan to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 for the assumptions used in this valuation. In accordance with SEC rules, the amounts in these columns reflect the actual FAS 123R accounting cost without reduction for estimated forfeitures.

(4)

Includes restricted stock awards and performance share awards. As described in footnote (3) above, performance share awards are valued using the actual FAS 123R accounting costs. The performance rating assumption used for expensing all performance share awards under FAS 123R is 1.40 (i.e., target shares multiplied by 1.40); although the accounting valuation assumes a certain level of future performance, the actual value of the shares at payout could be different based on actual performance and the Company’s stock price. An amount equal to the value of the difference between the assumed and actual rating (the “true-up amount”), if any, is expensed (or credited) in the year the performance shares are issued (which is the year after the year in which the applicable performance period ends). The true-up amount expensed in 2008 and 2007 (reflecting performance shares issued for the performance period ending 12/31/2007 and 12/31/2006, respectively) with respect to each NEO is included in the table. True-up amounts expensed in 2006 (reflecting performance shares issued for the performance period ending 12/31/2005, the full value of which shares was set forth in the Summary Compensation Table in the Company’s proxy statement for its 2006 Annual Meeting of Shareholders) are not so included, and were as follows: Mr. Hay—$564,779; Mr. Dewhurst—$149,590; Mr. Robo—$131,064; Mr. Olivera—$44,691; and Mr. Stall—$18,454.

(5)	Stock awards for Mr. Hay include the amount expensed under FAS 123R for: (a) 2008: 20,000, 44,666, 46,905 and 51,694 shares of restricted stock granted on 3/7/2003, 2/16/2006, 2/15/2007 and 2/15/2008, respectively; and 58,837, 44,534 and 44,765 performance shares at target (before multiplying by 1.40 as set forth in footnote (4)) granted on 1/1/2006, 2/15/2007 and 2/15/2008, respectively; (b) 2007: 40,000, 12,834, 20,000, 67,000 and 46,905 shares of restricted stock granted on 3/7/2003, 2/12/2004, 1/3/2005, 2/16/2006 and 2/15/2007, respectively; and 58,808, 58,837 and 44,534 performance shares at target (before multiplying by 1.40 as set forth in footnote (4)) granted on 1/3/2005, 1/1/2006 and 2/15/2007, respectively; and (c) 2006: 7,500, 60,000, 25,666, 40,000 and 67,000 shares of restricted stock granted on 2/13/2003, 3/7/2003, 2/12/2004, 1/3/2005 and 2/16/2006, respectively; and 62,616, 58,808 and 58,837 performance shares at target (before multiplying by 1.40 as set forth in footnote (4)) granted on 2/12/2004, 1/3/2005 and 1/1/2006, respectively. Vesting of these shares is subject to the attainment of performance targets.

(6)	Stock awards for Mr. Dewhurst include the amount expensed under FAS 123R for (a) 2008: 10,000 and 7,837 shares of restricted stock granted on 2/16/2006 and 2/15/2007 respectively; dividends related to 2,000, 4,987 and 13,341 shares of forfeited restricted stock granted on 2/16/2006, 2/15/2007 and 2/15/2008, respectively; 10,550, 4,606 and 1,398 performance shares at target (before multiplying by a performance rating assumption, as set forth in footnote (4), adjusted for actual service with the Company) granted on 1/1/2006, 2/15/2007 and 2/15/2008, respectively; 2,577, 5,188 and 8,804 forfeited performance shares from grants on 1/1/2006, 2/15/2007 and 2/15/2008, respectively; a credit for 23,946 shares forfeited under a deferred retirement award granted on 2/16/2006; and (b) 2007: 3,334, 6,666, 18,000 and 12,824 shares of restricted stock granted on 2/12/2004, 1/3/2005, 2/16/2006 and 2/15/2007, respectively; 23,946 shares under a deferred retirement award granted on 2/16/2006; and 14,578, 13,127 and 9,794 performance shares at target (before multiplying by 1.40 as set forth in footnote (4)) granted on 1/3/2005, 1/1/2006 and 2/15/2007, respectively; and (c) 2006: 3,334, 6,666, 13,332 and 18,000 shares of restricted stock granted on 2/13/2003, 2/12/2004, 1/3/2005 and 2/16/2006, respectively; 23,946 shares under a deferred retirement award granted on 2/16/2006; and 16,730, 14,578 and 13,127 performance shares at target (before multiplying by 1.40 as set forth in footnote (4)) granted on 2/12/2004, 1/3/2005 and 1/1/2006, respectively. Vesting of these shares is generally subject to the attainment of performance targets.

(7)	Stock awards for Mr. Pimentel include the amount expensed under FAS 123R for: 7,298 shares of restricted stock from a grant on 2/15/2008 and 5,493 performance shares at target (before multiplying by 1.40 as set forth in footnote (4)) granted on 2/15/2008. Vesting of these shares is subject to the attainment of performance targets.

(8)	Stock awards for Mr. Robo include the amount expensed under FAS 123R for (a) 2008: 11,333, 14,920 and 16,480 shares of restricted stock granted on 2/16/2006, 2/15/2007 and 2/15/2008, respectively; 47,893 shares under a deferred retirement award granted on 2/16/2006; and 13,460, 12,321 and 14,126 performance shares at target (before multiplying by 1.40 as set forth in footnote (4)) granted on 1/1/2006, 2/15/2007 and 2/15/2008, respectively; (b) 2007: 3,334, 6,666, 17,000 and 14,920 shares of restricted stock granted on 2/12/2004, 1/3/2005, 2/16/2006 and 2/15/2007, respectively; 47,893 shares under a deferred retirement award granted on 2/16/2006; and 14,326, 13,460 and 12,321 performance shares at target (before multiplying by 1.40 as set forth in footnote (4)) granted on 1/3/2005, 1/1/2006 and 2/15/2007, respectively; and (c) 2006: 3,334, 6,666, 13,332 and 17,000 shares of restricted stock granted on 2/13/2003, 2/12/2004, 1/3/2005 and 2/16/2006, respectively; 47,893 shares under a deferred retirement award granted on 2/16/2006; and 15,364, 14,326 and 13,460 performance shares at target (before multiplying by 1.40 as set forth in footnote (4)) granted on 2/12/2004, 1/3/2005 and 1/1/2006, respectively. With the exception of the deferred retirement award, vesting of these shares is subject to the attainment of performance targets.

(9)	Stock awards for Mr. Olivera include the amount expensed under FAS 123R for (a) 2008: 11,333, 12,070 and 11,772 shares of restricted stock granted on 2/16/2006, 2/15/2007 and 2/15/2008, respectively; and 13,460, 9,994 and 10,202 performance shares at target (before multiplying by 1.40 as set forth in footnote (4)) granted on 1/1/2006, 2/15/2007 and 2/15/2008, respectively; (b) 2007: 5,334, 6,666, 17,000 and 12,070 shares of restricted stock granted on 2/12/2004, 1/3/2005, 2/16/2006 and 2/15/2007, respectively; and 14,326, 13,460 and 9,994 performance shares at target (before multiplying by 1.40 as set forth in footnote (4)) granted on 1/3/2005, 1/1/2006 and 2/15/2007, respectively; and (c) 2006: 5,334, 5,000, 10,666, 13,332 and 17,000 shares of restricted stock granted on 2/13/2003, 10/17/2003, 2/12/2004, 1/3/2005 and 2/16/2006, respectively; and 15,364, 14,326 and 13,460 performance shares at target (before multiplying by 1.40 as set forth in footnote (4)) granted on 2/12/2004, 1/3/2005 and 1/1/2006, respectively. Vesting of these shares is subject to the attainment of performance targets.

(10)

Stock awards for Mr. Stall include the amount expensed under FAS 123R for (a) 2008: 10,000, 8,000, 8,524 and 11,772 shares of restricted stock granted on 6/17/1996, 2/16/2006, 2/15/2007 and 2/15/2008, respectively; and 10,324, 7,665 and 7,848 performance shares at target (before multiplying by 1.40 as set forth in footnote (4)) granted on 1/1/2006, 2/15/2007 and 2/15/2008, respectively; (b) 2007: 10,000, 4,000, 4,666, 12,000 and 8,524 shares of restricted stock granted on 6/17/1996, 2/12/2004, 1/3/2005, 2/16/2006 and 2/15/2007, respectively; and 11,302, 10,324 and 7,665 performance shares at target (before multiplying by 1.40 as set forth in footnote (4)) granted on 1/3/2005, 1/1/2006 and 2/15/2007, respectively; and (c) 2006: 10,000, 3,334, 3,334, 8,000, 9,332 and 12,000 shares of restricted stock granted on 6/17/1996, 10/18/2002, 2/13/2003, 2/12/2004, 1/3/2005 and 2/16/2006, respectively; and 11,790, 11,302 and

10,324 performance shares at target (before multiplying by 1.40 as set forth in footnote (4)) granted on 2/12/2004, 1/3/2005 and 1/1/2006, respectively. Vesting of these shares is subject to the attainment of performance targets.

(11)	Non-qualified stock options valued on the dates of grant using the Black-Scholes option pricing model with the following variables:

All values include the effect of a two-for-one stock split on March 15, 2005.

Description	Market	Strike	Volatility	Yield	Interest Rate	Expected Life	Black-Scholes
For the 2/13/2003 grant:	$27.56	$27.56	19.98%	3.96%	3.64%	7 yr.	$4.20
For the 2/12/2004 grant:	$32.46	$32.46	20.11%	3.93%	3.78%	7 yr.	$5.10
For the 1/3/2005 grant:	$36.95	$36.95	20.00%	3.68%	4.08%	7 yr.	$6.30
For the 2/16/2006 grant:	$41.76	$41.76	19.56%	3.40%	4.60%	6 yr.	$7.46
For the 2/15/2007 grant:	$59.05	$59.05	16.60%	2.54%	4.64%	6 yr.	$10.96
For the 2/15/2008 grant:	$64.69	$64.69	17.33%	2.75%	3.24%	6 yr.	$9.90

Stock option compensation expense varies based upon the grant date fair value of the stock, expected life of the option, dividend yield, risk-free interest rate and volatility of the stock price. In 2006, FPL Group revised its expected life of the option assumption based on the actual historical exercise practices of its optionees.

(12)	Option awards for Mr. Hay include the amount expensed for (a) 2008: 90,000, 62,531 and 75,596 non-qualified stock options granted on 2/16/2006, 2/15/2007 and 2/15/2008, respectively; (b) 2007: 50,000, 33,334, 90,000 and 62,531 non-qualified stock options granted on 2/12/2004, 1/3/2005, 2/16/2006 and 2/15/2007, respectively; and (c) 2006: 50,000, 100,000, 66,667 and 90,000 non-qualified stock options granted on 2/13/2003, 2/12/2004, 1/3/2005 and 2/16/2006, respectively.

(13)	Option awards for Mr. Dewhurst include the amount expensed for (a) 2008: 46,028, 24,762 and 6,898 non-qualified stock options granted on 2/16/2006, 2/15/2007 and 2/15/2008, respectively; 3,972, 11,072 and 32,342 non-qualified stock options granted on 2/16/2006, 2/15/2007 and 2/15/2008, respectively, were forfeited in 2008; (b) 2007: 33,334, 20,000, 50,000 and 35,834 non-qualified stock options granted on 2/12/2004, 1/3/2005, 2/16/2006 and 2/15/2007, respectively; and (c) 2006: 33,334, 66,667, 40,000 and 50,000 non-qualified stock options granted on 2/13/2003, 2/12/2004, 1/3/2005 and 2/16/2006, respectively.

(14)	Option awards for Mr. Pimentel include the amount expensed for 2008: 17,440 non-qualified stock options granted on 2/15/2008.

(15)	Option awards for Mr. Robo include the amount expensed for (a) 2008: 50,000, 43,773 and 52,320 non-qualified stock options granted on 2/16/2006, 2/15/2007 and 2/15/2008, respectively; (b) 2007: 33,334, 20,000, 50,000 and 43,773 non-qualified stock options granted on 2/12/2004, 1/3/2005, 2/16/2006 and 2/15/2007, respectively; and (c) 2006: 33,334, 66,667, 40,000 and 50,000 non-qualified stock options granted on 2/13/2003, 2/12/2004, 1/3/2005 and 2/16/2006, respectively.

(16)	Option awards for Mr. Olivera include the amount expensed for (a) 2008: 50,000, 35,834 and 34,880 non-qualified stock options granted on 2/16/2006, 2/15/2007 and 2/15/2008, respectively; (b) 2007: 33,334, 20,000, 50,000 and 35,834 non-qualified stock options granted on 2/12/2004, 1/3/2005, 2/16/2006 and 2/15/2007, respectively; and (c) 2006: 16,666, 66,667, 40,000 and 50,000 non-qualified stock options granted on 2/13/2003, 2/12/2004, 1/3/2005 and 2/16/2006, respectively.

(17)	Option awards for Mr. Stall include the amount expensed for (a) 2008: 25,000, 18,105 and 19,620 non-qualified stock options granted on 2/16/2006, 2/15/2007 and 2/15/2008, respectively; (b) 2007: 16,666, 10,000, 25,000 and 18,105 non-qualified stock options granted on 2/12/2004, 1/3/2005, 2/16/2006 and 2/15/2007, respectively; and (c) 2006: 16,666, 33,333, 20,000 and 25,000 non-qualified stock options granted on 2/13/2003, 2/12/2004, 1/3/2005 and 2/16/2006, respectively.

(18)	Non-equity incentive plan compensation is the amount earned by each named executive in 2008 under the Annual Incentive Plan and in 2007 and 2006 under a predecessor annual incentive plan. The amount earned by Mr. Dewhurst has been adjusted for actual service in 2008. For 2008, other than with respect to Mr. Dewhurst, half of the amount set forth above was paid in cash and the other half was paid through a grant of unrestricted shares of the Company’s common stock under the LTIP. For additional information about these awards, see Table 2: 2008 Grants of Plan-Based Awards and Compensation Discussion & Analysis.

(19)	FPL Group maintains both defined benefit and defined contribution retirement plans (as described in Compensation Discussion & Analysis—Post-Employment Compensation—Retirement Programs—Supplemental Executive Retirement Plan). Values for Company contributions to defined benefit and defined contribution retirement plans (both qualified and nonqualified) are split between columns (h) and (i), respectively.

(20)	All amounts in this column (other than the amounts specified below for certain earnings on deferred compensation) reflect the one-year change in the actuarial present value of each named executive’s accumulated benefit under the tax-qualified defined benefit employee pension plan and the SERP. In 2008, FPL Group changed its pension measurement date from September 30 to December 31. In light of this change, 2008 amounts have been annualized (thereby adjusting the 15 month period to a 12 month period) with respect to all NEOs other than Mr. Pimentel.

a) For Messrs. Pimentel and Robo, the amounts are calculated by subtracting from their respective accrued pension benefits (which are equal to their respective cash balance account balances in the employee pension plan and in the SERP) at the pension plan measurement date used for financial statement reporting purposes for the year shown (for 2008, that date is December 31, 2008 and, for the other years shown, September 30 of that year) their respective accrued pension benefits at the pension plan measurement date for the prior year (annualized for Mr. Robo as described above for 2008). Since Mr. Pimentel was first employed by the Company in 2008, his accrued pension benefit at the beginning measurement date was $0.

b) For Mr. Dewhurst, the amounts are calculated by subtracting from his accrued pension benefit (which is equal to his cash balance account balance in the employee pension plan plus his account balance in the SERP) at the pension plan measurement date for the year shown his accrued pension benefit at the pension plan measurement date for the prior year (annualized as described above for 2008). In 2008 only, the SERP portion is calculated by subtracting the accrued benefit (which is the cash balance account balance in the SERP) at September 30, 2007 from the present value at December 31, 2008 of the $2,605 monthly single life annuity benefit that Mr. Dewhurst began receiving on December 1, 2008, annualized as described above. The following assumptions were used for determining the present value at December 31, 2008 of the future SERP annuity payments: discount rate of 6.90% and the 2009 Pension Protection Act (“PPA”) male annuitant mortality rates.

c) For Messrs. Hay, Olivera and Stall, the amounts are calculated by subtracting from the estimates of each officer’s accrued benefit (payable at age 65) in the defined benefit plans at the pension plan measurement date for the year shown the estimates of each officer’s accrued benefit (payable at age 65) in the defined benefit plans at the pension plan measurement date for the prior year. These estimates are based on the number of years of credited service shown in Table 5: Pension Benefits and on each officer’s current covered compensation. After calculating the accrued benefits at the pension plan measurement date for the year shown and at the pension plan measurement date for the prior year in the form of annuities payable at age 65, the annuity values are converted to lump sum values payable at age 65 (annualized as described above for 2008). These calculations are performed using assumptions consistent with those used by FPL Group’s actuaries to calculate plan disclosures under generally accepted accounting principles. The specific interest rates and other assumptions used to estimate these values are as follows:

For 2008: (i) the discount rate on September 30, 2007 was 6.00%, (ii) the discount rate on December 31, 2008 was 6.90%; (iii) lump sum amounts were calculated using a 6.50% discount rate and Revenue Ruling 2007-67 mortality rates; and (iv) assumed retirement age is 65 and no pre-retirement decrements are assumed.

For 2007: (i) the discount rate on September 30, 2006 was 5.70%, (ii) the discount rate on December 31, 2007 was 6.00%; (iii) lump sum amounts were calculated using a 5.75% discount rate and Revenue Ruling 2007-67 mortality rates; and (iv) assumed retirement age is 65 and no pre-retirement decrements are assumed.

For 2006: (i) the discount rate on September 30, 2005 was 5.50%, (ii) the discount rate on December 31, 2006 was 5.70%; (iii) lump sum amounts were calculated using a 5.50% discount rate and Revenue Ruling 2001-62 mortality rates; and (iv) assumed retirement age is 65 and no pre-retirement decrements are assumed.

In 2008, the change in pension value for Mr. Hay was a decrease of $110,725; therefore in accordance with applicable SEC rules, the amount set forth in the Summary Compensation Table is $0.

The Deferred Compensation Plan permits deferral of salary (up to 100%), annual incentive (up to 100%), and performance shares (either 0% or 100%). Deferred cash compensation (salary and annual incentive) is “invested” in phantom investments which mirror the investment vehicles offered to the participants in the Company’s 401(k) plan and are not guaranteed by the Company. Under applicable SEC rules, these earnings are not included in this table.

For 2006, this also includes above-market interest credited to balances accruing as a result of dividend crediting on deferred performance share awards. Such earnings for Messrs. Hay, Dewhurst, Olivera and Stall amounted to $4,941, $2,008, $4,540 and $2,676, respectively. No above-market interest was credited in 2008 or 2007. Earnings on deferred performance shares are also included in Table 6: Nonqualified Deferred Compensation.

(21)	Additional information about the amounts set forth in the “All Other Compensation” column may be found in Table 1b: Supplemental All Other Compensation, which immediately follows.

(22)	Prior to January 1, 2009, Mr. Stall was the Executive Vice President, Nuclear Division of FPL Group.

The table below (Table 1b) provides additional information regarding column (i) of Table 1a: Summary Compensation Table.

Table 1b: Supplemental All Other Compensation

Name	Year	Total From Summary Compensation Table ($)	Contributions to Defined Contribution Plans(1) ($)	Perquisites and Other Personal Benefits(2) ($)	Tax Reimbursements(3) ($)	Life Insurance Premiums(4) ($)
Lewis Hay, III	2008	$557,175	$324,590	$180,544	$52,041	$0
	2007	345,719	151,806	153,537	32,163	8,214
	2006	295,563	137,138	112,695	31,530	14,200
Moray P. Dewhurst	2008	69,410	39,629	22,852	6,929	0
	2007	80,089	53,684	20,366	5,769	270
	2006	81,987	50,831	21,895	8,991	270
Armando Pimentel, Jr.	2008	53,417	19,937	22,497	10,983	0
James L. Robo	2008	273,465	171,279	81,838	20,348	0
	2007	202,670	68,488	117,390	13,073	3,719
	2006	118,867	58,559	38,360	13,604	8,344
Armando J. Olivera	2008	318,640	259,130	44,556	14,954	0
	2007	111,086	50,781	39,815	13,780	6,710
	2006	115,678	51,771	39,100	12,912	11,895
John A. Stall	2008	194,871	139,163	40,145	15,563	0
	2007	115,727	43,659	54,710	14,300	3,058
	2006	110,476	42,285	44,888	14,512	8,791

(1)	FPL Group maintains both defined benefit and defined contribution retirement plans. Amounts attributable to the defined benefit plans are reported in Table 1a: Summary Compensation Table under column (h), “Change in Pension Value and Nonqualified Deferred Compensation Earnings.” Amounts attributable to the defined contribution plans are reported under “All Other Compensation” and are further described below under Additional Disclosure Related to Summary Compensation Table and 2008 Grants of Plan-Based Awards Table. This column includes employer matching contributions to the Company’s qualified 401(k) plan of $10,925 for 2008 for each NEO, except Messrs. Dewhurst and Pimentel, for whom employer matching contributions of $5,042 and $8,404, respectively, were made; $10,688 for 2007 and $10,450 for 2006 for each NEO (other than Mr. Pimentel, who was not then employed by the Company), plus the Company’s contribution to the non-qualified defined contribution portion of the SERP in each year for each NEO who was then employed by the Company. In connection with the termination of the Company’s split-dollar life insurance program at the end of 2007, the Company’s contribution to the non-qualified defined contribution portion of the SERP in 2008 included a one-time credit for Messrs. Hay, Robo, Olivera and Stall that was substantially equivalent in value to the cash value of the benefit accrued as of the termination date on behalf of each officer in his respective split dollar life insurance policy.

(2)

This column includes, for each of 2008, 2007 and 2006, the aggregate incremental cost to FPL Group of providing personal benefits to the NEOs. For each NEO, the personal benefits reported for 2008 in this column include: annual premiums for $5 million in umbrella coverage under a group personal excess liability insurance policy (except for Mr. Dewhurst); up to $10,000 annual reimbursement for professional financial planning and legal services (and, for Mr. Hay, an additional $45,999 in legal expenses resulting from Company-initiated amendments to Mr. Hay’s employment agreement to comply with Section 409A of the Internal Revenue Code); the cost of the officer’s participation in an executive vehicle program which includes use of a Company-leased passenger vehicle, fuel and other ancillary costs; fees paid for travel programs such as airline memberships and hospitality room memberships (except for Messrs. Hay and Dewhurst), and any transactional fees associated with personal travel booked through the Company’s travel agents (except for Mr. Robo); costs for maintenance of a residential home security system and central station monitoring (except for Mr. Pimentel); and annual dues and fees for memberships in a luncheon club and, for Messrs. Hay and Robo, country clubs, which are used primarily for business but may also be used personally by the NEOs and their family members. For Messrs. Hay, Olivera and Stall, the personal benefits reported in this column also include the incremental cost to the Company of indemnity medical insurance, which covers 100% of eligible medical expenses for the officers and, for Messrs. Hay and Stall, their eligible dependents. For Messrs. Dewhurst, Robo and Olivera, the personal benefits reported in this column also include the costs of participation in a voluntary annual physical exam, including lodging costs and related expenses. For Messrs. Hay, Dewhurst, Robo and Olivera, the personal benefits reported in this column also include the incremental cost to the Company for personal use of Company-owned aircraft, which is the variable operating costs of such use, net of payments to the Company by or on behalf of the NEOs (based on reasonable commercial rates), as is generally required by Company policy for such personal use. Variable operating costs include fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees, trip-related hangar/parking costs, excise taxes and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of statute miles the Company aircraft flew to derive an average variable cost per mile. The incremental cost incurred was $42,979 for Mr. Hay and $39,767 for Mr. Robo. Under SEC rules, personal use of aircraft includes travel undertaken to participate in certain outside board meetings, which the Company views as having a useful business purpose. In addition, for Messrs. Dewhurst, Robo and Olivera, personal use of the aircraft included travel undertaken to participate in a voluntary annual executive physical (which was Mr. Dewhurst’s only personal use of the aircraft).

(3)	For each named executive, represents reimbursements for taxes due on income imputed to the officer (in the manner required by the Internal Revenue Code) for participation in the executive vehicle program, for reimbursement of professional financial planning and legal services, for Messrs. Hay and Robo in 2008 and in 2007 for Mr. Hay only, dues and fees for country club memberships, and for Mr. Robo in 2007 only, one-time personal use of a chartered aircraft.

(4)	In 2008, all named executives participated in the Company’s life insurance benefit under the broad-based employee life insurance plan. In 2007 and 2006, for each named executive except Mr. Dewhurst, represents annual premiums paid by the Company under its endorsement split dollar life insurance plan, a voluntary program in which Mr. Dewhurst waived participation. This plan was terminated effective December 31, 2007. For Mr. Dewhurst, represents annual premium paid by the Company for basic life insurance benefit under the broad-based employee life insurance plan.

Table 2: 2008 Grants of Plan-Based Awards

The table below provides information about the cash and equity incentive compensation awarded to the named executives in 2008. It is important to keep in mind the following when reviewing the table:

(1) Columns (c), (d) and (e) below set forth the range of possible payouts established in December 2007 under the Annual Incentive Plan for 2008, and are not amounts actually paid to the NEOs. The actual amounts paid with respect to 2008 under the Annual Incentive Plan, which is a Non-Equity Incentive Plan, as that term is used in the heading for columns (c), (d) and (e) of this table, are set forth in Table 1a: Summary Compensation Table in column (g), entitled “Non-Equity Incentive Plan Compensation.”

(2) The number of shares listed under “Estimated Future Payouts Under Equity Incentive Plan Awards” (columns (g) and (h)), represent grants of performance shares and restricted stock, an analysis of which is set forth in Compensation Discussion & Analysis and the material terms of which are described below this table.

(3) The number of shares listed under “All Other Option Awards: Number of Securities Underlying Options” (column (j)) and the exercise price set forth under “Exercise or Base Price of Option Awards” (column (k)) represent the number and exercise price of non-qualified option grants, an analysis of which is set forth in Compensation Discussion & Analysis and the material terms of which are described below this table.

(4) In the column headed “Grant Date Fair Value of Stock and Option Awards” (column (l)), the top number is the grant date fair value of the performance share award, the middle number is the grant date fair value of the restricted stock award and the last number is the grant date fair value of the options granted.

Table 2: 2008 Grants of Plan-Based Awards

	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options(3) (#)(j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(4) (l)
Name(a)		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Lewis Hay, III	—	$0	$1,255,800	$2,511,600	—	—	—	—	—	—	—
	2/15/2008				0	44,765	71,624				$3,704,483	(5)
	2/15/2008				0	51,694	51,694				3,344,085	(6)
	2/15/2008								75,596	64.69	748,400	(7)
Moray P. Dewhurst(8)	—	0	412,860	825,720	—	—	—	—	—	—	—
	2/15/2008				0	10,202	16,323				844,256	(5)
	2/15/2008				0	13,341	13,341				863,029	(6)
	2/15/2008								39,240	64.69	388,476	(7)
Armando Pimentel, Jr.	—	0	367,500	735,000	—	—	—	—	—	—	—
	2/15/2008				0	5,493	8,789				454,568	(5)
	2/15/2008				0	7,298	7,298				472,108	(6)
	2/15/2008								17,440	64.69	172,656	(7)
James L. Robo	—	0	604,800	1,209,600	—	—	—	—	—	—	—
	2/15/2008				0	14,126	22,602				1,168,983	(5)
	2/15/2008				0	16,480	16,480				1,066,091	(6)
	2/15/2008								52,320	64.69	517,968	(7)
Armando J. Olivera	—	0	416,290	832,580	—	—	—	—	—	—	—
	2/15/2008				0	10,202	16,323				844,256	(5)
	2/15/2008				0	11,772	11,772				761,531	(6)
	2/15/2008								34,880	64.69	345,312	(7)
John A. Stall	—	0	413,000	826,000	—	—	—	—	—	—	—
	2/15/2008				0	7,848	12,557				649,453	(5)
	2/15/2008				0	11,772	11,772				761,531	(6)
	2/15/2008								19,620	64.69	194,238	(7)

(1)	Non-Equity Incentive Plan awards are paid under the Annual Incentive Plan, the material terms of which are described below. For 2008, half of the amount set forth above was paid in cash and the other half was paid through a grant of unrestricted shares of the Company’s common stock under the LTIP in February 2009. See column (g) of Table 1a: Summary Compensation Table.

(2)	Each officer was granted awards of performance shares and restricted stock under the LTIP in 2008. Performance shares were granted in 2008 for a three-year performance period ending December 31, 2010. The number of shares which will ultimately be paid to each named executive at the end of the performance period will be determined by multiplying the officer’s target number of performance shares by a three-year average of the officer’s performance ratings under the Annual Incentive Plan, expressed as a percentage, which may not exceed 160% of the target award. Restricted stock awards granted in 2008 vest at the rate of one-third per year beginning one year from the date of grant, subject to certification by the Compensation Committee each year of the attainment of the FPL Group adjusted earnings goal under the Annual Incentive Plan for the previous year. If the goal is not achieved, the restricted stock which was scheduled to vest is forfeited. See footnotes (5) through (10) to Table 3: 2008 Outstanding Equity Awards at Fiscal Year End for further information about the vesting of restricted stock.

(3)	Non-qualified stock options granted under the LTIP. All stock options vest and become exercisable at the rate of one-third per year beginning approximately one year from date of grant and are fully exercisable after three years. See footnote (1) to Table 3: 2008 Outstanding Equity Awards at Fiscal Year End for further information about the vesting of stock options. All options were granted at an exercise price of 100% of the closing price of FPL Group common stock on the date of grant.

(4)

The amounts shown are based on the value of the equity-based compensation grants as of the 2008 grant dates under applicable accounting rules. These amounts were not realized by the NEOs during 2008, and the value of awards which vest at a later date is likely to be different from the amount listed, based on, among other things, the performance of the Company and the price of the Company’s common stock. See Table 4: 2008 Option Exercises and Stock Vested for the value of the NEOs’ equity awards which vested in 2008. The values determined under applicable accounting rules were calculated pursuant to FAS 123R. Under FAS 123R, the Company calculates the grant-date fair value of equity-based compensation and amortizes it over the vesting period (using the straight-line amortization method for awards with graded vesting schedules as well as for awards with cliff vesting schedules). The expense recognized during 2008 for each NEO therefore reflects the partial amortization of equity awards granted during 2008 plus the partial amortization of equity awards granted in earlier years which were not yet vested (or which became vested) during 2008. See Note 12—Common and Preferred Stock—Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for the assumptions used in this valuation. In accordance with SEC rules, the amounts in these columns reflect the actual FAS 123R accounting cost without reduction for estimated forfeitures.

(5)	As described in footnote (4) above, the grant date fair value of performance share awards was calculated under FAS 123R. This FAS 123R calculation reflects a discount of $5.58 per share for the 2008 grants because dividends are not paid on performance shares during the three-year performance period. The performance rating assumption used for expensing all performance share awards under FAS 123R is 1.40 (i.e. target shares multiplied by 1.40); although the accounting valuation assumes a certain level of future performance, the actual value at payout could be different based on actual performance.

(6)	As described in footnote (4) above, the grant date fair value of restricted stock was calculated under FAS 123R.

(7)	As described in footnote (4) above, the grant date fair value of stock option awards was calculated under FAS 123R but without any reductions for estimated forfeitures. The hypothetical values shown for stock option grants were calculated using the Black-Scholes option pricing model, based on the following assumptions: for all options, the volatility is equal to 17.33% and the dividend yield (which represents the per-share annualized dividends as of the grant date divided by the annualized fair market value of the common stock) is equal to 2.75%. The risk-free interest rate is equal to 3.24%, based on the interest rate on a U.S. Treasury zero-coupon bond on the date of grant with a maturity corresponding to the estimated time until exercise of six years. The values do not take into account risk factors such as non-transferability or risk of forfeiture.

(8)	Mr. Dewhurst’s original award opportunities, prior to being prorated for actual service, are represented in the table above. Upon his retirement, (a) Mr. Dewhurst’s performance share awards were prorated for days of service completed and 10,550, 4,606 and 1,398 performance shares will vest on the vesting schedule applicable to each performance share grant, (b) Mr. Dewhurst’s restricted stock awards were prorated for full years of service completed and 4,000 and 3,562 shares vested immediately and (c) Mr. Dewhurst’s stock option awards were prorated for days of service completed and 12,694, 12,818 and 6,898 options vested immediately. For additional information about the treatment of Mr. Dewhurst’s awards upon his retirement, see Table 1a: Summary Compensation Table, Table 3: 2008 Outstanding Equity Awards at Fiscal Year End and Table 4: 2008 Option Exercises and Stock Vested.

Additional Disclosure Related to Summary Compensation Table and 2008 Grants of Plan-Based Awards Table

Material Terms of Performance Shares Granted to NEOs

•	three year performance period;

•

paid in shares of FPL Group common stock, based primarily on the average of the NEO’s total performance-based adjustment under the Annual Incentive Plan for each year in the performance period, capped at 160%;

•	dividends are not paid or accrued during the performance period;

•	may vest in the event of the occurrence of certain events, such as a change in control, death, disability or some retirements;

•	forfeited if employment terminates prior to end of performance period in all other instances; and

•	award agreement includes non-solicitation and non-competition provisions.

Material Terms of Restricted Stock Granted to NEOs

•	if performance target is met as of end of preceding year, vest one-third per year for three years beginning approximately one year from date of grant;

•	if performance target not met in any year, restricted stock scheduled to vest in that year is forfeited;

•	performance target is attainment of FPL Group adjusted earnings goal under the Annual Incentive Plan for the previous year (or similar measure chosen by the Compensation Committee);

•	dividends are paid on restricted stock as and when declared by the Company but are generally subject to repayment by NEO if awards are forfeited prior to vesting;

•	NEOs have the right to vote their shares of restricted stock;

•

may vest prior to or on normal vesting date and, in some circumstances, without regard to satisfaction of performance condition, in the event of the occurrence of certain events, such as a change in control, death, disability or some retirements;

•	forfeited if employment terminated prior to vesting in all other instances; and

•	award agreement includes non-solicitation and non-competition provisions.

Material Terms of Stock Options Granted to NEOs

•	vest one-third per year for three years beginning approximately one year from date of grant;

•	exercise price equal to closing price of FPL Group common stock on date of grant (February 15, 2008);

•	generally expire ten years from date of grant;

•	may vest prior to normal vesting date in the event of the occurrence of some events, such as a change in control, death, disability or some retirements;

•	forfeited if employment terminated prior to vesting in all other instances; and

•	award agreement includes non-solicitation and non-competition provisions.

Material Terms of Deferred Retirement Awards Granted to Messrs. Robo and Dewhurst in 2006

•	shares representing Company’s obligation are held in a grantor (rabbi) trust;

•	dividends and earnings paid to Trustee of grantor trust are reinvested in shares of the Company’s common stock annually;

•	vest 50% after five years and 50% after ten years;

•

mandatory deferral of all vested shares, plus accumulated cash dividends and shares obtained with reinvested dividends, until retirement or termination of employment (with certain exceptions for death, disability or change in control);

•	award agreement includes non-solicitation and non-competition provisions; and

•	deferred retirement award granted to Mr. Dewhurst in 2006 was forfeited upon his retirement in 2008.

Determination of Amount Payable Under Annual Incentive Plan to NEOs

See Compensation Discussion & Analysis for a description of the criteria used to determine the amount payable to each NEO under the Annual Incentive Plan (Non-Equity Incentive Plan Compensation).

Salary and Bonus as a Proportion of 2008 Total Compensation

Using the amounts set forth in column (c), “Salary,” for all NEOs and in column (d), “Bonus” for Mr. Pimentel only (as no discretionary bonuses were paid to the other NEOs in 2008) in Table 1a: Summary Compensation Table, the salaries (and, for Mr. Pimentel, bonus) of each of the NEOs as a proportion of 2008 total compensation were as follows:

Mr. Hay—11%

Mr. Dewhurst—17%

Mr. Pimentel—29%

Mr. Robo—16%

Mr. Olivera—16%

Mr. Stall—20%

These proportions are consistent with the Company’s philosophy of paying a higher percentage of performance-based compensation and a lower percentage of fixed compensation.

Employment Agreement with CEO

The Hay Agreement provides for Mr. Hay to be employed as the chief executive officer of FPL Group and to serve as a director and chairman of FPL Group’s Board for an initial term of three years which began on January 1, 2005. Each January 1 beginning in 2006 the term of employment is extended an additional year unless either party gives a notice of non-extension no later than 90 days prior thereto. No such notice has been given. The Hay Agreement does not establish Mr. Hay’s compensation; however, reduction of his then current base salary, target annual incentive bonus, target long term incentive compensation or aggregate employee benefits (with certain exceptions), failure to re-elect Mr. Hay as chairman (with certain exceptions) and chief executive officer, or the assignment to Mr. Hay of duties materially inconsistent with his position constitute “good reason” for Mr. Hay to terminate his employment and receive the termination benefits set forth in the agreement. The Hay Agreement also provides certain benefits upon termination of employment due to death, disability, retirement, or without cause. Such termination benefits are described in Potential Payments Upon Termination or Change in Control, below.

In the event that Mr. Hay’s Retention Agreement (described in Potential Payments Upon Termination or Change in Control, below) becomes effective and his employment is terminated under the circumstances specified in the Retention Agreement, he will be entitled to the compensation and benefits provided under the Retention Agreement instead of any compensation or benefits payable or provided to him under the Hay Agreement.

Defined Contribution Retirement Benefits

FPL Group maintains a tax-qualified defined contribution 401(k) plan in which an employee may elect to defer some portion of his or her covered earnings (which excludes annual incentive compensation), and FPL Group matches the employee contributions in accordance with a specified formula. In a 401(k) plan, the employee bears the investment risk. Employees who choose to enroll in the 401(k) plan may contribute between 1% and 50% of covered earnings, subject to certain limits contained in the Internal Revenue Code, and the Company provides matching contributions, in the form of FPL Group common stock, up to 4.75% of covered earnings to the specified IRS limit. In 2008, each of the NEOs participated in the 401(k) plan and received the maximum Company matching contribution allowable under IRS rules, which for 2008 was $10,925 per NEO, except that Mr. Pimentel, who began employment with the Company in February 2008, received a Company matching contribution of $8,404 and Mr. Dewhurst, who retired from the Company in May 2008, received a Company matching contribution of $5,042.

The non-qualified SERP provides a defined contribution benefit to each NEO which is designed to (1) make up for the lost Company matching contributions on the 401(k) due to IRS limits, and (2) provide Company matching contributions on annual incentive compensation (which is a significant percentage of executive cash compensation). Therefore, under the SERP, each NEO’s defined contribution account is credited annually with phantom FPL Group common stock with a value equal to 4.75% of base earnings above IRS limits plus annual incentive compensation. Each such account is also credited annually with additional phantom FPL Group common stock with a value based on dividend income on the phantom shares in the account.

For each NEO, the defined contribution benefits described herein are included under column (i), “All Other Compensation,” of Table 1a: Summary Compensation Table and described in footnote (1) to Table 1b: Supplemental All Other Compensation.

Table 3: 2008 Outstanding Equity Awards at Fiscal Year End

The table below provides information about equity incentive awards awarded to the named executives in 2008 and in prior years. It is important to keep in mind the following when reviewing the table:

(1) With respect to Option Awards, the options listed in column (b), “Number of Securities Underlying Unexercised Options (#) Exercisable,” are fully vested and currently exercisable by the NEO. If the NEO had exercised all or a part of these options in 2008, the value realized upon exercise would be listed in Table 4: 2008 Option Exercises and Stock Vested. The Compensation Committee deems the value of unexercised fully-vested options to be a current asset of the NEO and attributable to compensation earned in prior years, and does not consider this amount, or the current value of unvested options (which are listed in column (c)), when making compensation determinations.

(2) The number of shares listed in column (i), “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested,” includes both performance shares, at maximum payout level (in accordance with applicable SEC rules), prior to the expiration of the performance period, and restricted stock prior to the satisfaction of the performance and time criteria required for vesting. The number of shares listed in column (g), “Number of Shares or Units of Stock That Have Not Vested,” for Mr. Robo, includes a deferred retirement award.

(3) As required by SEC rules, the amounts listed in column (j), “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represent the value of restricted stock and performance share awards at maximum payout levels. These amounts were not realized by the NEOs during 2008, and the value of awards which vest at a later date is likely to be different from the amount listed, based on, among other things, the performance of the Company and the price of the Company’s common stock.

Table 3: 2008 Outstanding Equity Awards at Fiscal Year End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options(#) Exercisable (b)	Number of Securities Underlying Unexercised Options(#) Unexer- cisable(1) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options(#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (2)(#) (g)	Market Value of Shares or Units of Stock That Have Not Vested(3) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(11) (j)
Lewis Hay, III	300,000	0	0	$30.86	2/12/2011
	100,000	0	0	27.68	9/17/2011
	150,000	0	0	26.32	2/11/2012
	150,000	0	0	27.56	2/13/2013
	150,000	0	0	32.46	2/14/2014
	100,000	0	0	36.95	1/03/2015
	60,000	30,000	0	41.76	2/16/2016
	20,843	41,688	0	59.05	2/15/2017
	0	75,596	0	64.69	2/15/2018
								248,176	(5)	$12,490,685
Moray P. Dewhurst	100,000	0	0	26.32	2/11/2012
	100,000	0	0	27.56	2/13/2013
	100,000	0	0	32.46	2/12/2014
	60,000	0	0	36.95	1/03/2015
	46,028	0	0	41.76	2/16/2016
	24,762	0	0	59.05	2/15/2017
	6,898	0	0	64.69	2/15/2018
								7,109	(6)	357,818
Armando Pimentel, Jr.	0	17,440	0	64.69	2/15/2018
								16,087	(7)	809,649
James L. Robo	150,000	0	0	29.60	3/22/2012
	100,000	0	0	27.56	2/13/2013
	100,000	0	0	32.46	2/12/2014
	60,000	0	0	36.95	1/03/2015
	33,334	16,666	0	41.76	2/16/2016
	14,591	29,182	0	59.05	2/15/2017
	0	52,320	0	64.69	2/15/2018
						50,436	2,538,444	74,409	(8)	3,744,981
Armando J. Olivera	100,000	0	0	30.86	2/12/2011
	50,000	0	0	26.32	2/11/2012
	50,000	0	0	27.56	2/13/2013
	100,000	0	0	32.46	2/12/2014
	60,000	0	0	36.95	1/03/2015
	33,334	16,666	0	41.76	2/16/2016
	11,944	23,890	0	59.05	2/15/2017
	0	34,880	0	64.69	2/15/2018
								57,799	(9)	2,909,020
John A. Stall	50,000	0	0	26.32	2/11/2012
	50,000	0	0	27.56	2/13/2013
	50,000	0	0	32.46	2/12/2014
	30,000	0	0	36.95	1/03/2015
	16,666	8,334	0	41.76	2/16/2016
	6,035	12,070	0	59.05	2/15/2017
	0	19,620	0	64.69	2/15/2018
								56,275	(10)	2,832,344

(1)	All stock options are non-qualified. All options listed as exercisable at December 31, 2008 were fully vested at that date. Options listed as unexercisable at December 31, 2008 vest as follows:

Name	Grant Date	Vest Date	No. Options
Lewis Hay, III	2/15/2008	2/15/2009	25,199
		2/15/2010	25,199
		2/15/2011	25,198
	2/15/2007	2/15/2009	20,844
		2/15/2010	20,844
	2/16/2006	2/16/2009	30,000
Armando Pimentel, Jr.	2/15/2008	2/15/2009	5,814
		2/15/2010	5,813
		2/15/2011	5,813
James L. Robo	2/15/2008	2/15/2009	17,440
		2/15/2010	17,440
		2/15/2011	17,440
	2/15/2007	2/15/2009	14,591
		2/15/2010	14,591
	2/16/2006	2/16/2009	16,666
Armando J. Olivera	2/15/2008	2/15/2009	11,627
		2/15/2010	11,627
		2/15/2011	11,626
	2/15/2007	2/15/2009	11,945
		2/15/2010	11,945
	2/16/2006	2/16/2009	16,666
John A. Stall	2/15/2008	2/15/2009	6,540
		2/15/2010	6,540
		2/15/2011	6,540
	2/15/2007	2/15/2009	6,035
		2/15/2010	6,035
	2/16/2006	2/16/2009	8,334

Upon his retirement, a prorated portion of Mr. Dewhurst’s then unvested stock options vested immediately, and the remaining options were forfeited. See Table 2: 2008 Grants of Plan-Based Awards.

(2)	In 2006, Mr. Robo was granted 47,893 shares as a deferred retirement award, which vests in equal installments on 3/15/2011 and 3/15/2016. The shares will continue to be deferred following vesting in most circumstances. Shares representing the Company’s obligation are held in a grantor trust. Dividends and earnings thereon are reinvested annually by the trustee of the grantor trust. In 2008, the trustee acquired 1,264 shares in respect of Mr. Robo’s award.

(3)	Market value of the unvested deferred retirement award is based upon the closing price of FPL Group common stock on December 31, 2008 of $50.33.

(4)	Performance shares vest on the last day of the applicable performance period, with payouts determined by the Compensation Committee at its first meeting after the end of the year. Because the end of the performance period for the performance shares granted to each of the NEOs in 2006 was December 31, 2008, these performance shares are not included in Table 3: 2008 Outstanding Equity Awards at Fiscal Year End and are included in Table 4: 2008 Option Exercises and Stock Vested under columns (d) and (e), “Stock Awards—Number of Shares Acquired on Vesting” and “Stock Awards—Value Realized on Vesting,” and discussed in footnotes (2) and (3) to that table.

(5)	Mr. Hay’s outstanding performance shares at maximum payout level aggregated 142,878 shares with a market value on December 31, 2008 of $7,191,070. 44,534 performance shares at target were granted on February 15, 2007 (performance period beginning 1/1/2007 and ending 12/31/2009) and 44,765 performance shares at target were granted effective February 15, 2008 (performance period beginning 1/1/2008 and ending 12/31/2010). Also includes 105,297 shares of restricted common stock with a market value of $5,299,615 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
restricted common stock	2/15/2008	2/15/2009	17,232
		2/15/2010	17,231
		2/15/2011	17,231
restricted common stock	2/15/2007	2/15/2009	15,635
		2/15/2010	15,635
restricted common stock	2/16/2006	2/15/2009	22,333

(6)	Upon his retirement, Mr. Dewhurst’s outstanding performance share awards and related maximum payout levels were prorated for days of service completed. Therefore, Mr. Dewhurst’s outstanding performance shares at maximum payout level aggregated 7,109 shares with a market value on December 31, 2008 of $357,818, where 9,794 performance shares at target granted on February 15, 2007 (performance period beginning 1/1/2007 and ending 12/31/2009) were reduced to 4,606 shares at target, and 10,202 performance shares at target granted effective February 15, 2008 (performance period beginning 1/1/2008 and ending 12/31/2010) were reduced to 1,398 shares at target. These awards will pay out based on the original vesting schedule. Restricted common stock awards granted on 2/16/2006, 2/15/2007 and 2/15/2008 were prorated for full years of service completed and the prorated portion, 7,562 shares, vested immediately upon retirement. Therefore, these shares are not included in Table 3: 2008 Outstanding Equity Awards at Fiscal Year End and are included in Table 4: 2008 Option Exercises and Stock Vested under columns (d) and (e), “Stock Awards—Number of Shares Acquired on Vesting” and “Stock Awards—Value Realized on Vesting,” and discussed in footnotes (2) and (3) to that table.

(7)	Mr. Pimentel’s outstanding performance shares at maximum payout level aggregated 8,789 shares with a market value on December 31, 2008 of $442,340. 5,493 performance shares at target were granted effective February 15, 2008 (performance period beginning 1/1/2008 and ending 12/31/2010). Also includes 7,298 shares of restricted common stock with a market value of $367,308 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
restricted common stock	2/15/2008	2/15/2009	2,433
		2/15/2010	2,433
		2/15/2011	2,432

(8)	Mr. Robo’s outstanding performance shares at maximum payout level aggregated 42,315 shares with a market value on December 31, 2008 of $2,129,724. 12,321 performance shares at target were granted on February 15, 2007 (performance period beginning 1/1/2007 and ending 12/31/2009) and 14,126 performance shares at target were granted effective February 15, 2008 (performance period beginning 1/1/2008 and ending 12/31/2010). Also includes 32,093 shares of restricted common stock with a market value of $1,615,257 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
restricted common stock	2/15/2008	2/15/2009	5,494
		2/15/2010	5,493
		2/15/2011	5,493
restricted common stock	2/15/2007	2/15/2009	4,973
		2/15/2010	4,973
restricted common stock	2/16/2006	2/15/2009	5,667

(9)	Mr. Olivera’s outstanding performance shares at maximum payout level were 32,314 shares with a market value on December 31, 2008 of $1,626,343. 9,994 performance shares at target were granted on February 15, 2007 (performance period beginning 1/1/2007 and ending 12/31/2009) and 10,202 performance shares at target were granted effective February 15, 2008 (performance period beginning 1/1/2008 and ending 12/31/2010). Also includes 25,485 shares of restricted common stock with a market value of $1,282,677 which vest, subject to the satisfaction of applicable performance criteria, as follows:

Award Type	Grant Date	Vest Date	No. Shares
restricted common stock	2/15/2008	2/15/2009	3,924
		2/15/2010	3,924
		2/15/2011	3,924
restricted common stock	2/15/2007	2/15/2009	4,023
		2/15/2010	4,023
restricted common stock	2/16/2006	2/15/2009	5,667

(10)	Mr. Stall’s outstanding performance shares at maximum payout level were 24,821 shares with a market value on December 31, 2008 of $1,249,231. 7,665 performance shares at target were granted on February 15, 2007 (performance period beginning 1/1/2007 and ending 12/31/2009) and 7,848 performance shares at target were granted effective February 15, 2008 (performance period beginning 1/1/2008 and ending 12/31/2010). Also includes 31,455 shares of restricted common stock with a market value of $1,583,113, which vest, subject to the satisfaction of applicable performance criteria, as follows:.

Award Type	Grant Date	Vest Date	No. Shares
restricted common stock	2/15/2008	2/15/2009	3,924
		2/15/2010	3,924
		2/15/2011	3,924
restricted common stock	2/15/2007	2/15/2009	2,841
		2/15/2010	2,841
restricted common stock	2/16/2006	2/15/2009	4,000
restricted common stock	6/17/1996	8/1/2011	10,000

(11)	Market value is based upon the closing price of FPL Group common stock on December 31, 2008 of $50.33.

Table 4: 2008 Option Exercises and Stock Vested

The table below provides information about the NEOs’ stock awards which vested in 2008. It is important to keep in mind the following when reviewing the table:

(1) The “Number of Shares Acquired on Vesting” (column (d)) represents performance shares granted in 2006 for a three-year performance period which ended in 2008, as well as restricted stock vesting in 2008 from grants made in 2003, 2005, 2006 and 2007. The Compensation Committee looks at the value of these grants as of the date of grant, rather than as of the date of vesting, when making compensation determinations.

(2) The “Value Realized on Vesting” (column (e)) represents the aggregate value of the vested performance shares and vested restricted stock described above.

Table 4: 2008 Option Exercises and Stock Vested

	Option Awards			Stock Awards
Name(a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)		Number of Shares Acquired on Vesting(2) (#) (d)	Value Realized on Vesting(3) ($) (e)
Lewis Hay, III	0	$0		172,108	$9,726,997
Moray P. Dewhurst	200,000	7,688,571	(1)	40,327	2,413,994
Armando Pimentel, Jr.	0	0		0	0
James L. Robo	0	0		38,842	2,214,475
Armando J. Olivera	0	0		36,411	2,078,501
John A. Stall	0	0		26,684	1,516,020

(1)	The aggregate dollar amount realized upon the exercise of stock options is calculated based on the difference between the market price of the Company’s common stock upon exercise and the exercise price of the stock options. Mr. Dewhurst exercised stock options between May 7, 2008 and July 1, 2008.

(2)	Includes for Mr. Hay 77,968 shares of restricted stock and 94,139 performance shares; for Mr. Dewhurst 24,502 shares of restricted stock (including 7,562 shares which vested immediately upon retirement) and 15,825 performance shares (representing a prorated portion of his original award); for Mr. Robo 17,306 shares of restricted stock and 21,536 performance shares; for Mr. Olivera 16,356 shares of restricted stock and 20,055 performance shares; and for Mr. Stall 11,508 shares of restricted stock and 15,176 performance shares.

(3)	For Mr. Hay $4,988,971 is attributable to vested restricted stock and $4,738,026 is attributable to performance shares. For Mr. Dewhurst $1,617,521 is attributable to vested restricted stock and $796,472 is attributable to performance shares. For Mr. Robo $1,130,569 is attributable to vested restricted stock and $1,083,907 is attributable to performance shares. For Mr. Olivera $1,069,113 is attributable to vested restricted stock and $1,009,388 is attributable to performance shares. For Mr. Stall $752,198 is attributable to vested restricted stock and $763,822 is attributable to performance shares.

Table 5: Pension Benefits

The table and description below provide information about the NEOs’ pension benefits. It is important to keep in mind that the “Present Value of Accumulated Benefits” (column (d)) listed for the SERP includes the present value of such benefits in the defined benefit portion of the SERP only, and that disclosure of information related to the defined contribution portion of the SERP can be found in the next table, Table 6: Nonqualified Deferred Compensation.

Table 5: Pension Benefits

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Lewis Hay, III(4)	FPL Group Employee Pension Plan	9	$144,545	$0
	SERP(1)	9	7,844,167	0
Moray P. Dewhurst(2)	FPL Group Employee Pension Plan	7	93,637	0
	SERP(1)	7	391,485	2,605
Armando Pimentel, Jr.(3)	FPL Group Employee Pension Plan	1	10,476	0
	SERP(1)	1	181,864	0
James L. Robo(3)	FPL Group Employee Pension Plan	7	81,823	0
	SERP(1)	7	573,851	0
Armando J. Olivera(4)	FPL Group Employee Pension Plan	37	865,270	0
	SERP(1)	37	3,004,996	0
John A. Stall(4)	FPL Group Employee Pension Plan	13	275,821	0
	SERP(1)	13	871,184	0

(1)	FPL Group’s non-qualified SERP provides both defined benefit and defined contribution benefits. See Additional Disclosure Related to Pension Benefits Table, below. The defined benefit portion of the SERP is shown in this table, while values attributable to the defined contribution portion of the SERP are included in Table 1a: Summary Compensation Table under column (i), “All Other Compensation” (values for which are detailed in Table 1b: Supplemental All Other Compensation), and are also reported in Table 6: Nonqualified Deferred Compensation under columns (c), (d) and (f).

(2)	For Mr. Dewhurst, the amounts shown are his accrued pension benefits as of December 31, 2008, which are equal to his cash balance account value in the tax qualified employee pension plan and the present value at December 31, 2008 of the $2,605 monthly single life annuity benefit that Mr. Dewhurst commenced on December 1, 2008 in the SERP. The following assumptions were used for determining the present value as of December 31, 2008 of these SERP annuity payments: discount rate of 6.90% and the 2009 PPA male annuitant mortality rates. Mr. Dewhurst is fully vested in these benefits. As of December 31, 2008, Mr. Dewhurst had not commenced distributions from the employee pension plan.

(3)	For Messrs. Pimentel and Robo, the amounts shown are their accrued pension benefits as of December 31, 2008, which are equal to their cash balance account values in the tax qualified employee pension plan and in the SERP at December 31, 2008. Mr. Pimentel is fully vested in the employee pension plan, but not in the SERP. Mr. Robo is fully vested in both plans. Each NEO is entitled to his respective, fully vested, accrued account values upon termination of employment.

(4)	For Messrs. Hay, Olivera and Stall, the amounts shown are based on estimates of each officer’s accrued benefit in the specified plans as of December 31, 2008 that is payable at normal retirement age as defined in the employee pension plan and in the SERP, which is age 65. No participant is eligible for unreduced benefits prior to age 65. These estimates are based on the number of years of credited service shown in the table and on each officer’s current covered compensation. After calculating the accrued benefit at December 31, 2008 in the form of an annuity payable at age 65, the annuity value is converted to a lump sum value payable at age 65. These calculations are performed using assumptions consistent with those used by FPL Group’s actuaries to calculate plan disclosures under generally accepted accounting principles. The specific interest rates and other assumptions used to estimate these values are as follows: (1) the discount rate on December 31, 2008 is 6.90%; (2) lump sum amounts are calculated using a 6.50% discount rate and Revenue Ruling 2007-67 mortality rates; and (3) assumed retirement age is 65 and no pre-retirement decrements are assumed. Each of Messrs. Hay, Olivera and Stall is fully vested in these benefits.

Additional Disclosure Related to Pension Benefits Table

FPL Group maintains two non-contributory defined benefit retirement plans: a tax-qualified employee pension plan and a non-qualified SERP.

Employee Pension Plan

FPL Group’s tax-qualified employee pension plan is a cash balance plan in which credits to each active, full-time employee’s account are determined as a percentage of his or her monthly covered earnings; “basic crediting” is 4.5% until the fifth anniversary of employment, and 6.0% thereafter. Covered earnings for each NEO is limited to base salary and does not include annual incentive compensation, long term incentive compensation or any other compensation included in Table 1a: Summary Compensation Table. Each employee’s cash balance account is also credited quarterly with interest at an annual rate that is equal to the average yield on one-year Treasury Constant Maturities for the 12 months ending December 31st of the preceding calendar year. The interest crediting rate is subject to a 4% minimum and 14% maximum. For 2008 the interest rate was 4.86%. Benefits under the cash balance formula are not reduced for employer contributions to Social Security or other offset amounts.

The qualified employee pension plan defines normal retirement age as 65, however, benefits are cliff-vested after three full years of service and employees may become fully vested if they are participants in the qualified plan at a time when the Company decides to use pension plan assets for retiree medical benefits. All named executives are fully vested. All vested participants are eligible for lump sum payment of benefits following termination of employment, and certain annuity forms of payment are also available to most employees, including the NEOs.

SERP

For the reasons described in Compensation Discussion & Analysis, FPL Group maintains an unfunded SERP for its executive officers, including its NEOs. For NEOs who became SERP participants on or after April 1, 1997 (when the qualified employee pension plan was converted to a cash balance plan), except for Mr. Hay, the SERP’s defined benefit formula provides two times the normal cash balance crediting rate of the qualified employee pension plan (“double basic credits”). The normal cash balance crediting rate is 4.5% prior to 5 years of service, and 6% thereafter. Double the basic crediting rate is therefore 9% and 12%, respectively. Benefits for Messrs. Dewhurst, Pimentel and Robo are calculated in this manner. In order to offset the significant benefits that Mr. Pimentel forfeited from his prior employer in order to accept the Company’s offer of employment, Mr. Pimentel also received an opening SERP account balance of $150,000, and will receive an additional $150,000 on each of his first two anniversaries with the Company.

For NEOs who were SERP participants on March 31, 1997, a final-average-pay defined benefit formula in place prior to the cash balance change is applied to covered earnings. This formula is based on years of service and average monthly pay (defined as the average of the highest five consecutive years out of the last ten years of service), with an offset for employer contributions to Social Security. Currently, no SERP participants receive any additional credits to years of service; actual years of participating service are used to determine benefits. The target benefit at 30 years of service, prior to any reductions for the Social Security offset or retirement before normal retirement age of 65, is 50% of final average pay. Benefits for Messrs. Olivera and Stall are calculated in this manner.

As described in Compensation Discussion & Analysis, in 2002 FPL Group entered into an agreement with Mr. Hay to provide a supplemental defined benefit retirement benefit. Under this agreement, the Company will provide a benefit equal to 65% of Mr. Hay’s “final average pay,” which is his highest average annual compensation (annual salary plus annual incentive award) for either (1) his final three years of employment or (2) the three years preceding his final year of employment. This supplemental benefit will be reduced by the actuarial equivalent of the benefits to which he is entitled under the qualified employee pension plan and the defined benefit portion of the SERP. If Mr. Hay terminates his employment prior to age 65, the benefit will be reduced on a pro rata basis if he fails to complete at least fifteen years of service with FPL Group or its subsidiaries, and it will be further reduced on an actuarial basis as a result of its early distribution. The agreement provides a minimum annual benefit, in the form of a joint and 50% survivor annuity (equal to 50% of final average pay) payable to Mr. Hay and his surviving spouse upon his termination of employment with FPL Group and its subsidiaries. If Mr. Hay’s termination of employment occurs prior to his normal retirement age (age 65), this minimum benefit will be reduced on an actuarial basis.

SERP benefits are cliff-vested after five full years of service and all named executives, except Mr. Pimentel, are fully vested. All vested participants are eligible for lump sum payment of benefits following termination of employment (subject to timing restrictions imposed by section 409A of the Internal Revenue Code), or may elect certain annuity forms of payment.

Table 6: Nonqualified Deferred Compensation

The table and description below provide information about the NEO’s nonqualified deferred compensation. It is important to keep in mind the following when reviewing the table:

(1) The amounts shown under the heading “Aggregate Earnings in Last FY” (column (d)) represent earnings in the Deferred Compensation Plan and earnings in the defined contribution portion of the SERP.

(2) The amounts shown under the heading “Aggregate Withdrawals/Distributions” (column (e)) represent withdrawals/distributions from the Deferred Compensation Plan and in the defined contribution portion of the SERP.

(3) The amounts shown under the heading “Aggregate Balance at Last FYE” (column (f)) represent balances in the Deferred Compensation Plan and in the defined contribution portion of the SERP.

Table 6: Nonqualified Deferred Compensation

Name(a)	Executive Contributions in Last FY(1) ($) (b)	Registrant Contributions in Last FY(2) ($) (c)	Aggregate Earnings in Last FY(3) ($) (d)	Aggregate Withdrawals/ Distributions(4) ($) (e)	Aggregate Balance at Last FYE(5) ($) (f)
Lewis Hay, III	$0	$313,665	$(3,520,366)	$0	$19,892,313
Moray P. Dewhurst	0	34,587	(920,240)	911,107	1,494,442
Armando Pimentel, Jr.	0	11,533	(1,281)	0	10,252
James L. Robo	0	160,354	(115,177)	0	419,608
Armando J. Olivera	0	248,205	(478,106)	0	2,006,985
John A. Stall	0	128,238	(442,037)	0	2,330,155

(1)	The Deferred Compensation Plan permits deferral of salary (up to 100%), annual incentive (up to 100%), and performance shares (either 0% or 100%). None of the NEOs elected to defer 2008 compensation.

(2)	The SERP includes a defined contribution component which provides a match on executives’ base and annual incentive earnings above the IRS limit, which was $230,000 for 2008. The 4.75% match is the same as the match opportunity provided to participants in the Company’s 401(k) Plan. As with the 401(k) Plan, crediting of matching contributions under the defined contribution component of the SERP is in the form of stock (specifically, phantom FPL Group common stock). All amounts shown in this column are also included in Table 1a: Summary Compensation Table in column (i), “All Other Compensation” (values for which are detailed in Table 1b: Supplemental All Other Compensation).

(3)

Earnings include the sum of each participant’s annual earnings in the Deferred Compensation Plan and in the defined contribution portion of the SERP. Deferred Compensation Plan earnings were as follows: Mr. Hay ($3,153,964), Mr. Dewhurst ($807,900),

Mr. Olivera ($345,232) and Mr. Stall ($370,702). Messrs. Pimentel and Robo have not deferred any compensation. Earnings for the defined contribution component of the SERP were as follows: Mr. Hay ($366,402), Mr. Dewhurst ($112,340), Mr. Pimentel ($1,281), Mr. Robo ($115,177), Mr. Olivera ($132,874) and Mr. Stall ($71,335). None of these amounts are included in Table 1a: Summary Compensation Table, since no above-market interest was credited in 2008.

(4)	In December 2008, Mr. Dewhurst received a lump sum distribution of $563,785 from the Deferred Compensation Plan and a lump sum distribution of $347,322 from the defined contribution component of the SERP.

(5)	Deferred Compensation Plan accounts include fully vested and earned compensation, plus earnings. The Company views deferred compensation as a vehicle for additional retirement planning, rather than as a means of providing additional compensation. As of December 31, 2008, Deferred Compensation Plan balances were as follows: Mr. Hay $18,599,191 (of which $14,261,237 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2008), Mr. Dewhurst $1,494,442 (of which $1,272,322 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2008), Mr. Olivera $1,540,041 (of which $4,540 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2008) and Mr. Stall $2,073,032 (of which $2,676 was previously reported as compensation in prior Summary Compensation tables for years prior to 2008). Messrs. Pimentel and Robo have not deferred any cash compensation or performance shares and therefore they have no balances in the Deferred Compensation Plan. Balances for the defined contribution component of the SERP were as follows: Mr. Hay $1,293,122 (of which $689,363 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2008), Mr. Dewhurst $0, as the payment described in footnote (4) above represents the total account balance, Mr. Pimentel $10,252, Mr. Robo $419,608 (of which $228,949 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2008), Mr. Olivera $466,944 (of which $163,075 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2008) and Mr. Stall $257,123 (of which $79,809 was previously reported as compensation in prior Summary Compensation Tables for years prior to 2008).

Additional Disclosure Related to Nonqualified Deferred Compensation Table

Cash deferral elections under the Deferred Compensation Plan must be made prior to the period in which they are earned and can range, in whole percentages, from 1% to 100% of a participant’s base salary and/or annual incentive award. Equity deferral elections must be made prior to the completion of the first half of the applicable performance period, and participants electing to defer performance shares must defer the entire payout amount. Deferred compensation earnings are not guaranteed by the Company.

The Company’s contributions to the SERP for each named executive are also considered deferred compensation. The contributions and earnings in Table 6: Nonqualified Deferred Compensation include those from the nonqualified defined contribution portion of the SERP. Distributions are in the form of lump sum payments, which may be subject to a six month delay following termination of employment.

Earnings in 2008 from previous deferrals of cash compensation came from phantom investments in the following investment choices, which mirror the funds available to participants in the Company’s 401(k) plan:

Fund	2008 Return
BGI All Country World Ex-U.S Index Fund	-43.87%
BGI Equity Index Fund	-36.87%
BGI Russell 2000 Value Index Fund	-28.87%
BGI U.S. Debt Index Fund	5.32%
BGI U.S. Equity Market Index Fund	-36.98%
Brandywine Fund	-44.50%
Fidelity Diversified International	-45.21%
Fidelity Low Priced Stock Fund	-36.17%
Fidelity Real Estate Investment Portfolio	-38.21%
Fidelity Retirement Government Money Market	2.37%
FPL Group Stock Fund	-23.34%
FPL Managed Income Fund	4.07%
Large Cap Growth managed by T. Rowe Price	-40.36%
Legg Mason Value Fund	-54.77%
PIMCO Total Return Fund	4.56%
Royce Premier Fund	-28.29%
T. Rowe Price Equity Income Fund	-35.75%
Vanguard Target Retirement 2005 Fund	-15.82%
Vanguard Target Retirement 2015 Fund	-24.06%
Vanguard Target Retirement 2025 Fund	-30.05%
Vanguard Target Retirement 2035 Fund	-34.66%
Vanguard Target Retirement 2045 Fund	-34.56%
Vanguard Target Retirement Income Fund	-10.93%

Interest at 120% of the long-term applicable federal rate, which is based on the average market yield on outstanding marketable obligations of the United States with remaining periods to maturity of 3 years or less, was credited quarterly in 2008 (at 5.56% on March 31, 2008, 5.05% on June 30, 2008, 5.26% on September 30, 2008 and 5.40% on December 31, 2008) on dividends accrued in deferred performance share accounts.

Potential Payments Upon Termination or Change in Control

For the reasons discussed in Compensation Discussion & Analysis, FPL Group has entered into the Retention Agreements and the Hay Agreement, which commit the Company to payments to NEOs under special circumstances. Generally, these are changes in corporate control and/or termination of NEO employment.

This section describes the circumstances that would trigger such payments and quantifies the estimated amount of such payments in those circumstances. In accordance with SEC instructions, the quantitative disclosures in this section assume that the triggering event took place on December 31, 2008. In fact, no change in control occurred on that date, and no NEO’s employment terminated on that date. If a triggering event were to occur in the future, actual payments would likely be different from those presented here.

Consistent with SEC instructions, the amounts shown in the tables exclude obligations due from the Company to the NEO following a triggering event for (1) any earned but unpaid base salary, annual incentive compensation and long term incentive compensation through the date of termination; (2) vested benefits under the employee pension and 401(k) plan and all other benefit plans in accordance with their terms and conditions; (3) accrued vacation pay; (4) reimbursement of reasonable business expenses incurred prior to the date of termination; and (5) any other compensation or benefits to which the NEO may be entitled under and in accordance with the Company’s generally applicable non-discriminatory plans or employee benefit programs, including the retiree medical plan. Furthermore, all payments shown in the tables exclude the obligations of the Company to the NEO for vested benefits under the SERP and the Deferred Compensation Plan. See Table 5: Pension Benefits and Table 6: Nonqualified Deferred Compensation for the values of accumulated SERP and Deferred Compensation Plan benefits at December 31, 2008.

Potential Payments Under Retention Agreements

The five currently serving NEOs have entered into Retention Agreements with the Company. (Mr. Dewhurst’s Retention Agreement terminated upon his retirement from the Company.) These agreements are all substantially equivalent and generally provide for certain protections and benefits to the NEO in the event of a change in corporate control, in exchange for the NEO’s continued full-time commitment to the interests of the Company during a transition period, typically three years following a change in control (two years in the case of Mr. Stall). The NEOs also undertake confidentiality commitments.

These agreements are complex legal documents with terms and conditions having precise meanings, which are designed to address a multitude of possible but currently hypothetical situations. It is not possible to reduce them to simple explanations without some loss of precision. The following discussion covers only some of the more likely circumstances which could cause them to become effective, and the possible consequences. The full text of the Retention Agreement applicable to the NEOs is filed as an exhibit to the Company’s Current Report on Form 8-K filed on December 18, 2008.

Each Retention Agreement generally provides for a mutual commitment to the NEO’s continued employment for a period of three years (two years for Mr. Stall) following a change in control. In this situation, the NEO generally will receive the accelerated pay-out or vesting of previously granted equity-based awards that the NEO would otherwise have received in the normal course of business had the change in control not occurred. Note that this acceleration of equity awards is not limited to the NEOs, but will also occur for all officers and employees who hold such equity awards under the terms of the LTIP.

Tables 7a and 7b set forth the details of the estimated payments that would have been made to the NEOs (on December 31, 2008 and December 31, 2009, respectively) had a change in control actually occurred at the close of business on December 31, 2008, assuming each of the NEOs continued in employment throughout 2009. As Mr. Dewhurst retired in May 2008, he is excluded from Tables 7a and 7b.

Table 7a: Potential Compensation to Named Executives

Upon Change in Control(1)

	Lewis Hay, III	Armando Pimentel, Jr.	James L. Robo	Armando J. Olivera	John A. Stall
Long-term Incentive Awards:
1st 50% of Performance Share Awards(2)	$3,595,530	$221,210	$1,064,830	$752,130	$558,260
Restricted Stock Awards(3)	5,299,600	367,310	1,615,240	1,282,660	1,583,080
Stock Option Awards(4)	257,100	0	142,830	142,830	71,420

Total:	9,152,230	588,520	2,822,900	2,177,620	2,212,760

(1)	All amounts in the table assume change in control triggering event occurred at the close of business on December 31, 2008.

(2)	Upon a change in control, 50% of all outstanding performance share awards vest and are payable. Amounts shown are based on a closing FPL Group common stock price on December 31, 2008 of $50.33 and, for all NEOs other than Mr. Pimentel, performance factors calculated based on actual performance for the three completed years preceding the year in which the change in control occurred. For Mr. Pimentel, who began employment in 2008, the performance factor is based on his actual 2008 performance. Amounts shown include the value of the acceleration of 50% of the performance shares awarded for the three-year performance periods ending December 31, 2009 and December 31, 2010. At the assumed change in control date, no performance shares had been awarded for the performance period ending December 31, 2011.

(3)	Upon a change in control, all outstanding restricted stock awards vest. Amounts shown are based on a closing FPL Group common stock price on December 31, 2008 of $50.33. The award agreement pursuant to which Mr. Robo was awarded a deferred retirement award (see the discussion following Table 2: 2008 Grants of Plan-Based Awards for the material terms of such award) contains change in control provisions which supersede the provisions of the Retention Agreement for that award only. Upon a change in control, absent termination of employment, the deferred retirement award does not vest.

(4)	Upon a change in control, all outstanding stock option awards vest. Amounts shown reflect the in-the-money values of accelerated stock options based on the difference between the option exercise price and the closing FPL Group common stock price on December 31, 2008 of $50.33.

Table 7b: Potential Compensation to Named Executives

                          at One-Year Anniversary of Change in Control(1)

	Lewis Hay, III	Armando Pimentel, Jr.	James L. Robo	Armando J. Olivera	John A. Stall
2nd 50% of Performance Share Awards(2)	$3,595,530	221,130	1,064,780	752,130	558,160

(1)	All amounts in the table assume change in control triggering event occurred at the close of business on December 31, 2008 and the same $50.33 stock price on the one-year anniversary of the change in control. The amounts shown in the table would be due upon the earlier of (1) the one-year anniversary of the change in control or (2) the termination by the Company without “cause” (which generally means repeated willful violations of the NEO’s duties under his Retention Agreement or a felony conviction involving an act at the Company’s expense) or termination by the NEO for “good reason” (which generally includes the assignment of duties and responsibilities that are materially inconsistent with those in effect during the 90-day period immediately preceding the change in control, material decreases in compensation or benefits after the change in control, or change in job location of more than 20 miles) of the NEO following a change in control. Amounts shown in the table are due to the NEO under such circumstances in addition to the amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control.

(2)	Each NEO is entitled to receive the remaining 50% of his outstanding performance share awards on the first anniversary of the change in control if he has remained employed by the Company or an affiliate through such date, or upon an earlier termination of employment by the Company (except for death, disability or cause) or by the named executive for “good reason” (as defined above). Amounts shown are based on a closing FPL Group common stock price on December 31, 2008 of $50.33 and, for all NEOs other than Mr. Pimentel, performance factors calculated based on actual performance for the three completed years preceding the year in which the change in control occurred. For Mr. Pimentel, who began employment in 2008, the performance factor is based on his actual 2008 performance. Amounts shown include the value of the acceleration of 50% of the performance shares awarded for the three-year performance periods ending December 31, 2009 and December 31, 2010. At the assumed change in control date, no performance shares had been awarded for the performance period ending December 31, 2011.

Under the Retention Agreements, the Company commits to continuing to employ the NEO with employment terms and compensation opportunity broadly consistent with his situation prior to the triggering of the terms of the agreement. The Company also provides certain protections in the event of termination of the NEO’s employment during the three-year transition period (two years in the case of Mr. Stall) following the change in control. The amounts shown in Tables 7a and 7b simply represent the accelerated payment of compensation that the NEOs would otherwise have received over time absent a change in control. The employment protection amounts represent additional payments and are specifically intended both to compensate the NEO for the lost opportunity of continued employment and to encourage the new leadership of the post-change-in-control entity to evaluate carefully the desirability of terminating the NEO’s employment as opposed to seeking an appropriate role for him in the new entity.

Materially, the Retention Agreements are designed to provide the NEOs with economic value in the event of termination equivalent to three years’ (two years’ in the case of Mr. Stall) worth of foregone base salary, annual incentive compensation and incremental retirement contributions. In addition, if termination were to occur prior to the first anniversary of the change in control, the acceleration of the then-outstanding performance shares, as shown in Table 7b, would also occur. Because of this intent, the agreements provide for the additional payment by the Company of any excise tax imposed by section 4999 of the Internal Revenue Code. However, in accordance with a 2008 amendment to the Retention Agreements (and in accordance with Mr. Pimentel’s Retention Agreement as originally signed), if the total value of all payments due (calculated as required under section 280G) does not exceed 110% of the “safe harbor amount” under section 280G, or 2.99 times the NEO’s five-year average W-2 earnings, then no gross up payment will be made to the NEO and the amounts payable under the Retention Agreement will be reduced to the “safe harbor amount.” The NEO remains responsible for normal federal, state and local tax liability on the underlying economic value transferred.

If a change in control had occurred on December 31, 2008 and if any or all of the NEOs’ employment had been terminated on that date, the Company estimates that the amounts shown in Table 8 would have become payable, in addition to the payments set forth above in Table 7a: Potential Compensation to Named Executives Upon Change in Control and in Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control. As Mr. Dewhurst retired in May 2008, he is excluded from Table 8.

Table 8:	Potential Post-Employment Compensation
to Named Executives Upon
Termination Without Cause or for Good
Reason Following Change in Control(1)

	Lewis Hay, III	Armando Pimentel, Jr.	James L. Robo	Armando J. Olivera	John A. Stall
Cash Severance(2)	$10,209,650	$3,548,480	$5,329,800	$3,746,610	$2,183,000
Deferred Retirement Award(3)	0	0	1,314,800	0	0
Incremental Increase in Non-qualified SERP(4)	5,219,980	1,053,040	1,108,500	3,735,450	657,760
Continued Participation in Active Employee Welfare Benefits(5)	243,400	52,860	77,180	81,670	70,578
Continued Participation in Certain Perquisites Programs(6)	273,050	118,550	164,900	132,860	97,080
Certain Limited Outplacement and Relocation Allowances(7)	53,000	53,000	53,000	53,000	53,000
Excise Tax Gross-up(8)	7,355,950	2,193,720	3,474,470	3,098,260	0

Total:	23,355,030	7,019,650	11,522,650	10,847,850	3,061,418

(1)	All amounts in the table assume change in control triggering event and termination of employment occurred simultaneously at the close of business on December 31, 2008. Amounts shown in the table are due to the NEO under such circumstances in addition to the amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control and Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control. Cause and Good Reason are defined in footnote 1 to Table 7b.

(2)	The amount shown for each NEO represents the value of a cash lump sum payment due within 30 days of termination (subject to the requirements of section 409A) equal to three times (two in the case of Mr. Stall) the sum of the NEO’s annual base salary plus his annual incentive. The annual incentive is equal to the higher of target annual incentive in the year of termination or the average percentage of the NEO’s annual incentive divided by his base salary for each of the three prior years. Since all annual incentive compensation for 2008 was earned on December 31, 2008, no pro rated amounts of 2008 annual incentive compensation are included.

(3)	Under Mr. Robo’s deferred retirement award (see the discussion below Table 2: 2008 Grants of Plan-Based Awards for the material terms of such award), if Mr. Robo were discharged without cause or resigned for good reason upon or after a change in control, then a portion of his outstanding deferred retirement award (including accrued dividends) would vest according to a schedule contained in the award agreement. If such termination had occurred on December 31, 2008 under these circumstances, the vesting percentage would have been 50%. Amounts shown are based on a closing FPL Group common stock price on December 31, 2008 of $50.33.

(4)	The amount shown for each NEO represents the value of a cash lump sum payment due within 30 days of termination (subject to the requirements of section 409A) equal to the incremental increase in value of his nonqualified SERP benefits under the defined benefit and defined contribution formula if the NEO had continued employment for three years (or, for Mr. Stall, two years) from the date of termination, and assuming he received the annual compensation increases required under the Retention Agreement for the three or two-year employment period. For Mr. Pimentel, who had not vested in his SERP benefits as of December 31, 2008, the amount shown also includes the value of accelerated vesting upon change in control. This amount is equal to the present value of Mr. Pimentel’s nonqualified SERP benefits as of December 31, 2008, which are included in Table 5: Pension Benefits and Table 6: Nonqualified Deferred Compensation, and are discussed in footnotes and narratives following those tables.

(5)	The Retention Agreements provide for continued coverage under all employee benefit plans for three years (two in the case of Mr. Stall). Welfare plans include the indemnity medical plan (for Messrs. Hay, Olivera and Stall only), the broad-based employee medical plan (for Messrs. Pimentel and Robo only), the broad-based employee dental plan, short and long-term disability insurance, and the broad-based employee life insurance plan. Values shown represent three-year employer costs (two years in the case of Mr. Stall), based on December 31, 2008 rates (plus, for indemnity medical, employee medical and dental coverage, projected annual cost increases of 14%, 11% and 8%, respectively). For long-term disability, the estimated total actuarial liability is equal to the approximate cost of insuring the liability for the severance period. These values assume no offsets for benefits provided by a subsequent employer. The amount set forth on this line is also payable to the NEO or his beneficiaries if the NEO dies or becomes disabled during his employment period following a change in control.

(6)	The Retention Agreements provide for continued participation in certain other benefits and perquisites for three years (two in the case of Mr. Stall). Amounts shown include: social and business luncheon club memberships; participation in the executive vehicle program; personal financial planning, accounting and legal services; personal communication and computer equipment; home security including monitoring and maintenance; and personal excess liability insurance. The Retention Agreements do not provide for use of Company-owned aircraft. The amount shown for each NEO represents the Company’s approximate three-year (or, for Mr. Stall, two-year) costs for providing such perquisites to the named executive, based on 2008 costs.

(7)	Includes outplacement services; up to $15,000 for legal or accounting advice related to tax treatment of certain payments under the Retention Agreements; and up to $10,000 in miscellaneous relocation expenses incurred by the named executive in pursuing other business opportunities which are not reimbursed by another employer. Such reimbursements are required under the Retention Agreements.

(8)	The amount shown for each NEO is the aggregate estimated gross-up payment due to the NEO under his Retention Agreement for the excise taxes imposed on amounts shown in Table 7a: Potential Compensation to Named Executives Upon Change in Control and in Table 7b: Potential Compensation to Named Executives at One-Year Anniversary of Change in Control, as well as for the excise taxes imposed on amounts shown in this table in the rows above. The amount shown for each NEO other than Mr. Pimentel assumes that his “base amount” is the average of his W-2 earnings for the five complete years immediately preceding the year in which the change in control occurred. For Mr. Pimentel, the “base amount” is his annualized 2008 W-2 earnings. With the exception of a portion of accelerated stock option awards, the aggregate change in control-related compensation and benefit amount in excess of the NEO’s “base amount” is considered an “excess parachute payment” and is subject to an excise tax under section 4999 of the Internal Revenue Code. Except in some circumstances, the NEO is entitled to receive from the Company a lump sum cash gross-up payment on an after-tax basis, so that the net gross-up payment (after federal, state, and local income and excise taxes, and any penalties and interest are paid) is equal to the section 4999 excise tax. The 2008 annual incentive award and the performance share award for the performance period ending December 31, 2008 (payout values for which are included in Table 1a: Summary Compensation Table and in Table 4: 2008 Option Exercises and Stock Vested, respectively) are fully earned as of that date and are therefore not part of the “excess parachute payment” amount or the estimated gross-up amount.

Each Retention Agreement provides that a “change in control” occurs upon:

(1)	the acquisition by any individual, entity, or group of 20% or more of either FPL Group’s common stock or the combined voting power of FPL Group other than directly from FPL Group or pursuant to a merger or other business combination which does not itself constitute a change of control; or

(2)	the incumbent directors of FPL Group ceasing, for any reason, to constitute a majority of the Board, unless each director who was not an incumbent director was elected, or nominated for election, by a majority of the incumbent directors and directors subsequently so elected or appointed (excluding those elected as a result of an actual or threatened election contest or other solicitation of proxies); or

(3)	there is consummated a merger, sale of assets, reorganization or other business combination of FPL Group or any subsidiary with respect to which (a) the voting securities of FPL Group outstanding immediately prior to the transaction do not, immediately following the transaction, represent more than 60% (55% for Mr. Pimentel) of the common stock and the voting power of all voting securities of the resulting ultimate parent entity or (b) members of the Board constitute less than a majority of the members of the board of directors of the resulting ultimate parent entity; or

(4)	the shareholders approve the liquidation or dissolution of FPL Group.

In addition, the Retention Agreements extend the NEOs’ protection to certain “potential change in control” situations, which are:

(1)	the announcement of an intention to take or consider taking actions which, if consummated or approved by shareholders, would constitute a change in control; or

(2)	the acquisition by any individual, entity, or group of 15% or more of either the FPL Group common stock or the combined voting power of FPL Group other than directly from FPL Group or pursuant to a merger or other business combination which does not itself constitute a change in control.

No accelerated or incremental payments are triggered by a “potential change in control,” but the NEO is protected for a three-year (two-year in the case of Mr. Stall) employment period. In addition, if an agreement is entered into providing for the merger, sale of assets, reorganization or other business combination of FPL Group as set forth above, and such merger, sale of assets, reorganization or other business combination is approved by the shareholders of FPL Group but thereafter does not become effective, each of Mr. Robo and Mr. Stall shall be entitled to a cash retention payment in an amount equal to one-half of the sum of his then-current annual base salary plus his annual incentive compensation under the Annual Incentive Plan, payable within 30 days after termination of the transaction.

Potential Payments Under the Hay Agreement

The Hay Agreement, among other things, commits the Company to certain payments to Mr. Hay following his termination of employment under particular circumstances. The material terms of the Hay Agreement in effect while Mr. Hay serves as chairman and chief executive officer of the Company are described under Employment Agreement with CEO following Table 2: 2008 Grants of Plan-Based Awards. The complete text of the Hay Agreement is filed as an exhibit to the Company’s Current Report on Form 8-K filed on December 18, 2008. This section describes the circumstances that would trigger payments under the Hay Agreement following termination of Mr. Hay’s employment, other than in connection with a change in control. As described above in Potential Payments Under Retention Agreements, in the event of a termination of Mr. Hay’s employment following a change in control, severance benefits for Mr. Hay will be provided under his Retention Agreement in lieu of the severance benefits provided under the Hay Agreement.

The Hay Agreement provides that no severance benefits are payable if Mr. Hay’s employment is terminated for “Cause,” which is Mr. Hay’s willful and unremedied failure to meet his obligations to the Company or conviction of a felony involving an act of dishonesty against the Company, moral terpitude or an act that causes or could be expected to cause material harm to the Company’s financial status or reputation. The severance benefits which would have been payable had Mr. Hay’s employment terminated on December 31, 2008 by reason of death, disability or retirement, or without Cause or for “Good Reason” (which includes, under most circumstances, (1) a material reduction in base pay, target incentive compensation opportunities or aggregate employee benefits, (2) the failure to reelect Mr. Hay as chief executive officer or chairman, (3) the assignment of duties or responsibilities to Mr. Hay which are materially inconsistent with his position, (4) the Company’s unilateral amendment or termination of the Hay Agreement, or (5) any material violation by the Company of the provisions of the Hay Agreement), are set forth in Table 9, below.

Termination Upon Retirement, Death or Disability

If Mr. Hay retires after age 65, or, with the consent of the Board, before age 65, or dies or becomes disabled, under the Hay Agreement he (or his estate) will receive an amount in place of his annual incentive compensation for the year in which he retires, dies or becomes disabled. The amount payable is calculated pro rata for the portion of the year for which services were performed based upon Mr. Hay’s target annual incentive for the year of termination multiplied by his average annual achievement level for the prior two years. A portion of Mr. Hay’s outstanding and unvested equity incentive awards will vest and become payable, calculated pro rata for the portion of the year for which services were performed. In calculating the vesting of performance shares, the prorated portion of each outstanding award is multiplied by an assumed performance factor, which is equal to actual performance for completed years within the performance period and target performance for the year in which termination occurs. Performance shares will be issued to Mr. Hay after the performance period ends. Such payments and benefits are set forth in columns (a) and (b) in Table 9, below.

Termination by the Company (other than for Cause) or Resignation by Mr. Hay for Good Reason

If Mr. Hay’s employment is terminated by the Company (other than for Cause) or if he resigns for Good Reason, Mr. Hay is entitled to receive:

(1)	cash severance in an amount equal to the sum of (a) a pro rata portion of his annual incentive compensation for the year in which termination occurs (calculated at the higher of target or the average of the annual incentive compensation received for the prior two years), plus (b) two times his then current base salary, plus (c) two times the higher of (x) his average annual incentive compensation for the prior two years, or (y) his then current target annual incentive compensation;

(2)	accelerated vesting of a pro rata portion of each outstanding and unvested performance share award (calculated as if target performance for the year of termination is achieved);

(3)	continued (but not accelerated) vesting of all outstanding and unvested restricted stock awards and stock options for a period of two years following the date of termination;

(4)	the cash value of two additional years of service credit under all applicable pension, 401(k) and supplemental retirement plans; and

(5)	continued participation in the Company’s medical, dental, hospitalization, disability and group life insurance plans for up to two years.

The estimated value of such payments and benefits, assuming Mr. Hay’s employment was terminated under these circumstances on December 31, 2008, is shown in column (d) of Table 9, below.

Payment Terms and Conditions Under the Hay Agreement

Upon Mr. Hay’s retirement, death or disability, his pro rata annual incentive compensation is payable in cash in a lump sum within 30 days after termination, subject to any applicable requirements of section 409A. Pro rata payouts of restricted stock awards are made in the form of stock, and pro rata vested stock option awards become exercisable for stock.

For termination by the Company without Cause or by Mr. Hay for Good Reason, all cash payments under the Hay Agreement are payable in a lump sum within 30 days after the date of termination (subject to any applicable requirements of section 409A). Outstanding and unvested restricted stock and stock option awards continue to vest for a period of two years post-termination and are thereafter payable in stock, for restricted stock awards, and in options exercisable for stock, for stock option awards.

Except in the event of his death, Mr. Hay will not receive any termination payments or benefits otherwise due under the Hay Agreement (excluding accrued obligations as described at the beginning of this Potential Payments Upon Termination or Change in Control section) until he has executed and delivered a release of claims against the Company and a resignation from all officer and director positions he holds with the Company or its affiliates.

In addition, under the Hay Agreement, Mr. Hay is bound by certain non-solicitation and confidentiality provisions. During Mr. Hay’s employment and for a period of two years following termination of employment for any reason, Mr. Hay is prohibited under the Hay Agreement from directly or indirectly hiring, employing or soliciting for employment or services any Company employee, representative, officer or director (or anyone who served in such capacity at any time during the six-month period preceding such hiring, employment or solicitation) without the prior written consent of the Company. Furthermore, Mr. Hay has agreed to hold in a fiduciary capacity all secret or confidential information relating to the Company and may not, under most circumstances, divulge any such information either during or after the period of employment.

Table 9:	Potential Post-Employment Compensation
to Lewis Hay, III Following Termination
Under the Hay Agreement(1)

Executive Benefits and Payments Following Termination	Death or Disability ($) (a)	Normal Retirement(2) ($) (b)	Voluntary Termination Without Good Reason or Early Retirement(3) ($) (c)	Termination by Company without Cause or Voluntary Termination for Good Reason ($) (d)	Termination For Cause ($) (e)
Cash Severance(4)	$0	$0	$0	$6,911,600	$0
Long-term Incentive Awards:
Performance Share Awards(5)	3,247,540	0	0	3,247,540	0
Restricted Stock Awards(6)	1,405,160	0	0	4,432,360	0
Stock Option Awards(7)	246,300	0	0	257,100	0
Incremental Increase in Non-qualified SERP(8)	0	0	0	1,871,920	0
Continued Participation in Active Employee Welfare Benefits(9)	0	0	0	169,190	0

Total:	4,899,000	0	0	16,889,710	0

(1)	The “Hay Agreement” is the amended and restated employment agreement by and between FPL Group, Inc. and Lewis Hay, III dated December 12, 2008.

(2)	“Normal Retirement” is retirement at or after age 65 or, with the consent of the Board, prior to age 65. Mr. Hay was not eligible for Normal Retirement on December 31, 2008; however, if Mr. Hay had been eligible for Normal Retirement on December 31, 2008, upon consent of the Board, the values of the benefits and payments due to Mr. Hay would have been the same as those shown in the “Death or Disability” column of this table.

(3)	“Early Retirement” is retirement prior to age 65 without the consent of the Board.

(4)	All annual incentive compensation for 2008 was earned on December 31, 2008, therefore no prorated amounts of 2008 annual incentive compensation are included.

(5)	Amounts shown are based on the closing FPL Group common stock price on December 31, 2008 of $50.33. For death, disability, termination by the Company without Cause or voluntary termination by Mr. Hay for Good Reason, the performance share awards are prorated for service based on the number of days of service completed during the vesting periods, and the prorated portion of each award is multiplied by a performance factor, calculated based on actual performance for completed years within the performance period. Amounts shown include the value of a prorated portion of each performance share award for the three-year performance periods ending December 31, 2009 and December 31, 2010. At the assumed termination date, no performance shares had been awarded for the performance period ending December 31, 2011.

(6)	Amounts shown are based on a closing FPL Group common stock price on December 31, 2008 of $50.33. For death or disability, each outstanding unvested restricted stock award is prorated for service based on full years of service completed during the vesting period. For termination by the Company without Cause or voluntary termination by Mr. Hay for Good Reason, each outstanding unvested restricted stock award continues to vest for a period of two years following the date of termination.

(7)	Amounts shown reflect the in-the-money value of those stock options that would accelerate, based on the difference between the option exercise price and the closing FPL Group common stock price on December 31, 2008 of $50.33. For death or disability, each outstanding unvested stock option award is prorated for service based on the number of days of service completed during the vesting period. For termination by the Company without Cause or voluntary termination by Mr. Hay for Good Reason, each outstanding unvested stock option award continues to vest for a period of two years following the date of termination.

(8)	For termination by the Company without Cause or voluntary termination by Mr. Hay for Good Reason, represents the incremental increase in value of Mr. Hay’s nonqualified SERP benefits as of December 31, 2008 if calculated with two additional years of service (at 2008 rates of pay) under the defined benefit and defined contribution formulas.

(9)	Welfare plans include the executive medical plan, the broad-based employee dental plan, short and long-term disability insurance and the broad-based employee life insurance plan. Values shown represent two-year employer costs, based on December 31, 2008 rates (plus, for executive medical and dental coverage, projected annual cost increases of 14% and 8% respectively). For long-term disability, the estimated total actuarial liability is equal to the approximate cost of insuring the liability for the two-year severance period. These values assume no offsets for benefits provided by a subsequent employer.

Other Potential Post-Employment Payments to Named Executives

LTIP Award Agreements

The form of award agreement for each long term equity incentive award (except Mr. Robo’s deferred retirement award, the terms of which are described below) outstanding during 2008 contains provisions which govern treatment of the award in the event of the holder’s termination due to death, disability, retirement at or after age 65, or early retirement at the Company’s request. The Hay Agreement supersedes these provisions for Mr. Hay. For the other named executives under such circumstances, each outstanding unvested equity award is vested on a pro rata basis for service through the date of death, disability or retirement (for performance share and stock option awards, based on days of service completed during the vesting period and for restricted stock, based on full years of service completed during the vesting period). Generally, the value of the equity awards vested pro rata in these circumstances would have been fully accrued by the Company as of the date of the termination event, so these events would not result in any additional expense to the Company. The pro rata portion of each restricted stock and stock option award is vested upon death or disability; in the case of retirement, stock option awards vest upon retirement and restricted stock vests either upon retirement or upon its normal vesting date following satisfaction of applicable performance criteria; the pro rata portion of each performance share award is vested upon death, disability or retirement, but is not paid until the end of the performance period. See Table 3: 2008 Outstanding Equity Awards at Fiscal Year End for information for each named executive as of December 31, 2008 about outstanding unvested stock options and other outstanding unvested equity awards which would vest as determined in the manner set forth above upon death, disability or retirement. The value of the prorated outstanding long term incentive awards at December 31, 2008 for each of the NEOs (other than Mr. Hay—see Table 9: Potential Post-Employment Compensation to Lewis Hay, III Following Termination Under the Hay Agreement for information about potential payments to Mr. Hay upon death, disability or retirement and Mr. Dewhurst—see Table 3: 2008 Outstanding Equity Awards at Fiscal Year End) would have been approximately: Mr. Pimentel $116,110; Mr. Robo $1,454,320; Mr. Olivera $1,163,810 and Mr. Stall $1,230,140.

The award agreement governing Mr. Robo’s 2006 deferred retirement award provides for partial accelerated vesting of the stock and accrued dividends upon death or disability, according to a schedule contained in the award agreements; however, the award agreements do not provide for accelerated vesting upon retirement. If Mr. Robo had terminated employment on December 31, 2008 due to death or disability, then the vesting percentage would have been 30% or $788,840, based on the closing price of the Company’s common stock on December 31, 2008 of $50.33.

All current LTIP award agreements (including the agreements governing deferred retirement awards) include non-solicitation and non-competition provisions (effective during employment and for a two-year period post-termination), as well as non-disparagement provisions. The terms of these protective covenants survive the termination of the award agreement and termination of employment.

Post-Retirement Life Insurance

The Company terminated its executive split dollar life insurance program on December 31, 2007. Each NEO is currently enrolled in the broad-based employee group life insurance plan, under which Messrs. Olivera and Stall are the only NEOs eligible for post-retirement benefits. Mr. Olivera and Mr. Stall are each eligible for a post-retirement death benefit of $50,000, which is consistent with similarly-situated employees based on hire date and years of service. At December 31, 2008, Mr. Olivera was the only named executive eligible for early retirement. If he had retired on that date, the approximate value of his post-retirement life insurance would have been $11,880.

Table 10: Director Compensation

Name(a)	Fees Earned or Paid in Cash(1) ($) (b)	Stock Awards(2) ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($) (f)	All Other Compensation(5) ($) (g)	Total ($) (h)
Sherry S. Barrat	$87,000	$100,270	$0	$0	$0	(4)	$187,270
Robert M. Beall, II	81,500	100,270	0	0	353	(4)	182,123
J. Hyatt Brown	77,000	100,270	0	0	488	(4)	177,758
James L. Camaren	75,500	100,270	0	0	0	(4)	175,770
J. Brian Ferguson	69,500	103,719	0	0	0	(4)	173,219
Toni Jennings	80,000	104,994	0	0	0	(4)	184,994
Oliver D. Kingsley, Jr.	74,000	105,038	0	0	0	(4)	179,038
Rudy E. Schupp	90,000	103,719	0	0	0	(4)	193,719
Michael H. Thaman	89,000	102,871	0	0	0	(4)	191,871
Hansel E. Tookes, II	75,500	103,719	0	0	0	(4)	179,219
Paul R Tregurtha	85,500	100,270	0	0	1,436	(4)	187,206

(1)	In 2008, Messrs. Ferguson, Kingsley and Tregurtha elected to defer 100%, and Ms. Jennings elected to defer 50%, of their respective annual retainer and meeting fees.

(2)	Non-employee directors of FPL Group received shares of FPL Group common stock in an amount determined by dividing $100,000 by the closing price of the common stock on the date of grant, rounded up to the nearest ten shares. On February 15, 2008, each non-employee director received a grant of 1,550 shares of restricted stock valued at $64.69 per share, which Messrs. Ferguson, Kingsley, Tookes and Tregurtha elected to defer. Dividends are paid in cash at normal rates on the stock. Dividends on deferred shares are credited to the participant’s account. Shares generally may not be transferred until such time as the director ceases to be a member of the Board. Shares granted upon joining the Board have additional restrictions and are forfeitable if the director terminates Board service prior to the completion of five years of service.

The amounts in this column are based on the amounts FPL Group expensed during 2008 under applicable accounting rules for each non-employee director’s equity-based compensation awards which were not fully expensed prior to January 1, 2008. The applicable accounting rules are those set forth in FAS 123R. See Note 12—Common and Preferred Stock—Stock-Based Compensation to the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for the assumptions used in this valuation. Under FAS 123R, the Company calculates the grant date fair value of equity-based compensation and amortizes it over the vesting period. Because the annual grant of common stock to each director, as described above, is not subject to a vesting requirement or a risk of forfeiture, it is fully expensed by the Company at the time of grant (or deferral of such grant). For the 2008 equity compensation award, the grant date fair value was $100,270 per director and such amount was fully expensed in 2008. The expense recognized during 2008 for certain directors also reflects the partial amortization of the equity awards granted to them upon election to the Board, subject to five-year vesting, which were not yet vested (or which became vested) during 2008.

As of December 31, 2008, Mrs. Barrat had 15,450 shares of restricted stock, of which 13,450 were outstanding restricted shares and 2,000 were deferred restricted shares; Mr. Beall and Mr. Brown each had 15,050 outstanding shares of restricted stock; Mr. Camaren had 10,850 outstanding shares of restricted stock; Mr. Ferguson had 6,050 shares of restricted stock, of which 4,500 were outstanding restricted shares and 1,550 were deferred restricted shares; Ms. Jennings had 3,650 outstanding shares of restricted stock; Mr. Kingsley had 1,950 shares of restricted stock, of which 400 were outstanding restricted shares and 1,550 were deferred restricted shares; Mr. Schupp had 6,050 outstanding shares of restricted stock; Mr. Thaman had 9,450 outstanding shares of restricted stock; Mr. Tookes had 6,050 shares of restricted stock, of which 400 were outstanding restricted shares and 5,650 were deferred restricted shares; and Mr. Tregurtha had 15,050 shares of restricted stock, of which 7,400 were outstanding restricted shares and 7,650 were deferred restricted shares.

(3)	Includes above-market interest credited to retirement conversion accounts created upon the termination of the FPL Group Non-Employee Director Retirement Plan (“Director Retirement Plan”), as more fully described below. In 2008, such earnings for Messrs. Beall, Brown and Tregurtha were $353, $488 and $535, respectively. Also includes, for Mr. Tregurtha, above-market interest in the amount of $901 credited to a deferred compensation account under a prior deferred compensation plan.

(4)	In accordance with applicable SEC rules, perquisites and personal benefits with an aggregate value of less than $10,000 are omitted.

(5)	Does not include matching contributions to educational institutions on behalf of Ms. Jennings and Messrs. Brown, Kingsley, Thaman and Tregurtha in the aggregate amounts of $5,000, $10,000, $5,000, $2,000 and $10,000, respectively, made under the Company’s matching gift program, which is available to all employees and directors.

Additional Disclosure Related to Director Compensation Table

FPL Group directors who are salaried employees of FPL Group or any of its subsidiaries do not receive any additional compensation for serving as a director or committee member. Effective January 1, 2009, non-employee directors of FPL Group receive an annual retainer of $50,000 plus a number of shares of FPL Group common stock determined by dividing $100,000 by the closing price of the FPL Group common stock on the grant date, rounded up to the nearest ten shares. The grant date for the annual retainers paid for 2009 was February 13, 2009, at which time the non-employee directors of FPL Group were each granted 1,970 shares of FPL Group common stock. These shares are generally not transferable until the director ceases to be a member of the Board. Non-employee FPL Group committee chairpersons receive an additional annual retainer of $15,000 for the Audit Committee and $10,000 for the other committees. A fee of $2,000 is paid to non-employee directors for each Board and committee meeting attended. Newly-elected non-employee directors are awarded 400 shares of FPL Group common stock when they join the Board. These shares are not transferable until the director ceases to be a member of the Board and are subject to forfeiture if the director ceases to be a director within five years of his or her initial election to the Board for any reason other than death, disability or attainment of the Board’s mandatory retirement age. Directors may defer all or a portion of their cash compensation and all of their equity compensation in the Deferred Compensation Plan and may participate in the Company’s matching gift program, which matches gifts to educational institutions to a maximum of $10,000 per donor. Board members may travel on Company aircraft while on Company business and in limited circumstances for non-business reasons, and travel expenses to attend Board or committee meetings or while on Board business are reimbursed.

The Director Retirement Plan was terminated effective November 1, 1996. For non-employee directors not retiring at or prior to the 1997 annual shareholders’ meeting, retirement benefits were converted to share units of FPL Group common stock. The number of share units was fixed on the conversion date, and each participating director is credited quarterly with an amount equal to the dividends that would have been paid on such number of share units, plus interest thereon. Each participating director will be entitled to payment of the then current value of these share units, plus cash dividends and interest, upon ending service as a Board member. Messrs. Beall, Brown and Tregurtha participate in this program.

Director Stock Ownership Policy

Pursuant to the Corporate Governance Principles & Guidelines, to more closely align the interests of directors and shareholders, directors are required to own FPL Group common stock valued at three times the annual cash retainer within three years after initial election to the Board. All directors currently meet this stock ownership guideline. See Common Stock Ownership of Certain Beneficial Owners and Management.

SHAREHOLDER PROPOSALS

Proposals on matters appropriate for shareholder consideration consistent with the regulations of the SEC submitted by shareholders for inclusion in the proxy statement and form of proxy for the 2010 Annual Meeting of Shareholders must be received by the Corporate Secretary at the Company’s principal executive offices not later than December 7, 2009.

Under FPL Group’s Bylaws, a shareholder proposal submitted for consideration at the 2010 Annual Meeting of Shareholders, but not for inclusion in FPL Group’s proxy statement and form of proxy, must be received by the Corporate Secretary no earlier than January 22, 2010 and no later than February 21, 2010, and proposals received before January 22, 2010 or after February 21, 2010 will be considered untimely and the persons named in the proxies solicited by the FPL Group Board of Directors for the 2010 Annual Meeting of Shareholders may exercise discretionary voting power with respect to any such proposal. Notice of such proposals must also comply with certain informational and other requirements set forth in FPL Group’s Bylaws. These advance notice, informational and other provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in FPL Group’s proxy statement under SEC regulations.

Shareholder proposals should be sent to the attention of the Corporate Secretary by mail (U.S. certified mail in the case of proposals required to comply with the advance notice provisions of FPL Group’s Bylaws) or personal delivery to: FPL Group, Inc., P.O. Box 14000, 700 Universe Boulevard, Juno Beach, Florida 33408-0420, or by facsimile to: 561-691-7702.

NO INCORPORATION BY REFERENCE

In the Company’s filings with the SEC, information is sometimes “incorporated by reference.” This means that the Company is referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this proxy statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this proxy statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this proxy statement.

SHAREHOLDER ACCOUNT MAINTENANCE

FPL Group’s transfer agent is Computershare Investor Services, LLC. All communications concerning accounts of FPL Group shareholders of record, including address changes, name changes, inquiries as to requirements to transfer shares of common stock and similar issues, can be handled by calling FPL Group Shareholder Services at 800-222-4511, or by calling Computershare Investor Services, LLC at 888-218-4392. For other information about FPL Group, shareholders can visit FPL Group’s website at www.fplgroup.com.

Regardless of the number of shares you own, it is important that your shares be represented at the annual meeting. Accordingly, you are respectfully requested to submit your proxy by telephone or on the Internet at your earliest convenience by following the instructions on your proxy/confidential voting instruction card. Alternatively, you may mark, sign, date, and return the accompanying proxy/confidential voting instruction card.

By order of the Board of Directors.

Alissa E. Ballot
Vice President & Corporate Secretary

April 6, 2009

APPENDIX A

FPL GROUP, INC.

AMENDED AND RESTATED LONG TERM INCENTIVE PLAN

SECTION 1. Preamble

1.01 Purpose. The purpose of this Amended and Restated Long Term Incentive Plan (the “Plan”) of FPL Group, Inc. (together with any successor thereto, the “Company”) is (a) to promote the identity of interests between shareholders and employees of the Company by encouraging and creating significant ownership of common stock of the Company by officers and other salaried employees of the Company and its subsidiaries; (b) to enable the Company to attract and retain qualified officers and employees who contribute to the Company’s success by their ability, ingenuity and industry; and (c) to provide meaningful long-term incentive opportunities for officers and other employees who are responsible for the success of the Company and who are in a position to make significant contributions toward its objectives.

1.02 Effective Date. The Plan was originally effective on February 14, 1994 having been approved by the affirmative vote of the holders of a majority of the Shares present or represented and entitled to vote (and the affirmative vote of a majority of the Shares voting) at a meeting of the Company’s shareholders held on May 9, 1994. The Plan was subsequently amended by the Board at a meeting held on February 12, 1996, amended and restated by the Board of Directors of the Company at a meeting held on February 11, 2002 and further amended and restated by the Board of Directors of the Company at a meeting held on December 20, 2002. The Plan was further amended and restated effective on May 21, 2004, having been approved by the affirmative vote of the holders of a majority of the Shares present or represented and entitled to vote (and the affirmative vote of a majority of the Shares voting) at a meeting of the Company’s shareholders held on May 21, 2004. The Plan was further amended and restated by the Board (i) at a meeting held on February 18, 2005, (ii) at a meeting held on October 14, 2005, (iii) at a meeting held on October 13, 2006, and (iv) at a meeting held on December 12, 2008 (in order to comply with Section 409A (“Code Section 409A”) of the Internal Revenue Code of 1986 (the “Code”), as amended (to the extent applicable). The Plan was further amended and restated effective on May 22, 2009 (in order to establish new Performance Objectives (as defined herein)) following submission of the Plan for shareholder approval [and receipt thereof].

1.03 Termination of the Plan. The Plan will terminate on May 21, 2014. Awards outstanding as of such termination date shall not be affected or impaired by the termination of the Plan.

1.04 Stock Split. In connection with the two-for-one division of the Shares approved by the Board on February 18, 2005 and effective March 15, 2005, and pursuant to the authority granted in Section 10 of the Plan, the Committee, by consent dated March 8, 2005 and effective March 15, 2005, adjusted the total number of Shares reserved and available for Awards under, and each maximum yearly award amount expressed as a number of Shares set forth in, the Plan automatically by multiplying the applicable number of Shares by two.

SECTION 2. Definitions. In addition to the terms defined elsewhere in the Plan, the following shall be defined terms under the Plan:

2.01 “Award” means any Performance Award, Option, Stock Appreciation Right, Restricted Stock, Deferred Stock, Dividend Equivalent, or Other Stock-Based Award, or any other right or interest relating to Shares or cash, granted to a Participant under the Plan.

2.02 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

2.03 “Board” means the Board of Directors of the Company.

2.04 “Cause” shall mean, unless otherwise defined in an Award Agreement, (i) repeated violations by the Participant of the Participant’s obligations to the Company (or the applicable employer subsidiary or affiliate of the Company) (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Participant’s part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company (or the applicable employer subsidiary or affiliate of the Company) and which are not remedied in a reasonable period of time after receipt of written notice from the Company specifying such violations, (ii) the conviction of the Participant of a felony involving an act of dishonesty intended to result in substantial personal enrichment at the expense of the Company or its subsidiaries or affiliated companies, or (iii) prior to a Change in Control, such other events as shall be determined by the Committee in its sole discretion.

2.05 “Change of Control” and related terms are defined in Section 9.

2.06 “Change in Control Event” means, with respect to a Participant: (a) a change in ownership of the Participant’s Service Recipient; (b) a change in effective control of the Participant’s Service Recipient; or (c) a change in the ownership of a substantial portion of the assets of the Participant’s Service Recipient. The existence of a Change in Control Event shall be determined by the Committee in accordance with Code Section 409A and the regulations thereunder.

2.07 “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

2.08 “Committee” means a committee composed of not less than two directors designated by the Board to administer the Plan; provided, however, that each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act, an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code and the regulations thereunder, and an “independent director” within the meaning of Section 303A of the New York Stock Exchange Listed Company Manual (or, in each case, any successor term or provision). The Committee may, without limitation, be the Compensation Committee of the Board or a subcommittee thereof, if such committee or subcommittee satisfies the foregoing requirements.

2.09 “Company” is defined in Section 1.

2.10 “Covered Employee” means a Participant designated as such in connection with the grant of a Performance Award, Performance-Based Restricted Stock Award, or Other Stock-Based Award by the Committee who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which such Award is expected to be taxable to such Participant.

2.11 “Deferred Stock” means a right, granted to a Participant under Section 6.05, to receive Shares at the end of a specified deferral period.

2.12 “Delegated Committee” means a committee appointed by the Board to perform the functions set forth in Section 3.04 as to Non-Reporting Participants, which committee is composed of (i) one or more directors or (ii) a senior executive officer (as contemplated by Florida Statutes section 607.0825(1)(e) or any successor statute thereto).

2.13 “Disability” shall mean: (a) the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b), the receipt of income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or any Subsidiary by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (c) any condition as a result of which a Participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

2.14 “Dividend Equivalent” means a right, granted to a Participant under Section 6.03, to receive cash, Shares, other Awards, or other property equal in value to dividends paid with respect to a specified number of Shares.

2.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

2.16 “Fair Market Value” means, with respect to Shares, Awards, or other property, the fair market value of such Shares, Awards, or other property determined by such reasonable methods or procedures using actual transactions in such stock as reported on an established securities market as shall be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Shares as of any date shall be the closing sales price on that date of a Share as reported in the New York Stock Exchange Composite Transaction Report (or if the Shares were not traded on the New York Stock Exchange on such date, the closing sales price on the nearest date preceding such date on which the Shares were so traded).

2.17 “Incentive Stock Option” means any Option designated as, and qualified as, an “incentive stock option” within the meaning of Section 422 of the Code.

2.18 “Non-Qualified Stock Option” means an Option that is not an Incentive Stock Option, whether or not designated as such.

2.19 “Non-Reporting Participant” means a Participant who is not subject to either the reporting requirements of Section 16(a) of the Exchange Act or the short-swing trading provisions of Section 16(b) of the Exchange Act and is not a Covered Employee.

2.20 “Option” means a right, granted to a Participant under Section 6.06, to purchase Shares, other Awards, or other property at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.21 “Other Stock-Based Award” means a right, granted to a Participant under Section 6.08, that relates to or is valued by reference to Shares.

2.22 “Participant” means a person who, as an officer or salaried employee of the Company or any Subsidiary, has been granted an Award under the Plan.

2.23 “Performance Award” means a right, granted to a Participant under Section 6.02, to receive cash, Shares, other Awards, or other property the payment of which is contingent upon achievement of performance goals specified by the Committee.

2.24 “Performance-Based Restricted Stock” means Restricted Stock that is subject to a risk of forfeiture if specified performance criteria are not met within the restriction period.

2.25 “Plan” is defined in Section 1.

2.26 “Repricing Restrictions” means the second sentence of Section 6.06(i) and the second sentence of Section 6.07(i).

2.27 “Restricted Stock” means Shares, granted to a Participant under Section 6.04, that are subject to certain restrictions and to a risk of forfeiture.

2.28 “Rule 16b-3” means Rule 16b-3, as from time to time amended and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

2.29 “Service Recipient” means, with respect to a Participant on any date: (a) the corporation for which the Participant is performing services on such date; (b) all corporations that are liable to the Participant for the benefits due to him under the Plan; (c) a corporation that is a majority shareholder of a corporation described in section 2.29(a) or (b); or (d) any corporation in a chain of corporations each of which is a majority shareholder of another corporation in the chain, ending in a corporation described in section 2.29(a) or (b).

2.30 “Shares” means the Common Stock, $.01 par value, of the Company and such other securities of the Company as may be substituted for Shares or such other securities pursuant to Section 10.

2.31 “Stock Appreciation Right” means a right, granted to a Participant under Section 6.07, to be paid an amount measured by the appreciation in the Fair Market Value of Shares from the date of grant to the date of exercise of the right, with payment to be made in cash, Shares, other Awards, or other property as specified in the Award or determined by the Committee.

2.32 “Subsidiary” means any corporation (other than the Company) or other non-corporate entity with respect to which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of stock or other ownership interests. In addition, any other related entity may be designated by the Board as a Subsidiary, provided such entity could be considered as a subsidiary according to generally accepted accounting principles and, in the case of Options and Stock Appreciation Rights, provided the Award would be considered to be granted in respect of “service recipient stock” under Section 409A of the Code.

2.33 “Year” means a calendar year.

SECTION 3. Administration.

3.01 Authority of the Committee. The Plan shall be administered by the Committee. The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i) to select and designate Participants;

(ii) to designate Subsidiaries;

(iii) to determine the type or types of Awards to be granted to each Participant;

(iv) to determine the number of Awards to be granted, the number of Shares to which an Award will relate, the terms and conditions of any Award granted under the Plan including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waivers or accelerations thereof, and waiver of performance conditions relating to an Award (based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(v) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be cancelled, forfeited, or surrendered;

(vi) to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or, to the extent permissible under Code Section 409A, at the election of the Participant;

(vii) to prescribe the form of each Award Agreement, which need not be identical for each Participant;

(viii) to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(ix) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

(x) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan;

(xi) to amend the provisions of any Award or Award Agreement to maintain the qualified status of an Incentive Stock Option; and

(xii) to amend the provisions of any Award or Award Agreement in compliance with, or to obtain exemption from, Code Section 409A.

3.02 Manner of Exercise of Committee Authority. Unless authority is specifically reserved to the Board under the terms of the Plan, or applicable law, the Committee (or the Delegated Committee, with respect to the authority specifically delegated to it pursuant to Section 3.04 hereof) shall have sole discretion in exercising such authority under the Plan. Any action of the Committee (or the Delegated Committee, with respect to the authority specifically delegated to it pursuant to Section 3.04 hereof) with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Participants, any person claiming any rights under the Plan from or through any Participant, and shareholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. A memorandum signed by all members of the Committee shall constitute the act of the Committee without the necessity, in such event, to hold a meeting. The Committee may delegate to officers or managers of the Company or any Subsidiary the authority, subject to such terms as the Committee shall determine, to perform administrative functions under the Plan.

3.03 Limitation of Liability. Each member of the Committee and the Delegated Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee or the Delegated Committee, nor any officer or employee of the Company acting on behalf of the Committee or the Delegated Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and the Delegated Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

3.04 Authority of the Delegated Committee. The Delegated Committee shall have the authority to take the actions, in each case subject to and consistent with the provisions of the Plan, set forth in Sections 3.01(i), (iii), (iv), (v), (vi) and (vii), but only as to Non-Reporting Participants. References to the Committee in the Plan shall be deemed to include the Delegated Committee in connection with all actions taken by the Delegated Committee in accordance with this Section 3.04. The Committee shall have the authority to review the Delegated Committee’s actions to ensure compliance with the Plan and consistency with the actions of the Committee. This grant of authority to the Delegated Committee does not replace, but is in addition to, the authority of the Committee as set forth in this Section 3.

SECTION 4. Shares Subject to the Plan. Subject to adjustment as provided in Section 10, the total number of Shares reserved and available for Awards under the Plan as of December 31, 2003 shall be 13,000,000. Such Shares may be authorized and unissued Shares or Shares purchased on the open market. For purposes of this Section 4, the number of and time at which Shares shall be deemed to be subject to Awards and therefore counted against the number of Shares reserved and available under the Plan shall be the earliest date at which the Committee can reasonably estimate the number of Shares to be distributed in settlement of an Award or with respect to which payments will be made; provided, however, that, the Committee may adopt procedures for the counting of Shares relating to any Award for which the number of Shares to be distributed or with respect to which payment will be made cannot be fixed at the date of grant to ensure appropriate counting, avoid double counting (in the case of tandem or substitute awards), and provide for adjustments in any case in which the number of Shares actually distributed or with respect to which payments are actually made differs from the number of Shares previously counted in connection with such Award. If any Shares to which an Award relates are forfeited or the Award is settled or terminates without a distribution of Shares (whether or not cash, other Awards, or other property is distributed with respect to such Award), any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement or termination, again be available for Awards under the Plan.

SECTION 5. Eligibility. Awards may be granted only to individuals who are officers or other salaried employees (including employees who also are directors) of the Company or a Subsidiary; provided, however, that no Award shall be granted to any member of the Committee.

SECTION 6. Specific Terms of Awards.

6.01 General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 11.02), such additional terms and conditions, not inconsistent with the provisions of the Plan and applicable law, as the Committee shall determine, including without limitation the acceleration of vesting of any Awards or terms requiring forfeiture of Awards in the event of termination of employment by the Participant. Except as provided in Sections 7.03 or 7.04, only services may be required as consideration for the grant of any Award.

6.02 Performance Awards. Subject to the provisions of Sections 7.01 and 7.02, the Committee is authorized to grant Performance Awards to Participants on the following terms and conditions:

(i) Award and Conditions. A Performance Award shall confer upon the Participant rights, valued as determined by the Committee, and payable to, or exercisable by, the Participant to whom the Performance Award is granted, in whole or in part, as determined by the Committee, conditioned upon the achievement of performance criteria determined by the Committee.

(ii) Other Terms. A Performance Award shall be denominated in Shares and may be payable in cash, Shares, other Awards, or other property, and have such other terms as shall be determined by the Committee. Notwithstanding the foregoing, and except with respect to adjustments pursuant to Section 10 of this Plan and payments made, in the discretion of the Committee, in connection with a Change of Control, a Performance Award outstanding on or after May 21, 2004 which confers upon the Participant rights to receive shares of Common Stock, $.01 par value per share, of the Company in the form referred to as “Performance Share Awards” shall be payable in Shares, and the Company shall be authorized to withhold, from any distribution of Shares relating to a Performance Share Award, in order to meet the Company’s obligations for the payment of withholding taxes, Shares with a Fair Market Value equal to the minimum statutory withholding for taxes (including federal and state income taxes and payroll taxes applicable to the supplemental taxable income relating to such distribution) and any other tax liabilities for which the Company has an obligation relating to such distribution.

6.03 Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Participants. A Dividend Equivalent is an Award entitling the recipient to receive credits based on cash or stock distributions that would have been paid on the Shares specified in the Dividend Equivalent Award (or other Award to which it relates) if such Shares had been issued to and held by the recipient. The terms and conditions of Dividend Equivalents shall be specified in the Award Agreement. Dividend Equivalents credited to the holder of a Dividend Equivalent Award may be paid currently, accumulated or may be deemed to be reinvested in additional Shares which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Dividend Equivalents may be settled in cash or Shares or a combination thereof, in a single installment or in installments, all determined in the sole discretion of the Committee. A Dividend Equivalent granted as a component of another Award may provide that such Dividend Equivalent shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other award (with, in the discretion of the Committee, interest accruing on such Dividend Equivalent from the date of crediting to the date of settlement), and that such Dividend Equivalent shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent granted as a component of another Award may also contain terms and conditions different from such other Award. In no event, shall the payment or distribution of Dividend Equivalents be contingent upon the exercise of an Option, Stock Appreciation Right or any other stock right. Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend will be credited as Dividend Equivalents, and may be subject to restrictions and a risk of forfeiture to the same extent as the Award with respect to which such stock or other property has been distributed.

6.04 Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends thereon), which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise as the Committee shall determine.

(ii) Forfeiture. Performance-Based Restricted Stock shall be forfeited unless preestablished performance criteria specified by the Committee are met during the applicable restriction period. Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee) during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes.

(iii) Possession of Restricted Shares. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, the Company shall retain physical possession of the certificates, and the Participant shall deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock. If non-certificated shares representing Restricted Stock are registered in the name of the Participant, such shares shall be maintained in a separate restricted share account subject to terms, conditions, and restrictions of like effect.

(iv) Dividends. Cash dividends credited to the holder of Restricted Stock may be paid currently, accumulated or may be deemed to be reinvested in additional shares of Restricted Stock. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Accumulated dividends may be settled in cash or Shares or a combination thereof, in a single installment or in installments, all determined in the sole discretion of the Committee. The Committee may provide that such accumulated dividends shall be settled upon the lapse of restrictions on the Shares of Restricted Stock (with, in the discretion of the Committee, interest accruing on such dividend from the date of crediting to the date of settlement), and that the accumulated dividends shall be forfeited or annulled under the same conditions as such Restricted Stock Award. Shares distributed in connection with a stock split or stock dividend, and other property distributed as a dividend, may be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such stock or other property has been distributed.

(v) Tax Withholding. Except as the Committee may determine in its discretion in connection with a Change of Control and except as may be provided pursuant to Section 10 of this Plan, upon delivery of unrestricted Shares to a Participant in connection with the lapse of forfeiture restrictions on all or a portion of an Award of Restricted Stock, the Company shall be authorized to withhold from any such distribution, in order to meet the Company’s obligations for the payment of withholding taxes, Shares with a Fair Market Value equal to the minimum statutory withholding for taxes (including federal and state income taxes and payroll taxes applicable to the supplemental taxable income relating to such distribution) and any other tax liabilities for which the Company has an obligation relating to such distribution.

6.05 Deferred Stock. The Committee is authorized to grant Deferred Stock to Participants, on the following terms and conditions:

(i) Award and Restrictions. Delivery of Shares will occur upon expiration of the deferral period specified for Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the

Participant). In addition, Deferred Stock shall be subject to such restrictions as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times, separately or in combination, in installments, or otherwise, as the Committee shall determine.

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof (as provided in the Award Agreement evidencing the Deferred Stock), all Deferred Stock that is at that time subject to deferral (other than a deferral at the election of the Participant) shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Deferred Stock.

6.06 Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Committee; provided, however, that, except as provided in Section 7.03, such exercise price shall be not less than the Fair Market Value of a Share on the date of grant of such Option. After an Option is granted, the exercise price per Share purchasable under the Option may not be decreased, nor shall any other action be taken with respect to such Option that would constitute a “re-pricing” (determined in accordance with generally accepted accounting principles, as amended from time to time and applied in preparing the Company’s financial statements, or other successor accounting principles similarly applied (“GAAP”)), unless such decrease or re-pricing is approved by the affirmative vote of the holders of a majority of the Shares present or represented and entitled to vote (and the affirmative vote of a majority of the Shares voting) at a meeting of the holders of the Shares, or any adjournment thereof.

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the methods by which such exercise price may be paid or deemed to be paid, the form of such payment, including, without limitation, cash, Shares, other Awards or awards issued under other Company plans, or other property; provided, however, that the Company shall not extend or maintain credit or arrange for the extension of credit, in the form of a personal loan, to or for any Participant. The Committee shall also determine the methods by which Shares will be delivered or deemed to be delivered to Participants. Options shall expire not later than ten years after the date of grant.

(iii) Incentive Stock Options. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirements that no Incentive Stock Option shall be granted more than ten years after the effective date of the Plan. Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended, or altered, nor shall any discretion or authority granted under the Plan be exercised, so as to disqualify either the Plan or any Incentive Stock Option under Code Section 422. In the event a Participant voluntarily disqualifies an Option as an Incentive Stock Option, the Committee may, but shall not be obligated to, make such additional Awards or pay bonuses as the Committee shall deem appropriate to reflect the tax savings to the Company which result from such disqualification.

6.07 Stock Appreciation Rights. The Committee is authorized to grant Stock Appreciation Rights to Participants on the following terms and conditions:

(i) Right to Payment. A Stock Appreciation Right shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one Share on the date of exercise over (B) the grant price of the Stock Appreciation Right as determined by the Committee as of the date of grant of the Stock Appreciation Right, which, except as provided in

Section 7.03, shall be not less than the Fair Market Value of one Share on the date of grant. After a Stock Appreciation Right is granted, the grant price of the Stock Appreciation Right may not be decreased, nor shall any other action be taken with respect to such Stock Appreciation Right that would constitute a “re-pricing” (determined in accordance with GAAP), unless such decrease or re-pricing is approved by the affirmative vote of the holders of a majority of the Shares present or represented and entitled to vote (and the affirmative vote of a majority of the Shares voting) at a meeting of the holders of the Shares, or any adjournment thereof.

(ii) Other Terms. The Committee shall determine the time or times at which a Stock Appreciation Right may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by which Shares will be delivered or deemed to be delivered to Participants, and any other terms and conditions of any Stock Appreciation Right. Stock Appreciation Rights shall expire not later than ten years after the date of grant.

6.08 Other Stock-Based Awards. The Committee is authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including without limitation, Shares awarded purely as a “bonus” or other “incentive” whether or not subject to any restrictions or conditions, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights, and Awards valued by reference to book value of Shares or the value of securities of or the performance of specified Subsidiaries. The Committee shall determine the terms and conditions of such Awards, which may include performance criteria. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 6.08 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, other Awards, or other property, as the Committee shall determine.

SECTION 7. Certain Provisions Applicable to Awards.

7.01 Performance-Based Awards.

(i) Performance Awards, Performance-Based Restricted Stock, and Other Stock-Based Awards available to Covered Employees and subject to performance criteria are intended to be “qualified performance-based compensation” within the meaning of Code sections 162(m) and 409A and shall be paid to a Covered Employee solely on account of the attainment of one or more preestablished, objective performance goals within the meaning of sections 162(m) and 409A and the regulations thereunder, which goals must be established within the time limits prescribed by Section 162(m). Until otherwise determined by the Committee, the performance goal or goals for a performance period shall be based on one or more of the performance criteria set forth on Exhibit A (the “Performance Objectives”). The payout of any such Award to a Covered Employee may be reduced, but not increased, based on the degree of attainment of other performance criteria or otherwise at the discretion of the Committee.

(ii) The Performance Objectives may be expressed on an absolute and/or relative basis, or a before- or after-tax basis, or a consolidated or business-unit basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies and may include or exclude any or all extraordinary, non-core, non-operating or non-recurring items, or such other items as the Committee may determine. Those Performance Objectives which have meanings ascribed to them by GAAP shall have the meanings assigned to them under GAAP as in effect and applied to the Company on the date on which the Performance Objectives are established, without giving effect to any subsequent changes in GAAP, unless the Committee specifically provides otherwise when it establishes the performance objectives.

(iii) Under normal business conditions, once established for a year as provided herein, Performance Objectives shall not be subject to revision or alteration. However, unusual conditions may warrant a reexamination of such criteria. Such conditions may include, but not be limited to, a Change of Control, declaration and distribution of stock dividends or stock splits, mergers, consolidations or reorganizations, acquisitions or dispositions of material business units, or infrequently occurring or extraordinary gains or losses. In the event the Committee determines that, upon reexamination, alteration of the Performance Objectives is appropriate, the Committee shall reestablish the Performance Objectives to maintain as closely as possible the previously established expected level of overall performance of the participants, taken as a whole, as is practicable. Notwithstanding the foregoing, any adjustments to the award opportunities or Performance Objectives applicable to a Covered Employee shall conform to the requirements for qualifying amounts paid pursuant to such award for the performance-based compensation exception to the tax deductibility limitations of section 162(m) of the Code and the regulations promulgated pursuant thereto.

(iv) As promptly as practicable, but in any event within seventy-five (75) days after the end of the relevant performance period, the Committee shall certify the performance of the Company relative to the Performance Objective or Objectives established for Participants.

7.02 Maximum Yearly Awards. A maximum of 600,000 Shares (or the equivalent Fair Market Value thereof with respect to Awards valued in whole or in part by reference to, or otherwise based on or related to, Shares) may be made subject to Performance Awards, Performance-Based Restricted Stock, and Other Stock-Based Awards subject to performance criteria in any Year. The maximum payout of such Awards in any Year may not exceed 160% of the amount thereof, or 960,000 Shares in the aggregate and 125,000 Shares in the case of any Participant. A maximum of 1,500,000 Shares may be made subject to Options and Stock Appreciation Rights in any Year. No Participant may receive Awards covering or representing more than 25% of the maximum number of Shares which may be made subject to such types of Awards in any Year. The Share amounts in this Section 7.02 are as of December 31, 2003 and are subject to adjustment under Section 10 and are subject to the Plan maximum under Section 4.

7.03 Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee and subject to the Repricing Restrictions, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company, any Subsidiary, or any business entity to be acquired by the Company or a Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary. If an Award is granted in substitution for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards. Subject to the Repricing Restrictions, the per Share exercise price of any Option, grant price of any Stock Appreciation Right, or purchase price of any other Award conferring a right to purchase Shares:

(i) Granted in substitution for an outstanding Award or award shall be not less than the lesser of the Fair Market Value of a Share at the date such substitute award is granted or such Fair Market Value at that date reduced to reflect the Fair Market Value at that date of the Award or award required to be surrendered by the Participant as a condition to receipt of the substitute Award; or

(ii) Retroactively granted in tandem with an outstanding Award or award shall be not less than the lesser of the Fair Market Value of a Share at the date of grant of the later Award or at the date of grant of the earlier Award or award.

7.04 Exchange Provisions. Subject to the Repricing Restrictions, the Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Shares, other Awards (subject to Section 7.03), or other property based on such terms and conditions as the Committee shall determine and communicate to the Participant at the time that such offer is made.

7.05 Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any Option or a Stock Appreciation Right granted in tandem therewith exceed a period of ten years from the date of its grant (or such shorter period as may be applicable under Code Section 422).

7.06 Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, and Code Section 409A to the extent applicable, and except as provided in Section 6.02(ii), payments to be made by the Company or a Subsidiary upon the grant or exercise of an Award may be made in such forms as the Committee shall determine, including without limitation, cash, Shares, other Awards, or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis, provided that such deferral complies with Code Section 409A. Such payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents in respect of installment or deferred payments denominated in Shares. Where payment is made in Shares, the Company shall be authorized to withhold from any such distribution, in order to meet the Company’s obligations for the payment of withholding taxes, Shares with a Fair Market Value equal to the minimum statutory withholding for taxes (including federal and state income taxes and payroll taxes applicable to the supplemental taxable income relating to such distribution) and any other tax liabilities for which the Company has an obligation with respect relating to such distribution.

7.07 Timing of Payment Under Awards. At the discretion of the Committee, payment of vested Awards shall be made as soon as practicable after the Award becomes vested, unless the Participant is required to or has effectively elected to defer payment of the Award in accordance with Code Section 409A, in which case payment of the Award shall be made as determined under the applicable Award Agreement or Participant election.

SECTION 8. General Restrictions Applicable to Awards.

8.01 Six-Month Holding Period Restrictions Under Rule 16b-3. Unless a Participant could otherwise transfer an equity security, derivative security, or Shares issued upon exercise of a derivative security granted under the Plan without incurring liability under Section 16(b) of the Exchange Act, (i) an equity security issued under the Plan, other than an equity security issued upon exercise or conversion of a derivative security granted under the Plan, shall be held for at least six months from the date of acquisition; (ii) with respect to a derivative security issued under the Plan, at least six months shall elapse from the date of acquisition of the derivative security to the date of disposition of the derivative security (other than upon exercise or conversion) or its underlying equity security; and (iii) any Award in the nature of a Stock Appreciation Right must be held for six months from the date of grant to the date of cash settlement.

8.02 Nontransferability; ISO Exercisability. Awards which constitute derivative securities (including any Option, Stock Appreciation Right, or similar right) shall not be transferable by a Participant except by will or the laws of descent and distribution or, in the case of any derivative security other than an Incentive Stock Option, pursuant to a beneficiary designation authorized under Section 8.04 or as otherwise determined by the Committee. An Incentive Stock Option shall be exercisable during the lifetime of a Participant only by such Participant or his guardian or legal representative.

8.03 Compliance with Rule 16b-3. It is the intent of the Company that this Plan comply in all respects with Rule 16b-3 in connection with any Award granted to a person who is subject to Section 16 of the Exchange Act. Accordingly, if any provision of this Plan or any Award Agreement does not comply with the requirements of Rule 16b-3 as then applicable to any such person, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements with respect to such person.

8.04 Limits on Transfer of Awards; Beneficiaries. No right or interest of a Participant in any Award shall be pledged, encumbered, or hypothecated to or in favor of any party (other than the Company or a Subsidiary), or shall be subject to any lien, obligation, or liability of such Participant to any party (other than the Company or a Subsidiary). Unless otherwise determined by the Committee (including pursuant to Section 8.02), no Award subject to any restriction shall be assignable or transferable by a Participant otherwise than by will or the laws of descent and distribution (except to the Company under the terms of the Plan); provided, however, that a Participant may, in the manner established by the Committee designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any distribution, with respect to any Award, upon the death of the Participant. A beneficiary, guardian, legal representative, permitted transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant or agreement applicable to such, except to the extent the Plan and such Award Agreement or agreement otherwise provide with respect to such persons, and to any additional restrictions deemed necessary or appropriate by the Committee.

8.05 Registration and Listing Compliance. The Company shall not be obligated to deliver any Award or distribute any Shares with respect to any Award in a transaction subject to regulatory approval, registration, or any other applicable requirement of federal or state law, or subject to a listing requirement under any listing or similar agreement between the Company and any national securities exchange, until such laws, regulations, and contractual obligations of the Company have been complied with in full, although the Company shall be obligated to use its best efforts to obtain any such approval and comply with such requirements as promptly as practicable.

8.06 Share Restrictions. All Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop-transfer order and other restrictions as the Committee may deem advisable under applicable federal or state laws, rules and regulations thereunder, and the rules of any national securities exchange on which Shares are listed. The Committee may cause (i) a legend or legends to be placed on such Shares, if they are evidenced by certificates, to make appropriate reference to such restrictions or any other restrictions that may be applicable to Shares, including under the terms of the Plan or any Award Agreement, and (ii) the creation and maintenance of a segregated restricted share account to hold any such Shares that are issued to a Participant as shares without certificates. In addition, during any period in which Awards or Shares are subject to restrictions under the terms of the Plan or any Award Agreement, or during any period during which delivery or receipt of an Award or Shares has been deferred by the Committee or a Participant, the Committee may require the Participant to enter into an agreement providing that any Shares issuable or issued pursuant to an Award shall (i) if represented by certificates, remain in the physical custody of the Company or such other person as the Committee may designate, or (ii) if issued as shares without certificates, remain in a segregated restricted share account from which they may be released only at the direction of the Company or such other person as the Committee may designate.

SECTION 9. Change of Control Provisions.

Unless otherwise determined by the Committee in connection with the grant of an Award, or unless the Participant and the Company agree in writing that the provisions of this Section 9 shall not apply, the following provisions shall apply in the event of a “Change of Control” as defined in this Section 9:

9.01 Acceleration. The following shall automatically occur upon the occurrence of a “Change of Control” (as defined in Section 9.02):

(i) 50% of all Performance Awards, Performance-Based Restricted Stock and Other Stock-Based Awards not in the nature of a right that may be exercised and which are subject to performance criteria shall be deemed fully earned and vested at a deemed achievement level equal to the higher of (x) the targeted level of performance for such award or (y) the average level (expressed as a percentage of target) of achievement in respect of similar performance stock-based awards which matured over the three fiscal years immediately preceding the year in which the Change of Control occurred (such higher level, the “Deemed Performance Award Achievement Level”); payment of each such vested award shall be made to the Participant as soon as practicable following such Change of Control (to the extent such payment does not violate Code Section 409A, if applicable); and the remainder of each such award shall remain outstanding (on a converted basis, if applicable) and shall remain subject to the terms and conditions of the Plan;

(ii) Each share of Restricted Stock and each Other Stock-Based Award not in the nature of a right that may be exercised and which is not subject to performance criteria shall be fully vested and earned;

(iii) Any Option, Stock Appreciation Right, and other Award in the nature of a right that may be exercised which was not previously exercisable and vested shall become fully exercisable and vested,

and, notwithstanding any other provision of this Plan to the contrary, in the event a Participant’s employment with the Company and the Subsidiaries is terminated other than for Cause during the 24-month period following a Change of Control, any Option or Stock Appreciation Right held by such Participant as of such Change of Control that remains outstanding on the date of such termination may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Committee may determine, until the earlier of (A) the later of (x) the second anniversary of such date of such termination or (y) the applicable date under the applicable Award Agreement, or (B) the expiration of the stated term of such Option or Stock Appreciation Right ; and

(iv) The restrictions and forfeiture conditions applicable to any other Award granted under the Plan shall lapse and such Awards shall be deemed fully vested.

9.02 Change of Control. For the purposes of this Plan, a “Change of Control” shall mean the first to occur of the following:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act of 20% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions (collectively, the “Excluded Acquisitions”) shall not constitute a Change of Control (it being understood that shares acquired in an Excluded Acquisition may nevertheless be considered in determining whether any subsequent acquisition by such individual, entity or group (other than an Excluded Acquisition) constitutes a Change of Control): (i) any acquisition directly from the Company or any Subsidiary; (ii) any acquisition by the Company or any Subsidiary; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (iv) any acquisition by an underwriter temporarily holding Company securities pursuant to an offering of such securities; (v) any acquisition in connection with which, pursuant to Rule 13d-1 promulgated pursuant to the Exchange Act, the individual, entity or group is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule); provided that, if any such individual, entity or group subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this paragraph, such individual, entity or group shall be deemed to have first acquired, on the first date on which such individual, entity or group becomes required to or does so report, beneficial ownership of all of the Outstanding Company Common Stock and/or Outstanding Company Voting Securities beneficially owned by it on such date; or (vi) any acquisition in connection with a Business Combination (as hereinafter defined) which, pursuant to subparagraph (iii) below, does not constitute a Change of Control; or

(ii) Individuals who as of February 11, 2002 constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, entity or group other than the Board; or

(iii) Consummation of a reorganization, merger, consolidation or other business combination (any of the foregoing, a “Business Combination”) of the Company or any Subsidiary with any other corporation, in any case with respect to which:

(a) the Outstanding Company Voting Securities outstanding immediately prior to such Business Combination do not, immediately following such Business Combination, continue to represent (either by remaining outstanding or being converted into voting securities of the resulting or surviving entity or any ultimate parent thereof) more than 55% of the outstanding common stock and of the then outstanding voting securities entitled to vote generally in the election of directors of the resulting or surviving entity (or any ultimate parent thereof); or

(b) less than a majority of the members of the board of directors of the resulting or surviving entity (or any ultimate parent thereof) in such Business Combination (the “New Board”) consists of individuals (“Continuing Directors”) who were members of the Incumbent Board (as defined in subparagraph (ii) above) immediately prior to consummation of such Business Combination (excluding from Continuing Directors for this purpose, however, any individual whose election or appointment to the Board was at the request, directly or indirectly, of the entity which entered into the definitive agreement with the Company or any Subsidiary providing for such Business Combination); or

(iv) (a) Consummation of a sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which, following such sale or other disposition, more than 55% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities as the case may be; or

(b) shareholder approval of a complete liquidation or dissolution of the Company.

The term “the sale or disposition by the Company of all or substantially all of the assets of the Company” shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or of any Subsidiary (including the stock of any Subsidiary) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the fair market value of the Company (as hereinafter defined). The “fair market value of the Company” shall be the aggregate market value of the then Outstanding Company Common Stock (on a fully diluted basis) plus the aggregate market value of the Company’s other outstanding equity securities. The aggregate market value of the shares of Outstanding Company Common Stock shall be determined by multiplying the number of shares of Outstanding Company Common Stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the “Transaction Date”) by the average closing price of the shares of Outstanding Company Common Stock for the ten trading days immediately preceding the Transaction Date. The aggregate market value of any other equity securities of the Company shall be determined in a manner similar to that prescribed in the immediately preceding sentence for determining the aggregate market value of the shares of Outstanding Company Common Stock or by such other method as the Board shall determine is appropriate.

9.03 Benefits Upon First Anniversary of Change of Control. If a Participant remains employed by the Company or its affiliated companies, or both, as applicable, from the date of a Change of Control to the date of the first anniversary of such Change of Control, or if prior to the first anniversary of such Change of Control, the Participant’s employment with the Company or its affiliates is involuntarily terminated by the Company or its affiliates, or both, as applicable, other than for Cause or Disability, the performance stock-based awards outstanding immediately prior to such Change of Control that did not become vested and earned at the time of such Change of Control pursuant to Section 9.01(i) shall (irrespective of any provision of the applicable Award Agreement providing for earlier or later vesting) become vested and earned as of the earlier of (a) the first anniversary of the Change of Control or (b) the date the Participant’s employment is terminated. Payment in respect of such awards shall be made as soon as practicable following such date, but in no event later than the 15th day of the third month following the end of the first taxable year in which the right to such payment arises. The deemed level of achievement with respect to such awards shall be the Deemed Performance Award Achievement Level.

SECTION 10. Adjustment Provisions. In the event that any dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan or for any other reason, then the Committee shall adjust outstanding Awards. Such adjustments may include, without limitation: (i) adjustments to any or all of (A) the number and kind of Shares or other property which may thereafter be issued in connection with Awards, (B) the number and kind of Shares or other property issued or issuable in respect of outstanding Awards, and (C) the exercise price, grant price, or purchase price relating to any Award; (ii) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof; (iii) the substitution of other property (including, without limitation, other securities of the Company and securities of entities other than the Company) for the Shares covered by outstanding Awards; and (iv) in connection with any spin-off, sale, or other disaffiliation of any Subsidiary or division of the Company, arranging for the assumption, or replacement with new awards based on other property (including, without limitation, other securities of the Company and securities of entities other than the Company) for the Shares covered by outstanding Awards based on other securities or other property or cash, by the affected Subsidiary or division by the entity that controls such Subsidiary or division following such disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities). In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or the financial statements of the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles; provided, however, that the Committee shall not have such authority to the extent reserving or exercising such authority would cause an Award intended, pursuant to Section 7.01, to qualify as “qualified performance-based compensation” not so to qualify.

SECTION 11. Changes to the Plan and Awards.

11.01 Changes to the Plan. The Board may amend, alter, suspend, discontinue or terminate the Plan without the consent of shareholders or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s shareholders within one year after such Board action if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange on which the Shares may be listed, or if the Board in its discretion determines that obtaining such shareholder approval is for any reason advisable; provided, however, that, except as set forth in Section 11.02 below, without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may impair the rights of such Participant under any Award theretofore granted to him.

11.02 Changes to Awards. The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that, without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation, or termination of any Award may impair the rights of such Participant under such Award.

SECTION 12. General Provisions.

12.01 No Rights to Awards. No Participant or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants and employees.

12.02 No Shareholder Rights. No Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Shares are duly issued or transferred to the Participant in accordance with the terms of the Award.

12.03 Tax Withholding. The Company or any Subsidiary is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to a Participant, amounts of withholding and other taxes due with respect thereto, its exercise, or any payment thereunder, and to take such other action as the Committee may deem necessary or advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax liabilities relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of Participant’s tax obligations.

12.04 No Right to Employment. Nothing contained in the Plan or any Award Agreement shall confer, and no grant of an Award shall be construed as conferring, upon any employee any right to continue in the employ of the Company or any Subsidiary or to interfere in any way with the right of the Company or any Subsidiary to terminate his employment at any time or increase or decrease his compensation from the rate in existence at the time of granting of an Award.

12.05 Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

12.06 Other Compensatory Arrangements. The Company or any Subsidiary shall be permitted to adopt other or additional compensation arrangements (which may include arrangements which relate to Awards), and such arrangements may be either generally applicable or applicable only in specific cases.

12.07 Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

12.08 Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of the State of Florida, without giving effect to principles of conflicts of laws, and applicable federal law.

12.09 Compliance with Code Section 409A. Notwithstanding anything in this Plan to the contrary, in the case of any award made after December 31, 2004, the following provisions shall apply:

(a) To the extent applicable, the Plan and Awards granted pursuant thereto are intended to comply fully with the requirements of Code Section 409A, and shall be construed and administered as necessary to comply with Code Section 409A, if applicable.

(b) In no event shall an Option, Stock Appreciation Right or other right or award granted under the Plan the value of which is based exclusively on the appreciation in the Fair Market Value of a Share be subject to deferral or have any deferral features of any kind, and the provisions of this Plan and any instrument such Option, Stock Appreciation Right or right or award and shall be administered and construed to give effect to this section 12.09(b).

(c) Any right or award granted under this Plan that is subject to deferral at the election of the Participant shall be deferred pursuant to, and shall be subject to all of the terms and conditions of, the separate deferred compensation plan providing for such deferral. In the event of any conflict between the provisions of this plan and the provisions of such deferred compensation plan, the provisions of the deferred compensation plan shall control.

(d) Any award under the Plan (other than an Option, Stock Appreciation Right or other right or award granted under the Plan the value of which is based exclusively on the appreciation in the Fair Market Value of a Share) that, by its terms, is payable at any time other than (i) within 2-1/2 months after the satisfaction of a service-based or performance-based vesting condition or (ii) during the taxable year following the taxable year in which a service-based or performance-based vesting condition is satisfied shall be paid or distributed only upon a specified date, or upon separation from service (within the meaning of Code Section 409A), Disability, death or the occurrence of a Change in Control Event; and the payment of any such award on any other date that is prior to separation from service shall be deferred to the date of the Participant’s separation from service. Further, any payment or distribution of such an award that is due on account of separation from service, shall, if the Participant is a specified employee (within the meaning of Code Section 409A) on the date of separation from service; be deferred to and paid or distributed on the first day of the seventh month following separation from service.

Exhibit A

(i) Adjusted earnings;

(ii) Return on equity;

(iii) Earnings per share growth;

(iv) Basic earnings per common share;

(v) Diluted earnings per common share;

(vi) Adjusted earnings per share;

(vii) Net income;

(viii) Adjusted earnings before interest and taxes;

(ix) Earnings before interest, taxes, depreciation and amortization;

(x) Operating cash flow;

(xi) Operations & Maintenance expense;

(xii) Total shareholder return;

(xiii) Operating income;

(xiv) Strategic business objectives, consisting of one or more objectives based upon meeting specified cost targets, business expansion goals, new growth opportunities, market penetration, and goals relating to acquisitions or divestitures, or goals relating to capital raising and capital management;

(xv) Customer satisfaction, as measured by, among other things, one or more of: service cost, service levels, responsiveness, business value, and residential value;

(xvi) Environmental, including, among other things, one or more of: improvement in, or attainment of, emissions levels, project completion milestones, and prevention of significant environmental violations;

(xvii) Share price;

(xviii) Production measures, consisting of, among other things, one or more of: capacity utilization, generating equivalent availability, production cost, fossil generation activity, generating capacity factor, Institute of Nuclear Power Operations (INPO) Index performance, and World Association of Nuclear Operators (WANO) Index performance;

(xix) Bad debt expense;

(xx) Service reliability;

(xxi) Quality;

(xxii) Improvement in, or attainment of, expense levels, including, among other things, one or more of: operations and maintenance expense, capital expenditures, and total expenditures;

(xxiii) Budget achievement;

(xxiv) Health and safety, as measured by, among other things, one or more of: recordable case rate and severity rate;

(xxv) Reliability, as measured by, among other things, one or more of: outage frequency, outage duration, frequency of momentary interruptions, average frequency of customer interruptions, and average number of momentary interruptions per customer;

(xxvi) Ethics and compliance with applicable laws, regulations, and professional standards;

(xxvii) Risk management;

(xxviii) Workforce quality, as measured by, among other things, one or more of: diversity measures, talent and leadership development, workforce hiring, and employee satisfaction;

(xxix) Cost recovery;

(xxx) Any combination of the foregoing.

FPL Group 2009 Annual Meeting

FPL Group, Inc.
Corporate Headquarters
700 Universe Blvd.
Juno Beach, Florida

AUDITORIUM
PARKING
US1
UNIVERSE BLVD.
Close-up View of Juno Beach Facilities
Indiantown Rd.
706
95
FLORIDA TURNPIKE
Military Trail
Donald Ross
Universe Blvd.
Exit 109 Palm Bch Grdns
Exit 79
PGA Blvd.
Exit 79A
Atlantic Ocean
N
Northlake Blvd.
95
1
Blue Heron Blvd.
45th St.
Okeechobee Blvd.
Belvedere Rd.
1
Palm Beach Airport
Southern Blvd.

1. Interstate 95 - PGA Blvd. Exit:

   I-95 north: take exit 79A, proceed east on PGA Blvd. Continue going east for approximately 3 miles to US 1, then turn left.

   I-95 south: take exit 79, at the traffic light turn left (east) onto PGA Blvd. and continue as set forth above.

2. Florida's Turnpike - Palm Beach Gardens (PGA Blvd.), Exit 109:

   At the traffic light turn left (east). Proceed east on PGA Blvd. for approximately 5 miles to US 1, then turn left.

FPL Group's offices are approximately 1 mile north of PGA Blvd. off US 1. At the first traffic light (Universe Blvd.), turn left. Parking is available at the second entrance. Please follow security personnel's directions.

700 UNIVERSE BOULEVARD JUNO BEACH, FL 33408	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. Eastern time the day before the cut-off date or meeting date. Have your proxy/confidential voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions until 11:59 P.M. Eastern time the day before the cut-off date or meeting date. Have your proxy/confidential voting instruction card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy/confidential voting instruction card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	FPLGR1	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — —

THIS PROXY/CONFIDENTIAL VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

FPL GROUP, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL THE NOMINEES LISTED.

1.	ELECTION AS DIRECTORS OF THE NOMINEES SPECIFIED IN THE PROXY STATEMENT Nominees:					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	01) 02) 03) 04) 05) 06)	Sherry S. Barrat Robert M. Beall, II J. Hyatt Brown James L. Camaren J. Brian Ferguson Lewis Hay, III	07) 08) 09) 10) 11) 12)	Toni Jennings Oliver D. Kingsley, Jr. Rudy E. Schupp Michael H. Thaman Hansel E. Tookes, II Paul R. Tregurtha

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 2 AND 3.									For	Against	Abstain

2. Ratification of appointment of Deloitte & Touche LLP as independent registered public accounting firm for 2009.									☐	☐	☐

3. Approval of the material terms under the FPL Group, Inc. Amended and Restated Long Term Incentive Plan for payment of performance-based compensation as required by Internal Revenue Code section 162(m).

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The proxies are also authorized to vote in their discretion upon such other business as may properly be brought before the meeting or any adjournment(s) or postponement(s) thereof.

The shares represented by this proxy/confidential voting instruction card when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy/confidential voting instruction will be voted FOR all nominees listed in proposal 1 and FOR proposals 2 and 3. If any other matters properly come before the meeting or any adjournment(s) or postponement(s) thereof, the persons named in this proxy/the trustee will vote in their/its discretion.

				Yes	No
Please indicate if you plan to attend this meeting.				☐	☐

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

Annual Meeting Admission Ticket

Admission: This ticket, along with a form of personal

identification, admits the named shareholder(s) and one guest.

Security: For the safety of attendees, all boxes,

handbags and briefcases are subject to inspection.

FPL Group, Inc.’s 2009 Annual Meeting of Shareholders will be held at 10:00 A.M. Eastern time on May 22, 2009, in the Juno

Beach Auditorium at FPL Group’s offices at 700 Universe

Boulevard, Juno Beach, Florida.

If you plan to attend the Annual Meeting of Shareholders, please bring this Admission Ticket. If you require special assistance, call the Coordinator, Shareholder Services at 561-694-4694.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 22, 2009.

The proxy statement and annual report to security holders are available at www.fplgroup.com/proxy.shtml

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FPL GROUP, INC.

PROXY AND CONFIDENTIAL VOTING INSTRUCTION

Annual Meeting of Shareholders-May 22, 2009

This proxy is solicited on behalf of the Board of Directors. The shareholder signing on the reverse side hereby appoints Armando Pimentel, Jr., James W. Poppell and Charles E. Sieving, and each of them, proxies, with full power of substitution, and hereby authorizes them to represent and to vote all shares of common stock, par value $.01 per share, of FPL Group, Inc. (“Common Stock”) that such shareholder would be entitled to vote at the Annual Meeting of Shareholders of FPL Group, Inc. to be held May 22, 2009, and any adjournment(s) or postponement(s) thereof, upon the matters referred to on this proxy and, in their discretion, upon any other business that may properly be brought before the meeting or any adjournment(s) or postponement(s) thereof.

This confidential voting instruction is solicited on behalf of the Trustee (as hereinafter defined) of the Plans (as hereinafter defined). The participant or beneficiary in the FPL Group Employee Retirement Savings Plan or the FPL Group Bargaining Unit Employee Retirement Savings Plan (“Plans”) signing on the reverse side, acting as a named fiduciary, hereby provides the voting instructions specified to the trustee of the Plans (the “Trustee”), which instructions shall be kept confidential and shall be taken into account by the Trustee in voting, in person, by limited or general power of attorney, or by proxy, the shares and fractional shares of Common Stock that are held by the Trustee, in its capacity as Trustee of the Plans, as of March 23, 2009, at the Annual Meeting of Shareholders of FPL Group, Inc. to be held on May 22, 2009, and at any adjournment(s) or postponement(s) thereof. As a named fiduciary, the participant has the right to direct the Trustee how to vote the shares allocated to the participant in the FPL Group Stock Fund and FPL Group Leveraged ESOP Fund. The Trustee must follow the participant’s directions, except in limited circumstances. As a named fiduciary, you, and not the Trustee, will be responsible for the consequences of the voting directions that you give. As to the proposals listed on the reverse side, which are more particularly described in the Proxy Statement dated April 6, 2009, the voting instructions on this Confidential Voting Instruction card will instruct the Trustee how to vote the number of shares of Common Stock reflecting your proportionate interest in the FPL Group Stock Fund and the FPL Group Leveraged ESOP Fund. The instructions will also determine the vote on a proportionate number of shares of Common Stock in the FPL Group Leveraged ESOP Fund which are not yet allocated to participants. If you do not give the Trustee voting instructions, the number of shares reflecting your proportionate interest in the FPL Group Stock Fund and FPL Group Leveraged ESOP Fund will not be voted, but a proportionate share of the unallocated FPL Group Leveraged ESOP Fund shares will be voted by the Trustee in the same manner as it votes unallocated shares for which instructions are received.